As filed with the Securities and Exchange Commission on June 30, 2016

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CRYOPORT, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	3086	88-0313393
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

17305 Daimler Street
Irvine, CA 92614
(949) 470-2300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Robert Stefanovich

Chief Financial Officer
17305 Daimler Street
Irvine, CA 92614
(949) 470-2300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Anthony Ippolito, Esq.

Snell & Wilmer L.L.P.

600 Anton Boulevard., Suite 1400

Costa Mesa, California 92626

Tel: (714) 427-7000

Fax: (714) 427-7799

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Registration Statement will be used as a combined prospectus in connection with this Registration Statement, the Registration Statement on Form S-1 (File No. 333-203006), which was initially filed on March 25, 2015 and became effective on July 23, 2015 (the “First Prior Registration Statement”), and the Registration Statement on Form S-1 (File No. 333-180326), which was initially filed on March 23, 2012 and became effective on June 21, 2012 (the “Second Prior Registration Statement”). This Registration Statement constitutes Post-Effective Amendment No. 1 to the First Prior Registration Statement and Post-Effective Amendment No. 3 to the Second Prior Registration Statement.

Such post-effective amendments shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(c) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(c), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(6)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value per share		(2)		(2)		(2)		(2)
Common Stock, $0.001 par value per share		(3)		(3)		(3)		(3)
Common Stock, $0.001 par value per share	2,020,597	(4)	$2.27	(5)	$4,586,755		$461.89
Total	2,020,597		—		$4,586,755		$461.89

(1)	Pursuant to Rule 429 under the Securities Act of 1933, as amended, and as further described herein, shares of common stock previously registered on the registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 25, 2015 (File No. 333-203006) (the “First Prior Registration Statement”) and the registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 23, 2012 (File No. 333-180326) (the “Second Prior Registration Statement”) are being included in this registration statement.

(2)	Consists of 2,090,750 shares of common stock issuable upon the exercise of certain warrants to purchase common stock previously registered on the First Prior Registration Statement. The registration fee was previously paid in connection with the filing of the First Prior Registration Statement.
(3)	Consists of 465,495 issued and outstanding shares of common stock and 610,693 shares of common stock issuable upon the exercise of certain warrants to purchase common stock offered by certain selling security holders. The shares of common stock were previously registered on the Second Prior Registration Statement. The registration fee was previously paid in connection with the filing of the Second Prior Registration Statement.
(4)	Represents outstanding shares of common stock offered by certain of the selling security holders.
(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, based on the average high and low prices of the common stock of the registrant as reported on the NASDAQ Capital Market on June 29, 2016.
(6)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional shares of common stock as may hereafter be issued with respect to the shares being registered hereby as a result of stock splits, stock dividends, recapitalizations or similar adjustments.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 30, 2016

PRELIMINARY PROSPECTUS

CRYOPORT, INC.

5,187,535 shares of Common Stock

This prospectus relates to the offering by certain existing holders of our common stock named in this prospectus of 3,096,785 shares of our common stock, par value $0.001 per share, including 610,693 shares of our common stock issuable upon exercise of the warrants held by certain selling security holders. These existing holders of our common stock are referred to as selling security holders throughout this prospectus. It is anticipated that the selling security holders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated. We will not receive any proceeds from the sales of shares of common stock by the selling security holders. We have agreed to pay all fees and expenses incurred by us incident to the registration of our common stock, including SEC filing fees. Each selling security holder will be responsible for all costs and expenses in connection with the sale of their shares of common stock, including brokerage commissions or dealer discounts.

This prospectus also relates to the offering by us of 2,090,750 shares issuable upon the exercise of certain warrants to purchase common stock previously registered on the Registration Statement on Form S-1 (File No. 333-203006), which was initially filed on March 25, 2015 and became effective on July 23, 2015.

Our common stock and the Registered Warrants are currently traded on the NASDAQ Capital Market under the symbols “CYRX” and “CYRXW”, respectively. As of June 29, 2016, the closing sale price of our common stock was $2.36 per share and the closing price of our Registered Warrants was $0.66 per warrant.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2016.

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You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information incorporated by reference to this prospectus is correct as of any time after its date.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock and warrants discussed under “Risk Factors” beginning on page 6, and the consolidated financial statements and notes to those consolidated financial statements, before making an investment decision. Cryoport, Inc. is referred to throughout this prospectus as “Cryoport,” “we” or “us.”

Unless otherwise indicated all historical and pro forma common stock and per share data in this prospectus have been retroactively restated to the earliest period presented to account for the 1-for-12 reverse stock split that became effective on May 19, 2015.

General Overview

We provide cryogenic logistics solutions to the life sciences industry through a combination of proprietary packaging, information technology and specialized cold chain logistics knowhow. We view our solutions as disruptive to the “older technologies” of dry ice and liquid nitrogen, in that our solutions are comprehensive and combine our competencies in configurations that are customized to our client’s requirements. We provide comprehensive, reliable, economic alternatives to all existing logistics solutions and services utilized for frozen shipping in the life sciences industry (e.g., personalized medicine, cell therapies, stem cells, cell lines, vaccines, diagnostic materials, semen, eggs, embryos, cord blood, bio-pharmaceuticals, infectious substances, and other commodities that require continuous exposure to cryogenic or frozen temperatures). As part of our services we provide the ability to monitor, record and archive crucial information for each shipment that can be used for scientific and regulatory purposes.

Our Cryoport Express® Solutions include a sophisticated cloud-based logistics operating platform, which is branded as the Cryoportal™. The Cryoportal™ supports the management of the entire shipment and logistics process through a single interface, including initial order input, document preparation, customs clearance, courier management, shipment tracking, issue resolution, and delivery. In addition, it provides unique and incisive information dashboards and validation documentation for every shipment. The Cryoportal™ records and retains a fully documented “chain-of-custody” and, at the client’s option, “chain-of- condition” for every shipment, helping ensure that quality, safety, efficacy, and stability of shipped commodities are maintained throughout the process. This recorded and archived information allows our clients to meet exacting requirements necessary for scientific work and for proof of regulatory compliance during the logistics phase.

The branded packaging for our Cryoport Express® Solutions includes our liquid nitrogen dry vapor shippers, the Cryoport Express® Shippers. The Cryoport Express® Shippers are cost-effective and reusable cryogenic transport containers (our standard shipper is a patented vacuum flask) utilizing an innovative application of “dry vapor” liquid nitrogen (“LN2”) technology. Cryoport Express® Shippers are International Air Transport Association (“IATA”) certified and validated to maintain stable temperatures of minus 150° C and below for a 10-day dynamic shipment period. The Company currently features three Cryoport Express® Shippers: the Standard Dry Shipper (holding up to 75 2.0 ml vials), the High Volume Dry Shipper (holding up to 500 2.0 ml vials) and the recently introduced Cryoport Express® CXVC1 Shipper (holding up to 1,500 2.0 ml vials). In addition, we assist clients with internal secondary packaging (e.g., vials, canes, straws and plates).

Our most used solution is the “turnkey” solution, which can be accessed directly through our cloud-based Cryoportal™ or by contacting Cryoport Client Care for order entry. Once an order is placed and cleared, we ship a fully charged Cryoport Express® Shipper to the client who conveniently loads its frozen commodity into the inner chamber of the Cryoport Express® Shipper. The customer then closes the shipper package and reseals the shipping box displaying the next recipient’s address (“Flap A”) for pre-arranged carrier pick up. Cryoport arranges for the pick-up of the parcel by a shipping service provider, which is designated by the client or chosen by Cryoport, for delivery to the client’s intended recipient. The recipient simply opens the shipper package and removes the frozen commodity that has been shipped. The recipient then reseals the package, displaying the nearest Cryoport Staging Center address, making it ready for pre-arranged carrier pick-up. When the Cryoport Staging Center receives the Cryoport Express® Shipper, it is cleaned, put through quality assurance testing, and returned to inventory for reuse.

In late 2012, we shifted our focus to become a comprehensive cryogenic logistics solutions provider. Recognizing that clients in the life sciences industry have varying requirements, we unbundled our technologies, established customer facing solutions and took a consultative approach to the market. Today, in addition to our standard “Turn-key Solution,” described above, we also provide the following customer facing, value-added solutions to address our various clients’ needs:

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•	“Customer Staged Solution,” designed for clients making 50 or more shipments per month. Under this solution, we supply an inventory of our Cryoport Express® Shippers to our customer, in an uncharged state, enabling our customer (after training/certification) to charge them with liquid nitrogen and use our Cryoportal™ to enter orders with shipping and delivery service providers for the transportation of the package.

•	“Customer Managed Solution,” a limited customer implemented solution, whereby we supply our Cryoport Express® Shippers to clients in a fully charged state, but leaving it to the client to manage the shipping, including the selection of the shipping and delivery service provider and the return of the shipperto us.

•	“powered by CryoportSM,” available to providers of shipping and delivery services who seek to offer a “branded” cryogenic logistics solution as part of their service offerings, with “powered by CryoportSM” appearing prominently on the offering software interface and packaging. This solution can also be private labeled upon meeting certain requirements, such as minimum required shipping volumes.

•	“Integrated Solution,” which is our total outsource solution. It is our most comprehensive solution and involves our management of the entire cryogenic logistics process for our client, including Cryoport employees at the client’s site to manage the client’s cryogenic logistics function in total.

•	“Regenerative Medicine Point-of-Care Repository Solution,” designed for allogeneic therapies. In this solution we supply our Cryoport Express® Shipper to ship and store cryogenically preserved life science products for up to six days (or longer periods with supplementary shippers) at a point-of-care site, with the Cryoport Express® Shipper serving as a temporary freezer/repository enabling the efficient and effective distribution of temperature sensitive allogeneic cell-based therapies without the expense, inconvenience, and potential costly failure of an on-site, cryopreservation device.

•	“Personalized Medicine and Cell-based Immunotherapy Solution,” designed for autologous therapies. In this solution our Cryoport Express® Shipper serves as an enabling technology for the safe transportation of manufactured autologous cellular-based immunotherapy market by providing a comprehensive logistics solution for the verified chain of custody and condition transport from, (a) the collection of the patient’s cells in a hospital setting, to (b) a central processing facility where they are manufactured into a personalized medicine, to (c) the safe, cryogenically preserved return of these irreplaceable cells to a point-of-care treatment facility. If required, the Cryoport Express® Shipper can then serve as a temporary freezer/repository to allow the efficient distribution of this personalized medicine to the patient when and where the medical provider needs it most without the expense, inconvenience, and potential costly failure of an on-site, cryopreservation device.

Cryoport is continuously expanding its solutions offerings in response to its ’customers’ needs. In June 2016, Cryoport announced a new Laboratory Relocation Service, for transport of complete laboratories. The Laboratory Relocation Service manages the safe, secure and proper transportation of materials that are stored in labs as well as lab equipment and instruments. Relocation projects can range in size from the relocation of a fully equipped lab to the move of a single freezer.

Also in June 2016, Cryoport further broadened its capabilities and solutions offerings beyond cryogenic logistics and transportation services to include temperature-controlled storage solutions that include cGMP compliant biorepositories at controlled temperatures and climatized systems. Cryoport Biostorage services feature extensive management and monitoring, including controlled access to commodities, periodic temperature and activity reports, as well as 21 CFR, Part 11 compliant monitoring with 24/7/365 alarm response.

Equity Offerings Relating to this Registration Statement

In March 2016, we conducted a tender offer to holders of certain of our outstanding warrants pursuant to which participants in such tender offer amended and exercised certain warrants at a reduced exercise price of $1.25 per share (the “2016 Repricing Offer”). In connection with the 2016 Repricing Offer, we issued an aggregate of 2,020,597 shares of common stock. All exercises were made by accredited or institutional investors. We are registering the resale of such shares pursuant to this registration statement.

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In July 2015, we conducted a firm commitment public offering of 2,090,750 units pursuant to the Registration Statement on Form S-1 (File No. 333-203006), which was initially filed by us on March 25, 2015 and became effective on July 23, 2015 (the “First Prior Registration Statement”). Each unit consisted of one share of our common stock and one warrant to purchase one share of our common stock at an exercise price of $3.57 (the “Registered Warrants”). The common stock and Registered Warrants were immediately separated and issued separately. This registration statement constitutes a post-effective amendment to the First Prior Registration Statement with respect to the shares issuable upon exercise of the Registered Warrants.

In February and March 2012, we conducted a private placement (the “2012 Private Placement”) of units at a purchase price of $6.60 per unit. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $8.28 per share. Each warrant was exercisable beginning on the six month anniversary of date of issuance and exercisable for a period of five years. Craig-Hallum Capital Group LLC acted as our lead placement agent and Emergent Financial Group, Inc. and Maxim Group LLC served as co-placement agents for the 2012 Private Placement. In connection with the 2012 Private Placement, we issued an aggregate of 789,796 shares of common stock and warrants to purchase an aggregate of 833,827 (inclusive of the warrants issued to our placement agents as compensation and warrants issued to certain holders of outstanding convertible debentures in consideration for the waiver of certain potential defaults). All units were purchased by accredited or institutional investors.  The resale of the shares of common stock and the resale of the shares issuable upon exercise of the warrants issued in the 2012 Private Placement were previously registered pursuant to the Registration Statement on Form S-1 (File No. 333-180326) initially filed on March 23, 2012, which became effective on June 21, 2012 (the “Second Prior Registration Statement”). This registration statement constitutes a post-effective amendment to such Second Prior Registration Statement. We refer to the warrants issued in the 2012 Private Placement (excluding any such warrants tendered in connection with the 2016 Repricing Offer) as the “Private Warrants.”

The sale and issuance of the units, the common stock, and the warrants in connection with each of the 2012 Private Placement and the 2016 Repricing Offering were completed in accordance with the exemptions provided by Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and/or Section 4(2) of the Securities Act.

Our Corporate Information

We are a Nevada corporation originally incorporated under the name G.T.5-Limited (“GT5”) on May 25, 1990. In connection with a Share Exchange Agreement, on March 15, 2005 we changed our name to Cryoport, Inc. and acquired all of the issued and outstanding shares of common stock of Cryoport Systems, Inc., a California corporation, in exchange for 200,901 shares of our common stock (which represented approximately 81% of the total issued and outstanding shares of common stock following the close of the transaction). Cryoport Systems, Inc., which was originally formed in 1999 as a California limited liability company, and subsequently reorganized into a California corporation on December 11, 2000, remains the operating company under Cryoport, Inc. Our principal executive offices are located at 17305 Daimler Street, Irvine, CA 92614. The telephone number of our principal executive offices is (949) 470-2300, and our main corporate website is www.cryoport.com.

 The Company became public by a reverse merger with a shell company in May 2005. Over time the Company has transitioned from being a development company to a fully operational public company, providing cold chain logistics solutions to the life sciences industry globally.

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THE OFFERING

Common stock being offered by the selling security holders (1)	Up to 3,096,785 shares of our common stock, including 610,693 shares of our common stock issuable upon exercise of the warrants held by the selling security holders.

Common stock issuable upon exercise of the Registered Warrants	Up to 2,090,750 shares of our common stock.

Common stock outstanding prior to the offering (2)	15,113,783 shares of our common stock

Common stock to be outstanding after the offering (3)	17,815,226 shares of our common stock

Use of proceeds

We will not receive any proceeds from the sales of shares of common stock by the selling security holders. However, we will receive up to $5,056,538 in the aggregate from selling security holders if they exercise in full, on a cash basis, all of their unexercised warrants to purchase 610,693 shares of common stock issued to the selling security holders in connection with the 2012 Private Placement and the 2016 Repricing Offer.

We will also receive up to $7,463,978 in the aggregate from holders of Registered Warrants if they exercise in full, on a cash basis, the rights to purchase 2,090,750 shares of our common stock pursuant to the Registered Warrants.

We will use such proceeds from the warrant exercises for working capital and other corporate purposes.

NASDAQ Capital Market trading symbol for our common stock	Our common stock is currently traded on the NASDAQ Capital Market under the symbol “CYRX.”

Risk factors	Investing in our securities involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 6 of this prospectus and all other information in this prospectus before investing in our securities.

(1)	In connection with the 2012 Private Placement and the 2016 Repricing Offer we agreed to file a registration statement with the SEC no later than 30 days after the closing of such private placement and June 30, 2016, respectively, and use our best efforts to cause them to become effective and remain effective until all securities covered by the registration statement either have been sold, under the registration statement or pursuant to Rule 144 under the Securities Act of 1933, as amended, or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

(2)	Based upon the total number of issued and outstanding shares as of June 13, 2016, but including 841,873 shares of common stock issued upon the close of a rights offering on June 20, 2016, excluding:

•	9,133,064 shares of common stock reserved for issuance upon the exercise of outstanding warrants with a weighted average exercise price of $4.31 per share;

•	4,781,124 shares of common stock reserved for issuance upon the exercise of outstanding stock options with a weighted average exercise price of $3.98 per share; and

•	2,248,320 shares of common stock available for future grant under our Cryoport, Inc. 2015 Omnibus Equity Incentive Plan.

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(3)	Based upon the total number of issued and outstanding shares as of June 13, 2016, including 841,873 shares of common stock issued upon the close of a rights offering on June 20, 2016, and including shares of our common stock issuable upon exercise of the Private Warrants and the Registered Warrants, but excluding:

•	6,431,621 shares of common stock reserved for issuance upon the exercise of outstanding warrants (other than the Private Warrants and the Registered Warrants) with a weighted average exercise price of $4.18 per share;

•	4,781,124 shares of common stock reserved for issuance upon the exercise of outstanding stock options with a weighted average exercise price of $3.98 per share; and

•	2,248,320 shares of common stock available for future grant under our Cryoport, Inc. 2015 Omnibus Equity Incentive Plan.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus, before making a decision to invest in our common stock or to exercise your subscription rights to purchase shares of our common stock. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Financial Condition

We have incurred significant losses to date and may continue to incur losses.

We have incurred net losses in each fiscal year since we commenced operations. The following table represents net losses incurred for each of our last two fiscal years:

Net Loss
Fiscal Year Ended March 31, 2016	$9,820,400
Fiscal Year Ended March 31, 2015	$7,026,900

As of March 31, 2016, we had an accumulated deficit of $113.1 million. In order to achieve and sustain revenue growth in the future, we must significantly expand our market presence and revenues from existing and new customers. We may continue to incur losses in the future and may never generate revenues sufficient to become profitable or to sustain profitability. Continuing losses may impair our ability to raise the additional capital required to continue and expand our operations.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

The Report of Independent Registered Public Accounting Firm on our March 31, 2016 consolidated financial statements includes an explanatory paragraph stating that the recurring losses and negative cash flows from operations since inception and the fact that management has estimated that cash on hand will only be sufficient to allow the company to continue its operations through the third quarter of fiscal 2017 raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If we are unable to obtain additional funding, we may have to reduce or discontinue our business operations.

As of June 13, 2016, we had cash and cash equivalents of $3.7 million. Therefore, our ability to continue and expand our operations is highly dependent on the amount of cash and cash equivalents on hand combined with our ability to raise additional capital to fund future operations.

In April 2016, we completed a tender offer. Pursuant to the offer, original warrants were amended and exercised in connection therewith, resulting in the issuance by the Company of an aggregate of 2,020,597 shares of its common stock for aggregate gross proceeds of $2.5 million. In June 2016, we completed a rights offering for gross proceeds of $1.3 million in subscriptions for 841,873 shares of common stock.

We anticipate, based on currently proposed plans and assumptions relating to our ability to market and sell our products, that our cash on hand and the proceeds from a recently completed tender offering and rights offering, together with projected cash flows, will satisfy our operational and capital requirements through the third quarter of fiscal year 2017. There are a number of uncertainties associated with our financial projections that could reduce or delay our future projected revenues and cash-inflows, including, but not limited to, our ability to increase our customer base and revenues. If our projected revenues and cash-inflows are reduced or delayed, we may not have sufficient capital to operate through the third quarter of fiscal year 2017 unless we raise more capital. Additionally, if we are unable to realize satisfactory revenue in the near future, we will be required to seek additional financing to continue our operations beyond that period. We will also require additional financing to expand into other markets and further develop and market our products. We have no current arrangements with respect to any additional financing. Consequently, there can be no assurance that any additional financing on commercially reasonable terms, or at all, will be available when needed. The inability to obtain additional capital may reduce our ability to continue to conduct business operations. Any additional equity financing may involve substantial dilution to our then existing stockholders. The uncertainties surrounding our future cash inflows have raised substantial doubt regarding our ability to continue as a going concern.

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Risks Related to Our Business

Our agreements with global providers of shipping services may not result in a significant increase in our revenues or cash flow, soon or in the future.

We believe that establishing strategic alliances with global providers (integrators) of logistics and of shipping services, such as our agreements with FedEx, DHL, and UPS can drive growth in our revenues, but there is no certainty to this view. We are seeking to establish similar arrangements with other providers of international shipping services. We anticipate all such alliances will enable us to provide seamless, end-to-end shipping solutions to customers of our respective alliance partners and allow us to leverage the established relationships with those customers, but there is no guarantee this will happen.

In January 2013, we entered into an agreement with FedEx, renewing FedEx’s right to, on a non-exclusive basis, promote, market and sell transportation of our shippers and our related value-added goods and services and providing FedEx with a non-exclusive license and right to use a customized version of our Cryoportal™ software platform for the management of shipments made by FedEx customers. In June 2014, we added DHL as our second major distribution partner, whereby DHL can offer our validated and comprehensive cryogenic solutions to its life sciences and healthcare customers on a global basis. In October 2014, we entered into an agreement with UPS related to our participation in UPS’s efforts to expand its provision of cryogenic shipping services to the life sciences industry.

Because our agreements with FedEx, DHL, and UPS do not contain any requirement that they use a minimum level of our services, there can be no assurance of any significant increase in our revenues or cash flows as a result of these strategic alliances.

Our agreements with providers of vaccines may not result in a significant increase in our revenues or cash flow.

We believe that establishing strategic relationships with manufacturers and distributors of treatments for animals and humans, such as our agreements with Zoetis, Inc. can drive growth in our revenues.

In December 2012, we entered an agreement with what became Zoetis, Inc. (in January 2013, Pfizer spun off its animal health business into Zoetis, Inc., a public company) pursuant to which we were engaged to manage frozen shipments of a key poultry vaccine from Zoetis’ production site in the United States. Over time, Zoetis has further expanded our role in providing them assistance in managing their cryogenic distribution of their vaccines and has become our largest customer.

While we anticipate growth in shipments by Zoetis under our management, there can be no assurance of any significant increase in our revenues or cash flows as a result of these important alliances.

We will have difficulty increasing our revenues if we experience delays, difficulties or unanticipated costs in establishing the sales, distribution and marketing capabilities necessary to successfully commercialize our solutions.

We plan to improve our sales, distribution, and marketing capabilities in the Americas, Europe, and Asia. It will be expensive and time-consuming for us to develop our global marketing and sales network and thus we intend to rely on our strategic alliances with FedEx, DHL, and UPS. We further intend to seek to enter into additional strategic alliances with international providers of shipping services to incorporate use of our solutions in their service offerings. We may not be able to provide adequate incentive to our sales force or to establish and maintain favorable distribution and marketing collaborations with others to promote our solutions. In addition, any third party with whom we have established a marketing and distribution relationship may not devote sufficient time to the marketing and sales of our solutions, thereby exposing us to potential expenses in exiting such distribution agreements. We, and any of our alliance partners, must also market our services in compliance with federal, state, local and international laws relating to the provision of incentives and inducements. Violation of these laws can result in substantial penalties. Therefore, if we are unable to successfully motivate and expand our marketing and sales force and further develop our sales and marketing capabilities, or if our alliance partners fail to promote our solutions, we will have difficulty increasing our revenues and the revenue may not off-set the additional expense of expansion.

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Our ability to grow and compete in our industry will be hampered if we are unable to retain the continued service of our key professionals or to identify, hire and retain additional qualified professionals.

A critical factor to our business is our ability to attract and retain qualified professionals including key employees and consultants. We are continually at risk of losing current professionals or being unable to hire additional professionals as needed. If we are unable to attract new qualified employees, our ability to grow will be adversely affected. If we are unable to retain current employees or strategic consultants, our financial condition and ability to maintain operations may be adversely affected.

Sustainable future revenue growth is dependent on new solutions and services.

Our future revenue stream depends to a large degree on our ability to bring new solutions and services to market on a timely basis. We must continue to make significant investments in research and development in order to continue to develop new solutions and services, enhance existing solutions and services, and achieve market acceptance of such solutions and services. We may incur problems in introducing new solutions and services.

The adoption cycle of our target customers tends to be very lengthy, which continues to adversely affect our ability to increase revenues quickly.

We offer our solutions primarily to companies in the life sciences industry. These companies operate within a heavily regulated environment and as such, changing vendors and distribution practices typically require a number of steps, which may include the audit of our facilities, review of our procedures, qualifying us as a vendor, and performing test shipments. This process can take several months or longer to complete, involving multiple levels of approval, prior to a company fully adopting our Cryoport Express® Solutions. The logistics management of many companies is decentralized adding to the time need to effect adaptation of our solutions. In addition, any such adoption may be on a gradual basis such that the customer progressively ramps up use of our Cryoport Express® Solutions following adoption. The slow adoption process continues to adversely affect our ability to increase revenues.

The loss of key members of our executive management team could adversely affect our business.

Our success in implementing our business strategy depends largely on the skills, experience and performance of key members of our executive management team and others in key management positions. The collective efforts of each of these persons working as a team will be critical to us as we continue to develop our technologies, tests and research and development and sales programs. As a result of the difficulty in locating qualified new management, the loss or incapacity of existing members of our executive management team could adversely affect our operations. If we were to lose one or more of these key employees, we could experience difficulties in finding qualified successors, competing effectively, developing our technologies and implementing our business strategy. We do not maintain “key person” insurance on any of our employees.

Our solutions and services may contain errors or defects, which could result in damage to our reputation, lost revenues, diverted development resources and increased service costs and litigation.

Our solutions and services must meet stringent requirements and we must develop our services and solutions quickly to keep pace with the rapidly changing market. Solutions as sophisticated as ours could contain undetected errors or defects, especially when first introduced or when new equipment or versions of our software are released. If our solutions are not free from errors or defects, we may incur an injury to our reputation, lost revenues, diverted development resources, increased customer service and support costs, and litigation. The costs incurred in correcting any product errors or defects may be substantial and could adversely affect our business, results of operations and financial condition.

If we were sued for product liability, we could face substantial liabilities that exceed our resources.

The marketing, sale and use of our products could lead to the filing of product liability claims were someone to allege that our products failed to perform as designed. A product liability claim could result in substantial damages and be costly and time-consuming for us to defend.

Although we believe that our existing insurance is adequate, our insurers may fail to defend us or our insurance may not fully protect us from the financial impact of defending against product liability claims. Any product liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing insurance coverage in the future. Additionally, any product liability lawsuit could damage our reputation, or cause current clinical partners and collaborators to terminate existing agreements and potential clinical partners to seek other partners, cause customers to terminate their relationship with us and potential customers to seek alternative solutions, any of which could impact our results of operations.

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If we experience manufacturing delays, interruptions in production, or delays in procurement of shippers manufactured by third parties, then we may experience customer dissatisfaction and our reputation could suffer.

If we fail to produce enough shippers at our own manufacturing facility or at a third party manufacturing facility, or if we fail to complete our shipper recycling processes as planned, we may be unable to deliver shippers to our customers on a timely basis, which could lead to customer dissatisfaction and could harm our reputation and ability to compete. We currently acquire various component parts for our shippers from various independent manufacturers in the United States. We would likely experience significant delays or cessation in producing our shippers if a labor strike, natural disaster or other supply disruption were to occur at any of our main suppliers. If we are unable to procure a component from one of our manufacturers, we may be required to enter into arrangements with one or more alternative manufacturing companies, which may cause delays in producing our shippers. In addition, because we depend (in part) on third party manufacturers, our profit margins may be lower, which will make it more difficult for us to achieve profitability. To date, we have not experienced any material delay that has adversely impacted our operations. As our business develops it becomes more likely that such problems could arise.

We expect to base our equipment and inventory purchasing decisions on our forecasts of customers’ demand, and if our forecasts are inaccurate, our operating results could be materially harmed.

As our customer base increases, we expect to need to purchase additional equipment and inventory. Our forecasts will be based on multiple assumptions, each of which may cause our estimates to be inaccurate, affecting our ability to provide products to our customers. When demand for our products increases significantly, we may not be able to meet demand on a timely basis, and we may need to expend a significant amount of time working with our customers to allocate limited supply and maintain positive customer relations, or we may incur additional costs in order to rush the manufacture and delivery of additional products. If we underestimate customers’ demand, we may forgo revenue opportunities, lose market share and damage our customer relationships. Conversely, if we overestimate customer demand, we may purchase more equipment and inventory than we are able to use or sell at any given time or at all. As a result of our failure properly to estimate demand for our products, we could have excess or obsolete equipment and/or inventory, resulting in a decline in the value of our equipment and/or inventory, which would increase our costs of revenues and reduce our liquidity. Our failure to accurately manage our equipment purchases and inventory relative to demand would adversely affect our operating results.

If we experience delays or interruptions in shipping due to factors outside of our control, such disruptions could lead to customer dissatisfaction and harm our reputation.

We rely on third party shipment and carrier services to transport our shippers containing biological material. These third party operations could be subject to natural disasters, adverse weather conditions, other business disruptions, and carrier error, which could cause delays in the delivery of our shippers, which in turn could cause serious harm to the biological material being shipped. As a result, any prolonged delay in shipment, whether due to technical difficulties, power failures, break-ins, destruction or damage to carrier facilities as a result of a natural disaster, fire, or any other reason, could result in damage to the contents of the shipper. If we are unable to cause the delivery of our shippers in a timely matter and without damage, this could also harm our operating results and our reputation, even if we are not at fault.

Our solutions and services may expose us to liability in excess of our current insurance coverage.

Our solutions and services involve significant risks of liability, which may substantially exceed the revenues we derive from them. We cannot predict the magnitude of these potential liabilities. We currently maintain general liability insurance, with coverage in the amount of $1 million per occurrence, subject to a $2 million annual limitation, and product liability insurance with a $1 million annual coverage limitation. Claims may be made against us that exceed these limits.

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Our liability policy is an “” “occurrence-based” policy. Thus, our policy is complete when we purchased it and following cancellation of the policy it continues to provide coverage for future claims based on conduct that took place during the policy term. Our insurance coverage, however, may not protect us against all liability because our policies typically have various exceptions to the claims covered and also require us to assume some costs of the claim even though a portion of the claim may be covered. In addition, if we expand into new markets, we may not be aware of the need for, or be able to obtain insurance coverage for such activities or, if insurance is obtained, the dollar amount of any liabilities incurred could exceed our insurance coverage. A partially or completely uninsured claim, if successful and of significant magnitude, could have a material adverse effect on our business, financial condition and results of operations.

If we use biological and hazardous materials in a manner that causes injury, we could be liable for damages.

Our customers may ship potentially harmful biological materials in our dewars. We cannot eliminate the risk of accidental contamination or injury to employees or third parties from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our resources or any applicable insurance coverage we may have. Additionally, we are subject, on an ongoing basis, to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. In the event of an accident, we could be held liable for damages.

If we cannot compete effectively, we will lose business.

Our services and solutions are positioned to be competitive in the life sciences cold-chain logistics market. While there are technological and marketing barriers to entry, we cannot guarantee that the barriers we are capable of producing will be sufficient to defend the market share we wish to gain against current and future competitors. Our principal competitive considerations in our market include:

•	financial resources to allocate to proper marketing and an appropriate sales effort

•	acceptance of our solutions model

•	acceptance of our solutions including per use fee structures and other charges for services

•	keeping up technologically with ongoing development of enhanced features and benefits

•	reductions in the delivery costs of competitors’ solutions

•	the ability to develop and maintain and expand strategic alliances

•	establishing our brand name

•	our ability to deliver our solutions to our customers when requested

•	our timing of introductions of new solutions, and services

•	financial resources to support working capital needs and required capital investments in infrastructure

Current and prospective competitors have substantially greater resources, more customers, longer operating histories, greater name recognition and more established relationships in the industry. As a result, these competitors may be able to develop and expand their networks and product offerings more quickly, devote greater resources to the marketing and sale of their solutions and adopt more aggressive pricing policies. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional solutions competitive to those we provide or plan to provide.

We may acquire other businesses, products or technologies in order to remain competitive in our market and our business could be adversely affected as a result of any of these future acquisitions.

We may make acquisitions of complementary businesses, products or technologies. If we identify any appropriate acquisition candidates, we may not be successful in negotiating acceptable terms of the acquisition, financing the acquisition, or integrating the acquired business, products or technologies into our existing business and operations. Further, completing an acquisition and integrating an acquired business will significantly divert management time and resources. The diversion of management attention and any difficulties encountered in the transition and integration process could harm our business. If we consummate any significant acquisitions using stock or other securities as consideration, our shareholders’ equity could be significantly diluted. If we make any significant acquisitions using cash consideration, we may be required to use a substantial portion of our available cash. Acquisition financing may not be available on favorable terms, if at all. In addition, we may be required to amortize significant amounts of other intangible assets in connection with future acquisitions, which would harm our operating results and financial condition.

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If we successfully develop products and/or services, but those products and/or services do not achieve and maintain market acceptance, our business will not be profitable.

The degree of acceptance of our Cryoport Express® Solutions or any future products or services by our current target markets, and any other markets to which we attempt to sell our products and services, and our profitability and growth will depend on a number of factors including, among others:

•	our shippers’ ability to perform and preserve the integrity of the materials shipped

•	relative convenience and ease of use of our shipper and/or Cryoportal™

•	availability of alternative products

•	pricing and cost effectiveness

•	effectiveness of our or our collaborators’ sales and marketing strategy

•	the adoption cycles of our targeted customers

If any products or services we may develop do not achieve market acceptance, then we may not generate sufficient revenue to achieve or maintain profitability.

In addition, even if our products and services achieve market acceptance, we may not be able to maintain that market acceptance over time if new products or services are introduced that are more favorably received than our products and services, are more cost effective, or render our products obsolete. Although we are not aware of any other treatments or methods currently being developed that would directly compete with the methods we employ, there can be no assurance that future developments in technology will not make our technology non-competitive or obsolete, or significantly reduce our operating margins or the demand for our offerings, or otherwise negatively impact our ability to be profitable.

We may not be able to compete with our competitors in the industry because many of them have greater resources than we do.

We expect to continue to experience significant and increasing levels of competition in the future. In addition, there may be other companies which are currently developing competitive products and services or which may in the future develop technologies and products that are comparable, superior or less costly than our own. For example, some cryogenic equipment manufacturers with greater resources currently have solutions for storing and transporting cryogenic liquid and gasses and may develop storage solutions that compete with our products. Additionally, some specialty couriers with greater resources currently provide dry ice transportation and may develop other products in the future, both of which compete with our products. A competitor that has greater resources than us may be able to bring its product to market faster than we can and offer its product at a lower price than us to establish market share. We may not be able to successfully compete with a competitor that has greater resources and such competition may adversely affect our business.

Intellectual Property Risks Associated with Our Business

Our success depends, in part, on our ability to obtain patent protection for our solutions and business model, preserve our trade secrets, and operate without infringing the proprietary rights of others.

Our policy is to seek to protect our proprietary position by, among other methods, filing United States patent applications related to our technology, inventions and improvements that are important to the development of our business. We have three issued U.S. patents, one pending U.S. patent application, and one recently filed U.S. provisional patent application, all relating to various aspects of our solutions and services. Our patents or patent application may be challenged, invalidated or circumvented in the future or the rights granted may not provide a competitive advantage. We intend to vigorously protect and defend our intellectual property. Costly and time-consuming litigation brought by us may be necessary to enforce our patents and to protect our trade secrets and know-how, or to determine the enforceability, scope and validity of the proprietary rights of others.

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We also rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position. In the past our employees, consultants, advisors and suppliers have not always executed confidentiality agreements and inventions assignment and work for hire agreements in connection with their employment, consulting, or advisory relationships. Consequently, we may not have adequate remedies available to us to protect our intellectual property should one of these parties attempt to use our trade secrets or refuse to assign any rights he or she may have in any intellectual property he or she developed for us. Additionally, our competitors may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our proprietary technology, or we may not be able to meaningfully protect our rights in unpatented proprietary technology.

While we are not aware of any third party that is infringing any of our patents or trademarks nor do we believe that we are infringing on the patents or trademarks of any other person or organization, we cannot guarantee that our current and potential competitors and other third parties have not filed (or in the future will not file) patent applications for (or have not received or in the future will not receive) patents or obtain additional proprietary rights that will prevent, limit or interfere with our ability to make, use or sell our solutions either in the United States or internationally. Additionally, we may face assertions of claims by holders of patents alleging that we are infringing upon their patent rights, which claims may be without merit, but may nonetheless result in our incurring substantial costs of defense.

We are dependent on a third party for the continued development and maintenance of our Cryoportal™ software.

Our proprietary Cryoportal™ is a logistics platform software used by our customers, business partners and client care team to automate the entry of orders, prepare customs documentation and facilitate status and location monitoring of shipped orders while in transit. The continued development of the Cryoportal™ platform is contracted with an outside software development company. If this developer becomes unable or unwilling to continue work on scheduled projects, and an alternative software development company cannot be secured, we may not be able to implement needed enhancements to the system. Furthermore, if we terminate our agreement with our current software developer and cannot reach an agreement or fail to fulfill an agreement for the termination, it is possible we could lose our license to use this software. Failure to proceed with enhancements or the loss of our license for the system would adversely affect our ability to generate new business and serve existing customers, resulting in a reduction in revenue.

Our customers could also become the target of litigation relating to the patent and other intellectual property rights of others.

Any litigation relating to the intellectual property rights of others could trigger technical support and indemnification obligations in licenses or customer agreements that we may enter into. These obligations could result in substantial expenses, including the payment by us of costs and damages relating to claims of intellectual property infringement. In addition to the time and expense required for us to provide support or indemnification to our customers, any such litigation could disrupt the businesses of our customers, which in turn could hurt our relationships with such customers and cause the sale of our products to decrease. No assurance can be given that claims for indemnification will not be made, or that if made, such claims would not have a material adverse effect on our business, operating results or financial conditions.

Our Cryoportal™ software platform may be subject to intentional disruption that could adversely impact our reputation and future revenues.

We have implemented our Cryoportal™ software platform which is used by our customers and business partners to automate the entry of orders, prepare customs documentation and facilitate status and location monitoring of shipped orders while in transit. Although we believe we have sufficient controls in place to prevent intentional disruptions, we could be a target of cyber-attacks specifically designed to impede the performance of the Cryoportal™ software platform. Similarly, experienced computer programmers may attempt to penetrate our Cryoportal™ software platform in an effort to search for and misappropriate proprietary or confidential information or cause interruptions of our services. Because the techniques used by such computer programmers to access or sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques. Our activities could be adversely affected and our reputation, brand and future sales could be harmed if such intentionally disruptive efforts were successful.

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Regulatory Risks Relating to Our Business

Complying with certain regulations that apply to shipments using our solutions can limit our activities and increase our cost of operations.

Shipments using our solutions and services are subject to various regulations in the various countries in which we operate. For example, shipments using our solutions may be required to comply with the shipping requirements promulgated by the Centers for Disease Control (“CDC”), the Occupational Safety and Health Organization (“OSHA”), the Department of Transportation (“DOT”) as well as rules established by the IATA and the ICAO. Additionally, our data logger may be subject to regulation and certification by the Food and Drug Administration (“FDA”), Federal Communications Commission (“FCC”), and the Federal Aviation Administration (“FAA”). We will need to ensure that our solutions and services comply with relevant rules and regulations to make our solutions and services marketable, and in some cases compliance is difficult to determine. Significant changes in such regulations could require costly changes to our solutions and services or prevent use of our shippers for an extended period of time while we seek to comply with changed regulations. If we are unable to comply with any of these rules or regulations or fail to obtain any required approvals, our ability to market our solutions and services may be adversely affected. In addition, even if we are able to comply with these rules and regulations, compliance can result in increased costs. In either event, our financial results and condition may be adversely affected. We depend on our business partners and unrelated and frequently unknown third party agents in foreign countries to act on our behalf to complete the importation process and to make delivery of our shippers to the final user. The failure of these third parties to perform their duties could result in damage to the contents of the shipper resulting in customer dissatisfaction or liability to us, even if we are not at fault.

Risks Relating to Ownership of Our Common Stock and Other Securities

Certain of our existing stockholders own and have the right to acquire a substantial number of shares of common stock.

As of June 13, 2016, our directors, executive officers and beneficial owners of 5% or more of our outstanding common stock beneficially owned 1,968,625 shares of common stock (without regard to beneficial ownership limitations contained in certain warrants) assuming their exercise of all outstanding warrants and options that are exercisable within 60 days of June 13, 2016 or approximately 12.7% of our outstanding common stock. As such, the concentration of beneficial ownership of our common stock may have the effect of delaying or preventing a change in control of Cryoport and may adversely affect the voting or other rights of other holders of our common stock.

The sale of substantial shares of our common stock may depress our stock price.

As of June 13, 2016, there were 14,271,910 shares of our common stock outstanding. Substantially all of these shares of common stock are eligible for trading in the public market. The market price of our common stock may decline if our stockholders sell a large number of shares of our common stock in the public market, or the market perceives that such sales may occur. We could also issue up to 16,162,508 shares of our common stock including 9,133,064 shares to be issued upon the exercise of outstanding warrants and 7,029,444 shares upon exercise of outstanding options or reserved for future issuance under our stock incentive plans as of June 13, 2016.

Our stock price has been and will likely continue to be volatile.

The market price of our common stock has been highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including, but not limited to:

•	technological innovations or new solutions and services by us or our competitors

•	additions or departures of key personnel

•	sales of our common stock

•	our ability to execute our business plan

•	our operating results being below expectations

•	loss of any strategic relationship

•	industry developments

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•	economic and other external factors

•	period-to-period fluctuations in our financial results

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock and warrants.

We are at risk of securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because our stock price and those of other biotechnology and life sciences companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business. We do maintain insurance, but the coverage may not be sufficient and may not be available in all instances.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock and warrants, the price of our common stock and warrants could decline.

The trading market for our common stock and warrants relies in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of our common stock and warrants could decline if one or more equity analyst downgrades our stock or if analysts downgrade our stock or issue other unfavorable commentary or cease publishing reports about us or our business.

We have not paid dividends on our common stock in the past and do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the Board of Directors may consider the payment of any such dividends. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if the price of our common stock appreciates.

We need additional capital, and the sale of additional shares of common stock or other equity securities could result in additional dilution to our stockholders.

Our current cash and cash equivalents and anticipated cash flow from operations are insufficient to meet our cash needs. We require additional cash resources to fund our operations and may require additional funds in the future due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. The sale of additional equity securities, or debt securities convertible into equity securities, could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations.

While warrants to purchase our common stock are outstanding, it may be more difficult to raise additional equity capital.

As of June 13, 2016, we have outstanding options and warrants for the purchase of up to 16,162,508 shares of our common stock, including 9,133,064 shares to be issued upon the exercise of outstanding warrants and 7,029,444 shares upon exercise of outstanding options or reserved for future issuance under our stock incentive plans as of June 13, 2016. We may find it more difficult to raise additional equity capital while some or all of these warrants are outstanding. At any time during which these warrants are likely to be exercised, we may not be able to obtain financing on favorable terms, or at all. If we are unable to obtain financing, our business, results of operations, or financial condition could be materially and adversely affected, and we could be forced to curtail or cease operations.

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Our Articles of Incorporation allows our Board of Directors to issue up to 2,500,000 shares of “blank check” preferred stock.

Our Articles of Incorporation allows our board of directors to issue up to 2,500,000 shares of “blank check” preferred stock, without action by our stockholders. We have designated 800,000 shares as Class A Preferred Stock and 585,000 shares as Class B Preferred Stock, none of which are currently issued and outstanding. Accordingly, our board of directors will have discretion to issue up to 1,115,000 shares on terms determined by them. Without limiting the foregoing, (i) such shares of preferred stock could have liquidation rights that are senior to the liquidation preference applicable to our common stock and Preferred Stock, (ii) such shares of preferred stock could have voting or conversion rights, which could adversely affect the voting power of the holders of our common stock and Preferred Stock and (iii) the ownership interest of holders of our common stock will be diluted following the issuance of any such shares of preferred stock. In addition, the issuance of such shares of blank check preferred stock could have the effect of discouraging, delaying or preventing a change of control of our Company.

Provisions in our bylaws and Nevada law might discourage, delay or prevent a change of control of our Company or changes in our management and, as a result, may depress the trading price of our common stock.

Provisions of our bylaws and Nevada law may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. The relevant bylaw provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include advance notice requirements for stockholder proposals and nominations, and the ability of our Board of Directors to make, alter or repeal our bylaws.

Absent approval of our Board of Directors, our bylaws may only be amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote.

In addition, Section 78.438 of the Nevada Revised Statutes prohibits a publicly-held Nevada corporation from engaging in a business combination with an interested stockholder (generally defined as a person which together with its affiliates owns, or within the last three years has owned, 10% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder) unless the business combination is approved in a prescribed manner.

The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Even though we are not incorporated in California, we may become subject to a number of provisions of the California General Corporation Law.

Section 2115(b) of the California Corporations Code imposes certain requirements of California corporate law on corporations organized outside California that, in general, are doing more than 50% of their business in California and have more than 50% of their outstanding voting securities held of record by persons residing in California. While we are not currently subject to Section 2115(b), we may become subject to it in the future.

The following summarizes some of the principal differences which would apply if we become subject to Section 2115(b).

Under both Nevada and California law, cumulative voting for the election of directors is permitted. However, under Nevada law cumulative voting must be expressly authorized in the Articles of Incorporation and our Amended and Restated Articles of Incorporation do not authorize cumulative voting. If we become subject to Section 2115(b), we may be required to permit cumulative voting if any stockholder properly requests to cumulate his or her votes.

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Under Nevada law, directors may be removed by the stockholders only by the vote of two-thirds of the voting power of the issued and outstanding stock entitled to vote. However, California law permits the removal of directors by the vote of only a majority of the outstanding shares entitled to vote. If we become subject to Section 2115(b), the removal of a director may be accomplished by a majority vote, rather than a vote of two-thirds, of the stockholders entitled to vote.

Under California law, the corporation must take certain steps to be allowed to provide for greater indemnification of its officers and directors than is provided in the California Corporation Code. If we become subject to Section 2115(b), our ability to indemnify our officers and directors, to the extent permitted in our Articles of Incorporation, Bylaws and under Nevada law, may be limited by California law.

Nevada law permits distributions to stockholders as long as, after the distribution, (i) the corporation would be able to pay its debts as they become due and (ii) the corporation’s total assets are at least equal to its liabilities and preferential dissolution obligations. Under California law, distributions may be made to stockholders as long as the corporation would be able to pay its debts as they mature and either (i) the corporation’s retained earnings equal or exceed the amount of the proposed distributions, or (ii) after the distributions, the corporation’s tangible assets are at least 125% of its liabilities and the corporation’s current assets are at least equal to its current liabilities (or, 125% of its current liabilities if the corporation’s average operating income for the two most recently completed fiscal years was less than the average of the interest expense of the corporation for those fiscal years). If we become subject to Section 2115(b), we will have to satisfy more stringent financial requirements to be able to pay dividends to our stockholders. Additionally, stockholders may be liable to the corporation if we pay dividends in violation of California law.

California law permits a corporation to provide “supermajority vote” provisions in its Articles of Incorporation, which would require specific actions to obtain greater than a majority of the votes, but not more than 66 2/3 percent. Nevada law does not permit supermajority vote provisions. If we become subject to Section 2115(b), it is possible that our stockholders would vote to amend our Articles of Incorporation and require a supermajority vote for us to take specific actions.

Under California law, in a disposition of substantially of all the corporation’s assets, if the acquiring party is in control of or under common control with the disposing corporation, the principal terms of the sale must be approved by 90 percent of the stockholders. Although Nevada law does contain certain rules governing interested stockholder business combinations, it does not require similar stockholder approval. If we become subject to Section 2115(b), we may have to obtain the vote of a greater percentage of the stockholders to approve a sale of our assets to a party that is in control of, or under common control with, us.

California law places certain additional approval rights in connection with a merger if all of the shares of each class or series of a corporation are not treated equally or if the surviving or parent party to a merger represents more than 50 percent of the voting power of the other corporation prior to the merger. Nevada law does not require such approval. If we become subject to Section 2115(b), we may have to obtain the vote of a greater percentage of the stockholders to approve a merger that treats shares of a class or series differently or where a surviving or parent party to the merger represents more than 50% of the voting power of the other corporation prior to the merger.

California law requires the vote of each class to approve a reorganization or a conversion of a corporation into another entity. Nevada law does not require a separate vote for each class. If we become subject to Section 2115(b), we may have to obtain the approval of each class if we desire to reorganize or convert into another type of entity.

California law provides greater dissenters’ rights to stockholders than Nevada law. If we become subject to Section 2115(b), more stockholders may be entitled to dissenters’ rights, which may limit our ability to merge with another entity or reorganize.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results, and current and potential stockholders may lose confidence in our financial reporting.

We are required by the SEC to establish and maintain adequate internal control over financial reporting that provides reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. We are likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses in those internal controls.

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Any failure to maintain such internal controls in the future could adversely impact our ability to report our financial results on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis as required by the SEC and NASDAQ, we could face severe consequences from those authorities. In either case, there could result a material adverse effect on our business. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Our publicly-filed SEC reports are reviewed by the SEC from time to time and any significant changes required as a result of any such review may result in material liability to us and have a material adverse impact on the trading price of our common stock.

The reports of publicly-traded companies are subject to review by the SEC from time to time for the purpose of assisting companies in complying with applicable disclosure requirements and to enhance the overall effectiveness of companies’ public filings, and reviews of such reports are now required at least every three years under the Sarbanes-Oxley Act of 2002. SEC reviews may be initiated at any time, and we could be required to modify or reformulate information contained in prior filings as a result of an SEC review. Any modification or reformulation of information contained in such reports could be significant and could result in material liability to us and have a material adverse impact on the trading price of our common stock.

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, certain listing requirements, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results. As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. We discuss many of the risks in greater detail under the heading “Risk Factors.” Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Forward-looking statements in this prospectus include, but are not necessarily limited to, those relating to:

•	our intention to introduce new products or services;

•	our expectations about securing strategic relationships with global couriers or large clinical research organization;

•	our future capital needs;

•	results of our research and development efforts; and

•	approval of our patent applications.

Forward-looking statements are subject to risks and uncertainties, certain of which are beyond our control. Actual results could differ materially from those anticipated as a result of the factors described in “Risk Factors” in this prospectus and detailed in our other SEC filings, including among others:

•	the effect of regulation by United States and foreign governmental agencies;

•	research and development efforts, including delays in developing, or the failure to develop, our products;

•	the development of competing or more effective products by other parties;

•	uncertainty of market acceptance of our products;

•	errors in business planning attributable to insufficient market size or segmentation data;

•	problems that we may face in manufacturing, marketing and distributing our products;

•	problems that we may encounter in further development of Cryoport Express® Solutions, which includes the cloud-based logistics management software branded as Cryoportal™;

•	our inability to raise additional capital when needed;

•	delays in the issuance of, or the failure to obtain, patents for certain of our products and technologies;

•	problems with important suppliers and strategic business partners; and

•	difficulty or delays in establishing marketing relationships with international couriers.

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Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. All of the above factors are difficult to predict, contain uncertainties that may materially affect our actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each factor on our business.  You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC.

This prospectus also contains estimates and other industry and statistical data developed by independent parties and by us relating to market size, growth, and segmentation of markets. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the data referred to in this prospectus to be reliable, industry and statistical data is subject to variations and cannot be verified due to limits on the availability and reliability of data inputs, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey.  We have not independently verified these estimates generated by independent parties and contained in this prospectus. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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USE OF PROCEEDS

Each of the selling security holders will receive all of the net proceeds from the sale of shares of common stock by that holder. We will not receive any of the net proceeds from the sale of such shares of common stock. The selling security holders will pay any underwriting discounts and commissions and expenses incurred by the selling security holders for brokerage, accounting, tax or legal services, or any other expenses incurred by the selling security holders in offering or selling their shares of common stock. We will bear all other costs, fees, and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including, without limitation, blue sky registration and filing fees, and fees and expenses of our counsel and accountants.

A portion of the shares of common stock covered by this prospectus are issuable upon exercise of Registered Warrants.  We will receive up to $7,463,978 in the aggregate from holders of Registered Warrants if they exercise in full, on a cash basis, the rights to purchase 2,090,750 shares of our common stock pursuant to the Registered Warrants.

A portion of the shares covered by this prospectus are, prior to their sale under this prospectus, issuable upon exercise of warrants. If all of the warrants are exercised for cash at their then current exercise prices per share, we will receive an aggregate of $5,056,538 from such exercises.

We will use such proceeds from any warrant exercises for working capital and other corporate purposes.

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DILUTION

Our net tangible book value as of March 31, 2016 was approximately $3.1 million, or $0.25 per share of our common stock. We calculate net tangible book value per share by calculating the difference between the total assets less intangible assets and total liabilities, and dividing the result by the number of shares of common stock outstanding.

We are not selling any of the shares of common stock issuable upon exercise of the Private Warrants. All of the shares sold upon exercise of the Private Warrants will be held by the selling security holders at the time of the sale. Therefore, there is no dilution in net tangible book value per share in connection with the resale of the common stock issuable upon exercise of the Private Warrants.

Assuming that we issue 2,090,750 shares of common stock upon the exercise of the Registered Warrants at an exercise price of $3.57 per share, as adjusted for the additional issuances discussed below, our pro forma as adjusted net tangible book value as of March 31, 2016 would have been approximately $14.0 million, or $0.82 per share of our common stock. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $0.57 per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $2.75 per share to holders of Registered Warrants exercising such warrants to purchase shares of our common stock. The following table illustrates this per share dilution in pro forma as adjusted net tangible book value with respect to the issuance of our common stock upon exercise of the Registered Warrants, after giving effect to:

•	sale by us of 2,090,750 shares of our common stock at a price of $3.57 per share and the application of the estimated net proceeds to us in this offering as described under “Use of Proceeds”;

•	the issuance of 2,020,597 shares of common stock upon the closing of the 2016 Repricing Offer on April 7, 2016 for estimated net proceeds of $2,290,446; and

•	the issuance of 841,873 shares of common stock upon the close of a rights offering on June 20, 2016 for estimated net proceeds of $1,195,368.

Exercise price per Registered Warrant		$3.57
Net tangible book value per share as of March 31, 2016	$0.25
Increase in pro forma as adjusted net tangible book value per share attributable to exercise of Registered Warrants	$0.57
Pro forma as adjusted net tangible book value per share after giving effect to exercise of Registered Warrants		$0.82
Dilution in pro forma as adjusted net tangible book value per share to holders of Registered Warrants		$2.75

The above table excludes an aggregate of up to 14,116,498 additional shares of common stock reserved and available for future issuance (i) upon the exercise of all outstanding stock options and warrants to purchase common stock (other than the Registered Warrants and 2016 Repricing Offer Warrants), (ii) upon the exercise of the Private Warrants, and (iii) under the Cryoport, Inc. 2015 Omnibus Equity Incentive Plan.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the financial statements and the notes thereto included elsewhere in this prospectus.  This discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations.  The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements whenever they appear in this prospectus.  Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of number of factors, including those we discuss under “Risk Factors” and elsewhere in this prospectus.  You should read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

General Overview

We provide cryogenic logistics solutions to the life sciences industry through a combination of purpose-built proprietary packaging, information technology and specialized cold chain logistics knowhow. We view our solutions as disruptive to the “older technologies” of dry ice and liquid nitrogen, in that our solutions are comprehensive and combine our competencies in configurations that are customized to our client’s requirements. We provide comprehensive, reliable, economic alternatives to all existing logistics solutions and services utilized for frozen shipping in the life sciences industry (e.g., personalized medicine, cell therapies, stem cells, cell lines, vaccines, diagnostic materials, semen, eggs, embryos, cord blood, bio-pharmaceuticals, infectious substances, and other commodities that require continuous exposure to cryogenic or frozen temperatures). As part of our services, we provide the ability to monitor, record and archive crucial information for each shipment that can be used for scientific and regulatory purposes.

Our Cryoport Express® Solutions include a sophisticated cloud-based logistics operating platform, which is branded as the Cryoportal™. The Cryoportal™ supports the management of the entire shipment and logistics process through a single interface, including initial order input, document preparation, customs clearance, courier management, shipment tracking, issue resolution, and delivery. In addition, it provides unique and incisive information dashboards and validation documentation for every shipment. The Cryoportal™ records and retains a fully documented “chain-of-custody” and, at the client’s option, “chain-of- condition” for every shipment, helping ensure that quality, safety, efficacy, and stability of shipped commodities are maintained throughout the process. This recorded and archived information allows our clients to meet exacting requirements necessary for scientific work and for proof of regulatory compliance during the logistics phase.

The branded packaging for our Cryoport Express® Solutions includes our liquid nitrogen dry vapor shippers, the Cryoport Express® Shippers. The Cryoport Express® Shippers are cost-effective and reusable cryogenic transport shippers (our standard shipper is a patented vacuum flask) utilizing an innovative application of “dry vapor” liquid nitrogen technology. Cryoport Express® Shippers are International Air Transport Association certified and validated to maintain stable temperatures of minus 150° Celsius and below for a 10-day dynamic shipment period. The Company currently features three Cryoport Express® Shippers: the Standard Dry Shipper (holding up to 75 2.0 ml vials), the High Volume Dry Shipper (holding up to 500 2.0 ml vials) and the Cryoport Express® CXVC1 Shipper (holding up to 1,500 2.0 ml vials). In addition, we assist clients with internal secondary packaging as well (e.g., vials, canes, straws, plates, etc.).

Our most used solution is the “turnkey” solution, which can be accessed directly through our cloud-based Cryoportal™ or by contacting Cryoport Client Care for order entry. Once an order is placed and cleared, we ship a fully charged Cryoport Express® Shipper to the client who conveniently loads its frozen commodity into the inner chamber of the Cryoport Express® Shipper. The customer then closes the shipper package and reseals the shipping box displaying the next recipient’s address for pre-arranged carrier pick up. Cryoport arranges for the pick-up of the parcel by a shipping service provider, which is designated by the client or chosen by Cryoport, for delivery to the client’s intended recipient. The recipient simply opens the shipper package and removes the frozen commodity that has been shipped. The recipient then reseals the package, displaying the nearest Cryoport Staging Center address, making it ready for pre-arranged carrier pick-up. When the Cryoport Staging Center receives the Cryoport Express® Shipper, it is cleaned, put through quality assurance testing, and returned to inventory for reuse.

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In late 2012, we shifted our focus to become a comprehensive cryogenic logistics solutions provider. Recognizing that clients in the life sciences industry have varying requirements, we unbundled our technologies, establishing customer facing solutions and taking a consultative approach to the market. Today, in addition to our standard turnkey solution, described above, we also provide the following customer facing, value-added solutions to address our various clients’ needs:

•	“Customer Staged Solution,” designed for clients making 50 or more shipments per month. Under this solution, we supply an inventory of our Cryoport Express® Shippers to our customer, in an uncharged state, enabling our customer (after training and certification) to charge them with liquid nitrogen and use our Cryoportal™ to enter orders with shipping and delivery service providers for the transportation of the package. Once the order is released, our customer service professionals monitor the shipment and the return of the shipper to us for cleaning, quality assurance testing and reuse.

•	“Customer Managed Solution,” a limited customer implemented solution whereby we supply our Cryoport Express® Shippers to clients in a fully charged state, but leaving it to the client to manage the shipping, including the selection of the shipping and delivery service provider and the return of the shipper to us.

•	“powered by CryoportSM,” available to providers of shipping and delivery services who seek to offer a “branded” cryogenic logistics solution as part of their service offerings, with “powered by CryoportSM” appearing prominently on the software interface and shippers or storage unit. This solution can also be private labeled upon meeting certain requirements, including minimum required shipping volumes.

•	“Integrated Solution,” which is our outsource solution. It is our most comprehensive solution and involves our management of the entire cryogenic logistics process for our client, including Cryoport employees at the client’s site to manage the client’s cryogenic logistics function in total.

•	“Regenerative Medicine Point-of-Care Repository Solution,” designed for allogeneic therapies. Under this solution we supply our Cryoport Express® Shipper to ship and store cryogenically preserved life science products for up to 6 days (or longer periods with supplementary shippers) at a point-of-care site, with the Cryoport Express® Shipper serving as a temporary freezer/repository enabling the efficient and effective distribution of temperature sensitive allogeneic cell-based therapies without the expense, inconvenience, and potential costly failure of an on-site, cryopreservation device. Our customer service professionals monitor each shipment throughout the predetermined process including the return of the shipper to us. When the Cryoport Staging Center receives the Cryoport Express® Shipper package it is cleaned, put through quality assurance testing, and returned to inventory for reuse.

•	“Personalized Medicine and Cell-based Immunotherapy Solution,” designed for autologous therapies. Under this solution our Cryoport Express® Shipper serves as an enabling technology for the safe transportation of manufactured autologous cellular-based immunotherapies by providing a comprehensive logistics solution for the verified chain of custody and condition transport from, (a) the collection of the patient’s cells in a hospital setting, to (b) a central processing facility where they are manufactured into a personalized medicine, to (c) the safe, cryogenically preserved return of these irreplaceable cells to a point-of-care treatment facility. If required, the Cryoport Express® Shipper can then serve as a temporary freezer/repository to allow the efficient distribution of this personalized medicine to the patient when and where the medical provider needs it most without the expense, inconvenience, and potential costly failure of an on-site, cryopreservation device. Our customer service professionals monitor each shipment throughout the predetermined process, including the return of the shipper to us. When the Cryoport Staging Center receives the Cryoport Express® Shipper package it is cleaned, put through quality assurance testing, and returned to inventory for reuse.

Cryoport is continuously expanding its solutions offerings in response to its customer’s needs. In June 2016, Cryoport announced a new Laboratory Relocation Service, for transport of complete laboratories. The Laboratory Relocation Service manages the safe, secure and proper transportation of materials that are stored in labs as well as lab equipment and instruments. Relocation projects can range in size from the relocation of a fully equipped lab to the move of a single freezer.

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Also in June 2016, Cryoport further broadened its capabilities and solutions offerings beyond cryogenic logistics and transportation services to include temperature-controlled storage solutions that include cGMP compliant biorepositories at controlled temperatures and climatized systems Cryoport Biostorage services feature extensive management and monitoring, including controlled access to commodities, periodic temperature and activity reports, as well as 21 CFR, Part 11 compliant monitoring with 24/7/365 alarm response.

Strategic Logistics Alliances

We have sought to establish strategic alliances as a long-term method of marketing our solutions providing minus 150° Celsius shipping conditions to the life sciences industry. We have focused our efforts on leading companies in the logistics services industry as well as participants in the life sciences industry. In connection with our alliances with providers of shipping services, we refer to their respective offerings as “powered by CryoportSM” to reflect our solutions being integrated into our alliance partner’s services.

Cryoport now serves and supports the three largest integrators in the world, responsible for over 85% of worldwide airfreight, with its advanced cryogenic logistics solutions for life sciences. We operate with each independently and confidentially in support of their respective market and sales strategies. These agreements with the three largest integrators in the world represent a significant validation of our solutions and the way we conduct our business.

FedEx. In January 2013, we entered into a master agreement with Federal Express Corporation (“FedEx”) (the “FedEx Agreement”) renewing these services and providing FedEx with a non-exclusive license and right to use a customized version of our Cryoportal™ for the management of shipments made by FedEx customers. The FedEx Agreement became effective on January 1, 2013 and was amended in December 2015 to extend the initial term for an additional three years, expiring on December 31, 2018. FedEx has the right to terminate this agreement at any time for convenience upon 180 days’ notice.

Under our FedEx Agreement, we provide frozen shipping logistics services through the combination of our purpose-built proprietary technologies and turnkey management processes. FedEx markets and sells Cryoport’s services for frozen temperature-controlled cold chain transportation as its FedEx® Deep Frozen Shipping Solution on a non-exclusive basis and at its sole expense. As part of the solution, Cryoport has developed a FedEx-branded version of the Cryoportal™ software platform, which is “powered by CryoportSM” for use by FedEx and its customers giving them access to the full capabilities of our cloud-based logistics management software platform.

DHL. In June 2014, we entered into a master agreement with LifeConEx, a part of DHL Global Forwarding (“DHL”). DHL has enhanced its cold chain logistics offerings to its life sciences and healthcare customers with Cryoport’s validated cryogenic solutions. DHL offers Cryoport’s cryogenic solutions through its worldwide Thermonet network of Certified Life Sciences Stations under the DHL brands as “powered by CryoportSM”. In addition, DHL’s customers have direct access to our cloud-based order entry and tracking portal to order Cryoport Express® Solutions and receive preferred DHL shipping rates and discounts. Our proprietary logistics management operating platform, the CryoportalTM, is integrated with DHL’s tracking and billing systems to provide DHL life sciences and healthcare customers with a seamless way of accessing critical information regarding shipments of biological material worldwide.

UPS. In October 2014, we added United Parcel Services, Inc. (“UPS”) as our third major distributor by entering into an agreement with UPS Oasis Supply Corporation, a part of UPS, whereby UPS will offer our validated and comprehensive cryogenic solutions to its life sciences and healthcare customers on a global basis. This relationship with UPS is a further implementation of the Company’s expansion of distributors under the “powered by CryoportSM” model described above, allowing us to further expand our sales and marketing reach through our partners and build awareness of the benefits of our validated cryogenic solution offerings through UPS. As a result of our new relationship with UPS, UPS customers have direct access to our cloud-based order entry and tracking portal to order Cryoport Express® Solutions and gain access to UPS’s broad array of domestic and international shipping and logistics solutions at competitive prices. Our proprietary logistics management operating platform, the Cryoportal™, is integrated with UPS’s tracking and billing systems to provide UPS life sciences and healthcare customers with a seamless way of accessing critical information regarding shipments of biological material worldwide.

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Worthington Industries. In April 2016 we signed a strategic partnership with Worthington Industries a maker of cryogenic storage vessels and equipment. Through this partnership, Worthington’s CryoScience by Taylor Wharton business will design and manufacture biostorage and logistics equipment for use in Cryoport’s life sciences cryogenic logistics solutions. With the added competencies Worthington’s CryoScience by Taylor Wharton brings to Cryoport, we can concentrate on further advancing and expanding our cold chain solutions to meet the growing and varied demands for validated cryogenic logistics solutions in the life sciences market. Working in tandem with Worthington allows Cryoport to meet the demands of a more diverse clientele through a broader offering which in turn, increases our revenue opportunity as well as provides us the opportunity to rapidly scale to support our clients commercialization activities.

Pacific Bio-Material Management. Through a strategic partnership with Pacific Bio-Material Management, Inc. (“PBMMI”) entered into in May 2016, Cryoport now offers storage solutions that include cGMP compliant biorepositories at controlled temperatures and climatized systems with effective redundancies such as back-up freezers and power. Cryoport Biostorage service features extensive management and monitoring, including controlled access to commodities, periodic temperature and activity reports, as well as 21 CFR, Part 11 compliant monitoring with 24/7/365 alarm response.

Life Sciences Agreements

Zoetis. In December 2012, we signed an agreement with Pfizer Inc. relating to Zoetis Inc. (formerly the animal health business unit of Pfizer Inc.) pursuant to which we were engaged to manage frozen shipments of a key poultry vaccine. Under this arrangement, Cryoport provides on-site logistics personnel and its logistics management operating platform, the Cryoportal™ to manage shipments from the Zoetis manufacturing site in the United States to domestic customers as well as various international distribution centers. As part of our logistics management services, Cryoport is constantly analyzing logistics data and processes to further introduce economies and reliability throughout the network, ensuring products arrive at their destinations in specified conditions, on-time and with the optimum utilization of resources. The Company manages Zoetis’ total fleet of dewar flask shippers used for this purpose, including liquid nitrogen shippers. In July 2013 the agreement was amended to expand Cryoport’s scope to manage all logistics of Zoetis’ key frozen poultry vaccine to all Zoetis’ international distribution centers as well as all domestic shipments. In October 2013, the agreement was further amended to expand Cryoport’s role to include the logistics management for a second poultry vaccine. In September 2015, the agreement was further amended and extended through September 2018, subject to certain termination and extension provisions.

In summary, we serve the life sciences industry with cryogenic logistics solutions that are advanced, comprehensive, reliable, validated, and efficient. Our clients include those companies and institutions that have logistics requirements for personalized medicine, immunotherapies, stem cells, cell lines, tissue, vaccines, in-vitro fertilization, cord blood, and other temperature sensitive commodities of life sciences.

Going Concern

As reported in the Report of Independent Registered Public Accounting Firm on our March 31, 2016 and 2015 consolidated financial statements, we have incurred recurring losses and negative cash flows from operations since inception. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

We expect to continue to incur substantial additional operating losses from costs related to the commercialization of our Cryoport Express® Solutions and do not expect that revenues from operations will be sufficient to satisfy our funding requirements in the near term. We believe that our cash resources at March 31, 2016, together with proceeds from the tender offer and rights offering, as well as the revenues generated from our services will be sufficient to sustain our planned operations through the third quarter of fiscal year 2017; however, we must obtain additional capital to fund operations thereafter and for the achievement of sustained profitable operations. These factors raise substantial doubt about our ability to continue as a going concern. We are currently working on funding alternatives in order to secure sufficient operating capital to allow us to continue to operate as a going concern.

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Future capital requirements will depend upon many factors, including the success of our commercialization efforts and the level of customer adoption of our Cryoport Express® Solutions as well as our ability to establish additional collaborative arrangements. We cannot make any assurances that the sales ramp will lead to achievement of sustained profitable operations or that any additional financing will be completed on a timely basis on acceptable terms or at all. Management’s inability to successfully achieve significant revenue increases or its cost reduction strategies or to complete any other financing will adversely impact our ability to continue as a going concern. To address this issue, the Company is seeking additional capitalization to properly fund our efforts to become a self-sustaining financially viable entity.

While we increased revenue year-over-year by 49.5% to $5.9 million for the fiscal year ended March 31, 2016, our revenue is still significantly lower than our operating expenses during the year and we have no assurance of the level of future revenues. We incurred a net loss of $9.8 million and used cash of $6.3 million in our operating activities during the year ended March 31, 2016. We had working capital of $2.0 million and had cash and cash equivalents of $2.8 million at March 31, 2016.

We plan to raise additional funds to support our growth plans. There is however, no assurance that funds can be secured or if these funds would allow us to continue our operations until more significant revenues can be generated or more funding can be secured. These matters raise substantial doubt about our ability to continue as a going concern.

Recent Developments

The Board of Directors authorized the twelve-to-one reverse stock split that became effective on May 19, 2015. All prior periods presented in this prospectus have been adjusted to reflect the twelve-to-one reverse stock split. Financial information updated by this capital change includes earnings per common share, dividends per common share, stock price per common share, weighted average common shares, outstanding common shares, treasury shares, common stock and additional paid-in capital.

Liquidity and Capital Resources

As of March 31, 2016, the Company had cash and cash equivalents of $2.8 million and working capital of $2.0 million. Historically, we have financed our operations primarily through sales of our debt and equity securities.

For the year ended March 31, 2016, we used $6.3 million of cash for operations primarily as a result of the net loss of $9.8 million offset by non-cash expenses of $4.4 million primarily comprised of amortization of debt discount and deferred financing costs, stock-based compensation expense, depreciation and amortization, beneficial conversion feature of related-party notes payable, loss on disposal of patents and fixed assets and provision for bad debt. Also contributing to the cash impact of our net operating loss (excluding non-cash items) was an increase in accounts receivable of $469,800 due to increased revenues, increase in prepaid expenses and other currents assets of $151,400 for prepaid items due to timing and an increase in deposits of $363,400 related to the new Irvine facility. These increases were partially offset by a decrease in accounts payable and accrued expenses of $313,200.

Net cash used in investing activities of $1.1 million during the year ended March 31, 2016 was due to the $400,000 purchase from KLATU of certain intellectual property and intellectual property rights related to the Company’s Cryoportal™ logistics management platform which KLATU previously developed for and licensed to the Company. In addition we purchased additional liquid nitrogen dry vapor shippers and data loggers for our condition monitoring system aggregating $432,300 and incurred $206,500 for leasehold improvements to our new corporate office in Irvine, CA.

Net cash provided by financing activities totaled $8.8 million during the year ended March 31, 2016, and resulted from net proceeds from the public equity offering of $5.9 million, net proceeds from the issuance of convertible preferred stock of $3.9 million, proceeds from the exercise of stock options and warrants of $10,900, partially offset by the repayment of notes payable of $741,400 and the repayment of related-party notes payable of $292,000.

As discussed in Note 1 of the accompanying consolidated financial statements, there exists substantial doubt regarding the Company’s ability to continue as a going concern. The Company received net proceeds of $5.9 million for the issuance of 2,090,750 shares of common stock during fiscal 2016 which is further described in Note 10 in the accompanying consolidated financial statements. We also completed two equity raises subsequent to March 31, 2016. In April 2016, we completed a tender offer for gross proceeds of $2.5 million for the issuance of 2,020,597 shares of common stock and, in June 2016, we completed a rights offering for gross proceeds of $1.3 million in subscriptions for 841,873 shares of common stock. The funds raised are being used for working capital purposes and to continue our sales efforts to advance the Company’s commercialization of the Cryoport Express® Solutions.

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The Company’s management recognizes that the Company will need to obtain additional capital to fund its operations until sustained profitable operations are achieved. Additional funding plans may include obtaining additional capital through equity and/or debt funding sources. The Company currently anticipates that it will continue to raise additional capital to fund its short term operating expenses pursuant to private placements similar to private placements the Company has conducted in the past. No assurance can be given that additional capital, if needed, will be available when required or upon terms acceptable to the Company.

In addition, management will continue to review its operations for further cost reductions to extend the time that the Company can operate with its current cash on hand and additional bridge financing and to utilize third parties for services such as its international recycling and refurbishment centers to provide for greater flexibility in aligning operational expenses with the changes in sales volumes.

Results of Operations

Results of Operations for Fiscal 2016 Compared to Fiscal 2015

The following table summarizes certain information derived from our consolidated statements of operations:

	Years ended March 31,
	2016	2015	$ Change	% Change
	($ in 000’s)

Revenues	$5,882	$3,935	$1,947	49.5%
Cost of revenues	(3,992)	(2,766)	(1,226)	44.3%
Gross margin	1,890	1,169	721	61.7%

General and administrative	(5,925)	(3,497)	(2,428)	69.4%
Sales and marketing	(4,156)	(2,912)	(1,244)	42.7%
Research and development	(550)	(353)	(197)	56.1%
Interest expense	(1,066)	(1,428)	362	(25.4)%
Other expense	(9)	(4)	(5)	132.1%
Provision for income taxes	(4)	(2)	(2)	126.6%
Net loss	$(9,820)	$(7,027)	$2,793	39.8%

Total revenues

	Years ended March 31,
	2016	2015	$ Change	%
	Change ($ in 000’s)

Biopharmaceutical	$3,685	$2,086	$1,599	76.7%
Reproductive medicine	1,328	924	404	43.6%
Animal health	869	925	(56)	(6.1)%
Total revenues	$5,882	$3,935	$1,947	49.5%

Revenues. We generated revenues from customers in all of our target life sciences markets, such as biopharma, animal health and reproductive medicine. Net revenues increased $1.9 million or 49.5% for the year ended March 31, 2016 as compared to the prior year. This increase is primarily driven by an overall increase in the number of customers utilizing our services and frequency of shipments compared to the prior year. During fiscal year 2016, we added approximately 127 new biopharma clients and supported 76 clinical trials, of which 12 trials were in Phase III. This increased activity in biopharma and the clinical trial space is expected to drive future revenue growth as these clinical trials advance and resulting therapies are commercialized. Revenues in the reproductive medicine market increased by 43.6% over the prior year driven by continued success of our targeted campaigns and in increased awareness of our cryogenic logistics solutions in this market. Our revenues from animal health decreased 6.1% over the prior year which were impacted by a temporary reduction in production volume from one of our clients during the third quarter of fiscal year 2016.

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Gross margin and cost of revenues. Gross margins for the year ended March 31, 2016 was 32.1% of revenues, as compared to 29.7% of revenues for the prior year. The increase in gross margin by over two percentage points is primarily due to the increase in net revenue combined with a reduction in freight as a percentage of revenues and a decrease of fixed manufacturing costs. Cost of revenues for the year ended March 31, 2016 was 67.9% of revenues, as compared to 70.3% of revenues for the prior year. Our cost of revenues are primarily comprised of freight charges, payroll and related expenses related to our operations center in California, third-party charges for our European and Asian staging centers in Holland and Singapore, depreciation expenses of our Cryoport Express® Shippers and supplies and consumables used for our solutions. The increase in cost of revenues is primarily due to freight charges from the growth in shipments.

General and administrative expenses. General and administrative expenses increased by $2.4 million, or 69.4% for the year ended March 31, 2016 as compared to the prior year. This increase is primarily due to increases in stock-based compensation expense of $1.3 million, salaries and associated employee costs of $414,100, public company related expenses in the amount of $384,600, including legal fees, and costs to list and maintain listing of the Company’s common stock on the NASDAQ Capital Market exchange, the disposal of components used to manufacture our shippers in the amount of $121,700 due to our decision to co-develop and outsource our manufacturing to Worthington Industries and travel expense of $88,800 in part related to general investor relations activities and the public equity offering completed in July 2015.

Sales and marketing. Sales and marketing expenses increased by $1.2 million, or 42.7% for the year ended March 31, 2016 as compared to the prior year. This increase is primarily due to increases in salaries and associated employee costs including relocation costs and recruiting fees in the aggregate amount of $456,700 incurred to expand our sales and logistics force, stock-based compensation expense of $403,400, the engagement of a new marketing firm to support our sales efforts in the amount of $403,400, and increased travel expenses and trade shows in the amount of $75,200.

Research and development expenses. Research and development expenses increased $197,700 or 56.1% for the year ended March 31, 2016, as compared to the prior year. The increase is primarily due to the write off of previously capitalized costs in the amount of $98,100 resulting from the abandonment of a method of shipment patent application and the salary and associated employee costs related to the addition of a research and development engineer. Our research and development efforts are focused on continually improving the features of the Cryoport Express® Solutions including the Company’s cloud-based logistics management platform, the CryoportalTM, the Cryoport Express® Shippers and development of additional accessories to facilitate the efficient shipment of life science commodities using our solution. In addition, research and development effort has been directed towards developing an advanced condition monitoring system, SmartPak II, which is currently in beta testing and is scheduled to be launched during the second quarter of fiscal year 2017. We use an outside software development company and other third parties to provide some of these services. These efforts are expected to lead to the introduction of additional shipper designs to meet market requirements, constructed of lower cost materials and utilizing high volume manufacturing methods.

Interest expense. Interest expense increased by $362,100 for the year ended March 31, 2016, as compared to the prior year. Interest expense for the year ended March 31, 2016, included amortization of debt discount on related-party notes payable of $261,600, the related interest expense of $58,500, the amortization of the debt discount on the notes payable of $221,400, related interest expense of $3,300 as well as the fair value of the beneficial conversion feature of the related-party notes payable of $521,100. Interest expense for the year ended March 31, 2015, included amortization of the debt discount and deferred financing fees of approximately $1.1 million, of which $826,900 related to the fair value of the beneficial conversion feature of the 5% Bridge Notes that was triggered by the convertible preferred stock offering, interest expense on our 5% Bridge Notes of approximately $10,600, accrued interest on our related-party notes payable of approximately $33,500, amortization of the debt discount on the 7% Bridge Notes of $237,500 and related interest expense of $15,500.

Other expense, net. The other expense, net for the year ended March 31, 2016 is primarily due to bank administrative charges and foreign exchange losses on accounts receivable and payable invoices.

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Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements within the meaning of Item 303(a)(4) of Regulation S-K.

Contractual Obligations

The following table summarizes our contractual obligations as of March 31, 2016, and the effects such obligations are expected to have on liquidity and cash flow in future periods ($ in ‘000’s):

	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Contractual obligations
Operated lease obligations(1)	$2,256	$302	$626	$659	$669
Related-party notes payable(2)	972	418	554	—	—
Total	$3,228	$720	$1,180	$659	669

(1)	The operating lease obligations are primarily related to the facility lease for our principal executive office in Irvine, California, which expires February 28, 2023, subject to our option to extend the lease for two additional five-year periods. The initial base rent is approximately $24,700 per month. We also lease certain office equipment which expires March 2018.
(2)	Related-party notes payable represent outstanding unsecured indebtedness and accrued interest owed to five related parties, some of which bear interest at the rate of 7% per annum. The unpaid principal and accrued interest is due on various dates through April 1, 2017.

Impact of Inflation

From time to time, Cryoport experiences price increases from third party manufacturers and these increases cannot always be passed on to Cryoport’s customers. While these price increases have not had a material impact on Cryoport’s historical operations or profitability in the past, they could affect revenues in the future.

Critical Accounting Policies and Estimates

Our discussion and analysis of our consolidated financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the U.S., or U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities reported in our consolidated financial statements. The estimation process requires assumptions to be made about future events and conditions, and is consequently inherently subjective and uncertain. Actual results could differ materially from our estimates.

The SEC defines critical accounting policies as those that are, in management’s view, most important to the portrayal of our financial condition and results of operations and most demanding of our judgment. We consider the following policies to be critical to an understanding of our consolidated financial statements and the uncertainties associated with the complex judgments made by us that could impact our results of operations, financial position and cash flows. See Note 2: “Summary of Significant Accounting Policies” of our accompanying consolidated financial statements for a description of our critical accounting policies and estimates.

New Accounting Pronouncements

See Note 2: “Recent Accounting Pronouncements” of our accompanying consolidated financial statements for a description of recent accounting pronouncements that may have a significant impact on our financial reporting and our expectations of their impact on our results of operations and financial condition.

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BUSINESS

Overview

We provide cryogenic logistics solutions to the life sciences industry through a combination of proprietary packaging, information technology and specialized cold chain logistics knowhow. We view our solutions as disruptive to the “older technologies” of dry ice and liquid nitrogen, in that our solutions are comprehensive and combine our competencies in configurations that are customized to our client’s requirements. We provide comprehensive, reliable, economic alternatives to all existing logistics solutions and services utilized for frozen shipping in the life sciences industry (e.g., personalized medicine, cell therapies, stem cells, cell lines, vaccines, diagnostic materials, semen, eggs, embryos, cord blood, bio-pharmaceuticals, infectious substances, and other commodities that require continuous exposure to cryogenic or frozen temperatures). As part of our services we provide the ability to monitor, record and archive crucial information for each shipment that can be used for scientific and regulatory purposes.

Our Cryoport Express® Solutions include a sophisticated cloud-based logistics operating platform, which is branded as the Cryoportal™. The Cryoportal™ supports the management of the entire shipment and logistics process through a single interface, including initial order input, document preparation, customs clearance, courier management, shipment tracking, issue resolution, and delivery. In addition, it provides unique and incisive information dashboards and validation documentation for every shipment. The Cryoportal™ records and retains a fully documented “chain-of-custody” and, at the client’s option, “chain-of- condition” for every shipment, helping ensure that quality, safety, efficacy, and stability of shipped commodities are maintained throughout the process. This recorded and archived information allows our clients to meet exacting requirements necessary for scientific work and for proof of regulatory compliance during the logistics phase.

The branded packaging for our Cryoport Express® Solutions includes our liquid nitrogen dry vapor shippers, the Cryoport Express® Shippers. The Cryoport Express® Shippers are cost-effective and reusable cryogenic transport containers (our standard shipper is a patented vacuum flask) utilizing an innovative application of “dry vapor” liquid nitrogen (“LN2”) technology. Cryoport Express® Shippers are International Air Transport Association (“IATA”) certified and validated to maintain stable temperatures of minus 150° C and below for a 10-day dynamic shipment period. The Company currently features three Cryoport Express® Shippers: the Standard Dry Shipper (holding up to 75 2.0 ml vials), the High Volume Dry Shipper (holding up to 500 2.0 ml vials) and the recently introduced Cryoport Express® CXVC1 Shipper (holding up to 1,500 2.0 ml vials). In addition, we assist clients with internal secondary packaging (e.g., vials, canes, straws and plates).

Our most used solution is the “turnkey” solution, which can be accessed directly through our cloud-based Cryoportal™ or by contacting Cryoport Client Care for order entry. Once an order is placed and cleared, we ship a fully charged Cryoport Express® Shipper to the client who conveniently loads its frozen commodity into the inner chamber of the Cryoport Express® Shipper. The customer then closes the shipper package and reseals the shipping box displaying the next recipient’s address (“Flap A”) for pre-arranged carrier pick up. Cryoport arranges for the pick-up of the parcel by a shipping service provider, which is designated by the client or chosen by Cryoport, for delivery to the client’s intended recipient. The recipient simply opens the shipper package and removes the frozen commodity that has been shipped. The recipient then reseals the package, displaying the nearest Cryoport Staging Center address, making it ready for pre-arranged carrier pick-up. When the Cryoport Staging Center receives the Cryoport Express® Shipper, it is cleaned, put through quality assurance testing, and returned to inventory for reuse.

In late 2012, we shifted our focus to become a comprehensive cryogenic logistics solutions provider. Recognizing that clients in the life sciences industry have varying requirements, we unbundled our technologies, established customer facing solutions and took a consultative approach to the market. Today, in addition to our standard “Turn-key Solution,” described above, we also provide the following customer facing, value-added solutions to address our various clients’ needs:

•	“Customer Staged Solution,” designed for clients making 50 or more shipments per month. Under this solution, we supply an inventory of our Cryoport Express® Shippers to our customer, in an uncharged state, enabling our customer (after training/certification) to charge them with liquid nitrogen and use our Cryoportal™ to enter orders with shipping and delivery service providers for the transportation of the package.

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•	“Customer Managed Solution,” a limited customer implemented solution, whereby we supply our Cryoport Express® Shippers to clients in a fully charged state, but leaving it to the client to manage the shipping, including the selection of the shipping and delivery service provider and the return of the shipper to us.

•	“powered by CryoportSM,” available to providers of shipping and delivery services who seek to offer a “branded” cryogenic logistics solution as part of their service offerings, with “powered by CryoportSM” appearing prominently on the offering software interface and packaging. This solution can also be private labeled upon meeting certain requirements, such as minimum required shipping volumes.

•	“Integrated Solution,” which is our total outsource solution. It is our most comprehensive solution and involves our management of the entire cryogenic logistics process for our client, including Cryoport employees at the client’s site to manage the client’s cryogenic logistics function in total.

•	“Regenerative Medicine Point-of-Care Repository Solution,” designed for allogeneic therapies. In this solution we supply our Cryoport Express® Shipper to ship and store cryogenically preserved life science products for up to six days (or longer periods with supplementary shippers) at a point-of-care site, with the Cryoport Express® Shipper serving as a temporary freezer/repository enabling the efficient and effective distribution of temperature sensitive allogeneic cell-based therapies without the expense, inconvenience, and potential costly failure of an on-sight, cryopreservation device.

•	“Personalized Medicine and Cell-based Immunotherapy Solution,” designed for autologous therapies. In this solution our Cryoport Express® Shipper serves as an enabling technology for the safe transportation of manufactured autologous cellular-based immunotherapy market by providing a comprehensive logistics solution for the verified chain of custody and condition transport from, (a) the collection of the patient’s cells in a hospital setting, to (b) a central processing facility where they are manufactured into a personalized medicine, to (c) the safe, cryogenically preserved return of these irreplaceable cells to a point-of-care treatment facility. If required, the Cryoport Express® Shipper can then serve as a temporary freezer/repository to allow the efficient distribution of this personalized medicine to the patient when and where the medical provider needs it most without the expense, inconvenience, and potential costly failure of an on-sight, cryopreservation device.

Cryoport is continuously expanding its solutions offerings in response to its customer’s needs. In June 2016, Cryoport announced a new Laboratory Relocation Service, for transport of complete laboratories. The Laboratory Relocation Service manages the safe, secure and proper transportation of materials that are stored in labs as well as lab equipment and instruments. Relocation projects can range in size from the relocation of a fully equipped lab to the move of a single freezer.

Also in June 2016, Cryoport further broadened its capabilities and solutions offerings beyond cryogenic logistics and transportation services to include temperature-controlled storage solutions that include cGMP compliant biorepositories at controlled temperatures and climatized systems. Cryoport Biostorage services feature extensive management and monitoring, including controlled access to commodities, periodic temperature and activity reports, as well as 21 CFR, Part 11 compliant monitoring with 24/7/365 alarm response.

Competitive Advantages

With our first-to-market cryogenic logistics solutions for the life sciences industry, we have established a unique lead over potential competitors. Furthermore, we are not aware of a company that offers comparable solutions and has the same capabilities Cryoport has as a global provider of advanced, validated cryogenic logistics solutions. As a solutions company working with our tools in packaging, information technology, and cryogenic logistics, we address our growing $2.0 billion cryogenic logistics market in innovative and creative ways.

The majority of our competition utilizes “old technologies.” In fact, most of our market still uses dry ice and liquid nitrogen. In the case of dry ice the technology does not deliver cryogenic temperatures and, consequently, this medium allows cells to degrade, sometimes beyond any utility. When biology was less developed, dry ice was believed to be acceptable and was readily available.

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Liquid nitrogen, on the other hand, while effective, is bulky, expensive and has special handling requirements. Both dry ice and liquid nitrogen are classified “hazardous” by shipping companies and regulatory authorities. In addition to being ineffective and/or classified as “dangerous goods,” they are inefficient when compared to Cryoport solutions. Conversely, Cryoport’s solutions are classified as non-hazardous.

Having been validated and qualified as a solutions provider for hundreds of life sciences companies and institutions, Cryoport has logged over 30,000 shipments to over 100 countries with hundreds of life sciences materials. Once life sciences companies start utilizing our advance cryogenic logistics solutions, we experience minimal client attrition.

While we look at companies such as Thermo Fisher Scientific, AmerisourceBergen Corporation and Marken as potential competitors, some of these companies are also our customers.

We think our competitive position is further enhanced by our respective “powered by Cryoport” partnership agreements with FedEx, DHL and UPS, who collectively, account for approximately 85% of world’s air freight and who, individually, have been expanding their offerings of cold chain logistics solutions to the life sciences industry. In short, we are the cryogenic solution for each of them, employing our packaging, our software and our logistics expertise.

The challenge for our seasoned, professional management team is to maintain what we believe to be a four year lead in the marketplace. In other words, we think it would take a serious potential competitor at least four years to build out the competencies that we possess and the knowledge we have of the marketplace.

In addition to our intellectual property consisting of three issued U.S. patents, one pending U.S. patent application, and one U.S. provisional patent application and our lead as the first to market mover, we think our biggest competitive advantage is our speed to market with new solutions and our sensitivity to anticipate and react to market needs. Our solutions are comprehensive and it is in our “DNA” to maintain our market lead by employing the best people in the industry as well as our current and new technologies to maintain that lead.

Given today’s environmental concerns, we also consider the fact that we are “green” to be a competitive advantage. Our packaging materials are recyclable and the key components are reusable. The fact that the inner and outer shells of our shippers are made of aircraft-grade aluminum makes these components recyclable as well. We take our responsibility toward the environment seriously.

Strategic Logistics Alliances

We have sought to establish strategic alliances as a long-term method of marketing our solutions providing minus 150° Celsius shipping condition to the life sciences industry. We have focused our efforts on leading companies in the logistics services industry as well as participants in the life sciences industry. In connection with our alliances with providers of shipping services, we refer to their offerings as “powered by CryoportSM” to reflect our solutions being integrated into our alliance partner’s services.

Cryoport now serves and supports the three largest integrators in the world, responsible for over 85% of worldwide airfreight, with its advanced cryogenic logistics solutions for life sciences. We operate with each independently and confidentially in support of their respective market and sales strategies. We maintain our independent partnerships with strict confidentiality guidelines within the Company. These agreements represent a significant validation of our solutions and the way we conduct our business.

FedEx. In January 2013, we entered into a master agreement with Federal Express Corporation (“FedEx”) (the “FedEx Agreement”) renewing these services and providing FedEx with a non-exclusive license and right to use a customized version of our CryoportalTM for the management of shipments made by FedEx customers. The FedEx Agreement became effective on January 1, 2013 and was amended in December 2015 to extend the initial term for an additional three years, expiring on December 31, 2018. FedEx has the right to terminate this agreement at any time for convenience upon 180 days’ notice.

Under our FedEx Agreement, we provide frozen shipping logistics services through the combination of our purpose-built proprietary technologies and turnkey management processes. FedEx markets and sells Cryoport’s services for frozen temperature-controlled cold chain transportation as its FedEx® Deep Frozen Shipping Solution on a non-exclusive basis and at its sole expense. As part of the solution, Cryoport has developed a FedEx branded version of the CryoportalTM software platform, which is “powered by CryoportSM” for use by FedEx and its customers, giving them access to the full capabilities of our cloud-based logistics management software platform.

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DHL. In June 2014, we entered into a master agreement with LifeConEx, a part of DHL Global Forwarding (“DHL”). DHL has enhanced its cold chain logistics offerings to its life sciences and healthcare customers with Cryoport’s validated cryogenic solutions. DHL offers Cryoport’s cryogenic solutions through its worldwide Thermonet network of Certified Life Sciences Stations under the DHL brands as “powered by CryoportSM”. In addition, DHL’s customers have direct access to our cloud-based order entry and tracking portal to order Cryoport Express® Solutions and receive preferred DHL shipping rates and discounts. Our proprietary logistics management operating platform, the CryoportalTM, is integrated with DHL’s tracking and billing systems to provide DHL life sciences and healthcare customers with a seamless way of accessing critical information regarding shipments of biological material worldwide.

UPS. In October 2014, we added United Parcel Services, Inc. (“UPS”) as our third major distributor by entering into an agreement with UPS Oasis Supply Corporation, a part of UPS, whereby UPS offers our validated and comprehensive cryogenic solutions to its life sciences and healthcare customers on a global basis. Over the course of rolling out our new relationship with UPS, UPS customers will have direct access to our cloud-based order entry and tracking portal to order Cryoport Express® Solutions and gain access to UPS’s broad array of domestic and international shipping and logistics solutions at competitive prices. Our proprietary logistics management operating platform, the CryoportalTM, is integrated with UPS’s tracking and billing systems to provide UPS life sciences and healthcare customers with a seamless way of accessing critical information regarding shipments of biological material worldwide.

Worthington Industries. In April 2016, we signed a strategic partnership with Worthington Industries, a maker of cryogenic storage vessels and equipment. Through this partnership, Worthington’s CryoScience by Taylor Wharton business will design and manufacture biostorage and logistics equipment for use in Cryoport’s life sciences cryogenic logistics solutions. With the added competencies Worthington’s CryoScience by Taylor Wharton brings to Cryoport, we can concentrate on further advancing and expanding our cold chain solutions to meet the growing and varied demands for validated cryogenic logistics solutions in the life sciences market. Working in tandem with Worthington allows Cryoport to meet the demands of a more diverse clientele through a broader offering, which in turn increases our revenue opportunity as well as provides us the opportunity to rapidly scale to support our clients commercialization activities.

Pacific Bio-Material Management. Through a strategic partnership with Pacific Bio-Material Management, Inc. (“PBMMI”) entered into in May 2016, Cryoport now offers storage solutions that include cGMP compliant biorepositories at controlled temperatures and climatized systems with effective redundancies such as back-up freezers and power. Cryoport Biostorage services features extensive management and monitoring, including controlled access to commodities, periodic temperature and activity reports, as well as 21 CFR, Part 11 compliant monitoring with 24/7/365 alarm response.

Cryoport’s Positioning in the Life Sciences Industry

Life sciences technologies are expected to have a significant impact on global society over the next 25 years. In the United States alone, the life sciences industry is made up of 6,000 identifiable establishments. However, the industry is growing globally in a way where research and manufacturing pipelines span across the globe, which increases the need to mitigate logistics risk.

The total cold chain logistics market has historically grown 70% faster per annum than the total logistics market. For 2011, global cold chain logistics transportation costs were reported to be $7.2 billion; about $1.5 billion within the cryogenic range of requirements. By 2017, transportation cost alone, for global life sciences cold chain logistics, is forecasted to grow to $9.3 billion, a 41% increase, and twice the growth of the overall market.

In addition, with the recent advancements in the development of biologics and cell-based therapies, scientists, intermediaries, and manufacturers require the means for cryogenically transporting their work. Temperatures must be maintained below the “glass point” (generally, minus 136ºC) while shipping these therapies to ensure that the shipped specimens are not subject to degradation that could impact the characteristics and efficacy of those specimens.

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While we estimate that our solutions currently offer comprehensive and technology-based monitoring and tracking for a potential of six to seven million deep frozen shipments globally on an annual basis, we also believe that with investment in our services, adaptations of our solutions can be applied to a large portion of an additional fifty-five to sixty million annual shipments requiring ambient (between 20° and 25°C), chilled (between 2° and 8°C) or frozen (minus 10° C or less) temperatures.

Cryoport’s clients include companies and institutions that require reliable cryogenic logistics solutions such as therapy developers for personalized medicine, bio-pharmaceuticals, research, contract research organizations, diagnostic laboratories, contract manufacturers, cord blood repositories, vaccine manufacturers, animal husbandry related companies, and in-vitro fertilization clinics.

Life Sciences Agreements

Zoetis. In December 2012, we signed an agreement with Pfizer Inc. relating to Zoetis Inc. (formerly the animal health business unit of Pfizer Inc.) pursuant to which we were engaged to manage frozen shipments of a key poultry vaccine. Under this arrangement, Cryoport provides on-site logistics personnel and its logistics management operating platform, the CryoportalTM to manage shipments from the Zoetis manufacturing site in the United States to domestic customers as well as various international distribution centers. As part of our logistics management services, Cryoport is constantly analyzing logistics data and processes to further introduce economies and reliability throughout the network, ensuring products arrive at their destinations in specified conditions, on-time and with the optimum utilization of resources. The Company manages Zoetis’ total fleet of dewar flask shippers used for this purpose, including liquid nitrogen shippers. In July 2013 the agreement was amended to expand Cryoport’s scope to manage all logistics of Zoetis’ key frozen poultry vaccine to all Zoetis’ international distribution centers as well as all domestic shipments. In October 2013, the agreement was further amended to further expand Cryoport’s role to include the logistics management for a second poultry vaccine. In September 2015, the agreement was further amended and extended through September 2018, subject to certain termination and extension provisions.

In summary, we serve the life sciences industry with cryogenic logistics solutions that are advanced, comprehensive, reliable, validated, and efficient. Our clients include those companies and institutions that have logistics requirements for personalized medicine, immunotherapies, stem cells, cell lines, tissue, vaccines, in-vitro fertilization, cord blood and other temperature sensitive commodities of life sciences.

Corporate History and Structure

We are a Nevada corporation originally incorporated under the name G.T.5-Limited (“GT5”) on May 25, 1990. In connection with a Share Exchange Agreement, on March 15, 2005 we changed our name to Cryoport, Inc. and acquired all of the issued and outstanding shares of common stock of Cryoport Systems, Inc., a California corporation, in exchange for 200,901 shares of our common stock (which represented approximately 81% of the total issued and outstanding shares of common stock following the close of the transaction). Cryoport Systems, Inc., which was originally formed in 1999 as a California limited liability company, and subsequently reorganized into a California corporation on December 11, 2000, remains the operating company under Cryoport, Inc. Our principal executive offices are located at 17305 Daimler Street, Irvine, CA 92614. The telephone number of our principal executive offices is (949) 470-2300, and our main corporate website is www.cryoport.com. The information on, or that can be accessed through our website is not part of this prospectus.

The Company became public by a reverse merger with a shell company in May 2005. Over time the Company has transitioned from being a development company to a fully operational public company, providing cold chain logistics solutions to the life sciences industry globally.

Cryoport Express® Solutions

Our Cryoport Express® Solutions are currently made up primarily of the Cryoportal™ software platform, Cryoport Express® Shippers, Cryoport Express® SmartPak condition monitoring systems and our life sciences cold chain logistics expertise. Cryoport Express® Solutions are focused on improving the reliability of frozen shipping while reducing our clients’ overall operating costs. This is accomplished by providing complete end-to-end solutions for the transport and monitoring of frozen or cryogenically preserved biological or other materials shipped primarily through distribution partners, such as FedEx, UPS, and DHL, and specialty couriers.

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The information technology is centered on a cryogenic logistics operating platform called the Cryoportal™. The Cryoportal™ is a cloud-based cryogenic logistics operating platform. Among its functions, the Cryoportal™ programmatically assists in the management of all aspects of the logistics operations beginning with order entry and continuing to monitor, log data, track shipments and store vital information. The Cryoportal™ is capable of producing a variety of Cryoport Express® Analytics which report shipment performance metrics and evaluates temperature-monitoring and other data collected by the Cryoport Express® SmartPak during shipment.

Cryoport Express® Solutions are focused on improving the reliability of cryogenic logistics while reducing our clients’ overall operating costs. This is accomplished by providing tailored and complete end-to-end solutions for cryogenic logistics requirements including management, transport, monitoring and data collection regarding frozen/cryogenically preserved biological commodities or pharmaceutical materials shipped primarily though integrators and Cryoport’s logistics network which includes specialty couriers, brokers and other intermediaries. Certain of the intellectual property underlying our Cryoport Express® Solutions, other than that related to the Cryoport Express® Shippers, have been, and continue to be, developed under a contract with an outside software development company, with the underlying technology licensed to Cryoport for exclusive use in our field of use.

Cryoportal™

The Cryoportal™ is used by Cryoport, our clients and business partners to automate the entry of orders, prepare customs documentation and to facilitate status and location monitoring of shipped orders while in transit. It is used by Cryoport to assist in managing logistics operations and to reduce administrative costs typically provisioned through manual labor relating to order-entry, order processing, preparation of shipping documents and back-office accounting. It is also used to support the high level of customer service expected by the industry. Certain features of the CryoportalTM reduce operating costs and facilitate the scaling of Cryoport’s business, but more importantly they offer significant value to the customer in terms of cost avoidance and risk mitigation. Examples of these features include automation of order entry, development of Key Performance Indicators (“KPI’s”) to support our efforts for continuous process improvements in our business, and programmatic exception monitoring to detect and sometimes anticipate delays in the shipping process, often before the customer or the shipping company becomes aware of them.

The Cryoportal™ also serves as the communications center for the management, collection and analysis of SmartPak data collected from SmartPak condition monitoring system in the field. Data is converted into pre-designed reports containing valuable and often actionable information that becomes the quality control standard or “pedigree” of the shipment. This information can be utilized by Cryoport to provide valuable feedback to our clients relating to their shipments.

The Cryoportal™ software platform has been developed as a “carrier-agnostic” system, allowing the client and the Cryoport Client Care team to work with a single or multiple integrators, freight forwarders, couriers and/or brokers depending on the specific requirements and client preferences. To increase operational efficiencies, Cryoportal™ has already been integrated with the tracking systems of FedEx, DHL and UPS and we plan to integrate it with other key logistics providers.

The Cryoportal™ was developed for time- and temperature-sensitive shipments that are required to be maintained at specific temperatures, such as ambient (between 20° and 25° Celsius), chilled (between 2° and 8° Celsius) or frozen (minus 10° Celsius or less all the way down to cryogenic temperatures (minus 150°C) to ensure that the shipped specimen is not subject to degradation or out of its designated “safe” range. While our current focus is on cryogenic logistics within the life sciences industry using the logistics solutions described herein, the use of the Cryoportal™ can and may be extended into other temperature ranges of the cold chain.

To our knowledge, the Cryoportal™ software platform is unique to cold chain logistics in the life sciences industry. It is robust and has considerable capabilities. We frequently are complimented about the Cryoportal™ and our strategic alliance partners chose to license the Cryoportal™ rather than attempt to duplicate its features in their logistics management software. We have engineered in a way that gives us the ability to offer the “powered by CryoportSM” strategy to our strategic alliance partners.

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The Cryoport Express® Shippers

Our Cryoport Express® Shippers are cryogenic dry vapor shippers capable of maintaining cryogenic temperatures of minus 150° Celsius or below for a dynamic shipping period of 10 or more days. A dry vapor cryogenic shipper is a device that uses liquid nitrogen contained inside a vacuum insulated vessel which serves as a refrigerant to provide stable storage temperatures below minus 150° Celsius. Our Cryoport Express® Shippers are designed to ensure that there is no pressure build up as the liquid nitrogen evaporates. We have developed a proprietary retention system to ensure that liquid nitrogen stays inside the vacuum container, which allows the shipper to be designated as a dry vapor shipper meeting IATA requirements. Biological or pharmaceutical specimens are stored in a specimen chamber, referred to as a “well” inside the container and refrigeration is provided by gas evolving from the liquid nitrogen entrapped within the proprietary retention system. Specimens that may be transported using our cryogenic shipper include: live cells, scientific or pharmaceutical commodities such as cancer vaccines, diagnostic materials, semen, eggs, embryos, infectious substances, and other commodities that require continuous exposure to frozen/cryogenic temperatures, i.e., temperatures below minus 150° Celsius.

An important feature of our Cryoport Express® Shippers, except for the newly introduced Cryoport Express® CXVC1 Shipper, is their compliance with the stringent packaging requirements of IATA Packing Instructions 602 and 650, respectively. These specifications include meeting internal pressure (hydraulic) and drop performance requirements. Under IATA guidelines, Cryoport Express® Shippers are classified as “Non-hazardous.” Dry ice and liquid nitrogen are classified as “Dangerous Goods.” Our shippers are also in compliance with International Civil Aviation Organization (“ICAO”) regulations that prohibit egress of liquid nitrogen residue from the shipping packages. The ICAO is a United Nations organization that develops regulations for the safe transport of dangerous goods by air.

We currently offer three sizes of dry vapor shippers, the Cryoport Express® Standard Shipper with a storage capacity of up to 75 2.0 ml vials, the Cryoport Express® High Volume Shipper, which has a storage capacity of up to 500 2.0 ml vials, and the Cryoport Express® CXVC1 Shipper, introduced in August 2014, which has a storage capacity of up to 1,500 2.0 ml vials. Our Cryoport Express® Shippers are composed of an aluminum (aircraft-grade) dewar flask, containing a well for holding the high value biological or other materials in its inner chamber and our proprietary retention foam that absorbs the liquid nitrogen placed in the shipper to provide it with its extreme cold temperature. The dewar flask is vacuum insulated to limit the transmission of heat from outside the flask to the liquid nitrogen captured within the absorption foam and the well.

Cryoport Express®–Standard Shippers

The Cryoport Express® Standard Shippers are lightweight, low-cost, re-usable dry vapor liquid nitrogen storage containers that, we believe, combine the best features of life sciences packaging, cryogenics science and vacuum insulation technology. A Cryoport Express® Standard Shipper is composed of an aluminum metallic dewar flask, with a well for holding the biological material in the inner chamber. The dewar vessel is a device in which the conduction, convection and radiation of heat are reduced as much as possible giving it the capability of maintaining its contents at a near-constant temperature over relatively long periods of time. The inner chamber of the shipper is surrounded by a high surface, low-density material which retains the liquid nitrogen in-situ by absorption, adsorption, and surface tension. Absorption is defined as the taking up of matter in bulk by other matter, as in the dissolving of a gas by a liquid, whereas absorption is the surface retention of solid, liquid or gas molecules, atoms or ions by a solid or liquid. This material absorbs liquid nitrogen several times faster than currently used materials, while providing the shipper with a hold time and capacity to transport biological materials safely and conveniently. The annular space between the inner and outer dewar walls is evacuated to a very high vacuum (10-6 Torr). The specimen-holding chamber has a primary cap to enclose the specimens/commodities, and a removable and replaceable secondary cap to further enclose the specimen/commodity-holding container and to contain the liquid nitrogen dry vapor. The entire dewar vessel is then wrapped in a plurality of insulating and cushioning materials and placed in a disposable outer packaging made of recyclable material. The Cryoport Express® Standard Shippers has a storage capacity of up to 75 2.0 ml vials.

Cryoport Express®–High Volume Shippers

The Cryoport Express® High Volume Shipper also uses a dry vapor liquid nitrogen (LN2) technology to maintain minus 150°C temperatures with a dynamic shipping endurance of 10 days. The Cryoport Express® High Volume Shipper is based on the same dry vapor technology as Cryoport’s original standard dry shipper and utilizes an absorbent material to hold LN2, thus providing the extended endurance time and IATA validation as a non-hazardous shipping container. The high volume dry shipper is reusable and recyclable, making it a highly sustainable and cost effective method of transporting life science materials. The Cryoport Express® High Volume Shipper has a storage capacity of up to 500 2.0 ml vials.

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Cryoport Express®–CXVC1 Shippers

The Cryoport Express® CXVC1 Shipper is our largest shipper and can be used either as a dry vapor shipper or a liquid shipper. It is designed to focus on vaccine ampoules or cryovial shipments in canisters. In the case of dry vapor liquid nitrogen (LN2), it maintains minus 150°C temperatures with a dynamic shipping endurance of 20 days. In the case of liquid nitrogen (LN2), it maintains minus 150°C temperatures with a shipping endurance of 72 days. The Cryoport Express® CXVC1 Shipper, in dry vapor form, is based on the same technology as Cryoport’s original standard dry shipper and utilizes an absorbent material to hold LN2, thus providing the extended endurance time and IATA validation as a non-hazardous shipping container. The Cryoport Express® CXVC1 Shipper, in liquid form, is a ‘wet’ dewar with all the characteristics attendant to a wet dewar and with a holding time of 72 days. The Cryoport Express® CXVC1 Shipper is reusable and recyclable, making it a highly sustainable and cost effective method of transporting life science materials. As a point of reference, the Cryoport Express® CXVC1 Shipper has a storage capacity of up to 1,500 0.2 ml vials.

Cryoport Express®–Shipper Summary

We believe Cryoport Express® Solutions are the best and most cost effective solution available in the biotechnology and life sciences markets and satisfy customer needs and scientific and regulatory requirements relating to the shipment of time- and temperature-critical, frozen and refrigerated transport of biological materials, such as stem cells, cell lines, pharmaceutical clinical trial samples, gene biotechnology, infectious materials handling, animal and human reproduction markets. Due to our proprietary technology and innovative design, our shippers are less prone to losing functional hold time when not kept in an upright position than the competing products because our proprietary dry vapor technology and innovative design prevent the spilling or leakage of the liquid nitrogen when the container is tipped or on its side which would otherwise adversely affect the functional hold time of the shipper.

The Cryoport Express® SmartPak Condition Monitoring System

Condition monitoring is a high-value feature from our client’s perspective as it is an effective and reliable method to determine that the shipment materials were not damaged and did not experience degradation during shipment due to temperature fluctuations. Our current standard SmartPak System consists of a self-contained automated data logger and thermocouple capable of recording cryogenic temperatures of samples shipped in our Cryoport Express® Shippers. The data-logging temperature probe is positioned within the shipper to record the most accurate reading. The resultant temperature mapping includes both the temperature inside the chamber (which is closest to the actual biomaterial) and the external temperature. This reading, combined with the mapping of shipment check-in points, can provide a holistic view of the complete shipping process.

We recently developed the SmartPak II™ Condition Monitoring System, which is currently in beta testing and is scheduled to be launched during the second quarter of fiscal year 2017. The SmartPak II™ Condition Monitoring System tracks the key aspects of each shipment that could affect the quality and/or timing of delivery of the material to its intended destination. This includes real-time tracking using GPS, cellular and Wi-Fi triangulation, monitoring of internal and external temperatures, pressure, shock, orientation of the shipper, as well as light, as a measure of security breaches, compromised packaging or shipper openings during transit. This advanced condition monitoring system is engineered to work in tandem with Cryoport’s logistics management platform, the Cryoportal™, enabling predictive and proactive monitoring of materials shipped. At the client’s election, shipments can have a full chain-of-custody and chain-of-condition with data monitoring, analysis, archival storage available for every shipment.

Chain-of-Condition

Chain-of-Condition information is essential for many life sciences materials. Monitoring starts with our custom-built condition monitoring systems (the Cryoport Express® SmartPak I and II). The Cryoport Express® SmartPak provides data on the condition of the shipper and material shipped, which is critical for temperature-sensitive biologics. The Cryoportal™ acts as the data repository for all shipment and condition information, which the customer can access through the Internet. Chain-of-condition service provided via Cryoport Express® SmartPak Condition Monitoring Systems is available at the client’s election.

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Chain-of-Custody

When overlaid with the carrier check-ins, the data monitor and analysis also provides a chain-of-custody. The report from the data monitor serves as analysis for temperature monitoring of the entire shipment as well as a tampering warning. If the client has elected to have chain-of-condition monitoring, each time the shipper is opened there is a temperature record. The report identifies outlier temperature excursions such as opening the shipment in customs or tampering and thus will allow for more conclusive investigations to ensure that specimens were not adversely impacted during shipment.

Cryoport Express® Analytics

Cryoport Express® Analytics information is captured by the Cryoportal™ to provide us and our customers access to important information from the shipments recorded in the Cryoportal™ to assist in management of our customers’ shipping. For us, we use the information to support planned future features to allow for an expansion of our solutions offering. Analytics is a term used by IT professionals to refer to performance benchmarks or Key Performance Indicators (“KPI’s”) that management utilizes to measure performance against desired standards. Examples for analytics tracked through the Cryoportal™ include time-based metrics for order processing time and on-time deliveries by our shipping partners, as well as profiling shipping lanes to determine average transit times and predicting potential shipping exceptions based on historical metrics. The analytical results are being utilized by Cryoport to render consultative and proactive client services.

Biological Material Holders

A containment bag is used in connection with the shipment of infectious or dangerous goods using the Cryoport Express® Shippers. Up to 75 cryovials (polypropylene vials with high-density polyethylene closures), set on aluminum canes, are placed into an absorbent pouch, which is designed to contain the entire contents of all the vials in the event of leakage. This pouch is then placed in a watertight Tyvek bag (secondary packaging) capable of withstanding cryogenic temperatures, and then sealed. This bag is then placed into the well of the Cryoport Express® Shipper.

Logistics Expertise, Consulting and Support

Cryoport’s client services professionals provide 24/7/365 live logistics and monitoring services with specialized knowledge in the domestic and global logistics of life sciences material requiring cryogenic temperatures. The Cryoport logistics professionals have validated shipping lanes in and out of more than 80 countries to date to ensure shipments maintain cryogenic temperatures and arrive securely and on time.

In April 2016, Cryoport announced the launch of a new Temperature Controlled Logistics Consulting Division to assist life sciences companies in developing strategies for global cold chain logistics management and contingency options to protect their valuable, and often irreplaceable, biological commodities. The launch of Cryoport’s Temperature Controlled Logistics Consulting Division addresses the demand created by the worldwide advances in cellular based therapies, including immunotherapies, stem cells and CAR T-cells. Cell-based immunotherapies are causing broad shifts and challenges for the life sciences industry, including how to obtain, properly store and transport the growing number of new, individualized, temperature sensitive therapies. Improper temperature maintenance or temperature excursions during any portion of a logistics cycle can adversely affect the viability of these biologically based commodities. Consequently, strategic, global logistics planning for cryogenic cold chain solutions has taken on a strategic importance to the life sciences industry and a rapidly growing demand for consulting expertise.

Other Development Activities

We are continuing our research and development efforts to further refine our current technology as well as explore opportunities with partners to offer complementary packaging solutions for frozen temperature (minus 10° Celsius or less), chilled temperature (2° and 8° Celsius) and ambient temperature (between 20° and 25° Celsius) shipping markets.

We also continue to further expand the functionality of our Cryoportal™ to ensure a high level of effectiveness and efficiency in the cold chain logistics process and to allow for intelligent and easy data monitoring and analysis.

Government Regulation

The shipping of diagnostic specimens, infectious substances and dangerous goods, whether via air or ground, falls under the jurisdiction of many state, federal and international agencies. The quality of the containers, packaging materials and insulation that protect a specimen determine whether or not it will arrive in a usable condition. Many of the regulations for transporting dangerous goods in the United States are determined by international rules formulated under the auspices of the United Nations.

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The International Civil Aviation Organization (“ICAO”) is the United Nations organization that develops regulations (Technical Instructions) for the safe transport of dangerous goods by air. If shipment is by air, compliance with the rules established by International Air Transport Association (“IATA”) is required. IATA is a trade association made up of airlines and air cargo couriers that publishes annual editions of the IATA Dangerous Goods Regulations. These regulations interpret and add to the ICAO Technical Instructions to reflect industry practices. Additionally, the Centers for Disease Control (“CDC”) has regulations (published in the Code of Federal Regulations) for interstate shipping of specimens, and OSHA also addresses the safe handling of Class 6.2 Substances.

Our Cryoport Express® Shippers meet Packing Instructions 602 and 650 and are certified for the shipment of Class 6.2 Dangerous Goods per the requirements of the ICAO Technical Instructions for the Safe Transport of Dangerous Goods by Air and IATA. Our present and planned future versions of the Cryoport SmartPak condition monitoring systems will likely be subject to regulation by the FAA, FCC, FDA, IATA and possibly other agencies which may be difficult to determine on a global basis.

We are also subject to numerous other federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future.

Manufacturing and Raw Materials

Manufacturing. In April 2016 we signed a strategic partnership with Worthington Industries, a maker of cryogenic storage vessels and equipment. Through this partnership, Worthington’s CryoScience by Taylor Wharton business will design and manufacture biostorage and logistics equipment for use in Cryoport’s life sciences cryogenic logistics solutions. With the added competencies Worthington’s CryoScience by Taylor Wharton brings to Cryoport, we can concentrate on further advancing and expanding our cold chain solutions to meet the growing and varied demands for validated cryogenic logistics solutions in the life sciences market. Working in tandem with Worthington allows Cryoport to meet the demands of a more diverse clientele through a broader offering which in turn, increases our revenue opportunity as well as provides us the opportunity to rapidly scale to support our clients commercialization activities. Our current fleet of cryogenic shippers consists of shippers that were manufactured in-house as well as shippers purchased from third parties that are modified to meet our specifications using our proprietary technology and know-how. In general, cryogenic shippers are available from more than one qualified manufacturer. For some components, however, there are relatively few alternate sources of supply and the establishment of additional or replacement suppliers may not be accomplished immediately, however, we have identified alternate qualified suppliers. Should this occur, we believe that with our current level of shippers, we have enough inventory to cover our forecasted demand.

Our data loggers used in our condition monitoring systems, the SmartPak I and II, have been acquired from single sources with the calibration done by an independent third party.

Raw Materials. Various common raw materials are used in the manufacture of our shippers and in the development of our technologies. These raw materials are generally available from several alternate distributors and manufactures. We have not experienced any significant difficulty in obtaining these raw materials and we do not consider raw material availability to be a significant factor in our business.

Patents and Proprietary Rights

In order to remain competitive, we must develop and maintain protection on the proprietary aspects of our technologies. We rely on a combination of patents, copyrights, trademarks, trade secret laws and confidentiality agreements to protect our intellectual property rights. We currently own three registered U.S. trademarks and three issued U.S. patents primarily covering various aspects of our Cryoport Express® Shippers.

We have also filed a U.S. provisional patent application for a smart label which will communicate electronically with our data logger. We intend to file additional patent applications to strengthen our intellectual property rights.

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The technology covered by the above indicated issued patents relates to matters specific to the use of liquid nitrogen shippers in connection with the shipment of biological materials. The concepts include those of disposability, package configuration details, liquid nitrogen retention systems, systems related to thermal performance, systems related to packaging integrity, and matters generally relevant to the containment of liquid nitrogen. Similarly, the trademarks mentioned relate to the cryogenic temperature shipping activity. Issued patents and trademarks currently owned by us and a patent application include:

Type:	No.	Issued	Expiration
Patent	6,467,642	Oct. 22, 2002	Jan. 2, 2021
Patent	6,119,465	Sep. 19, 2000	Feb. 10, 2019
Patent	6,539,726	Apr. 1, 2003	May 8, 2021
Patent Application	12/656,641	N/A	N/A
Trademark	3,569,471	Feb. 3, 2009	Feb. 3, 2019
Trademark	3,589,928	Mar. 17, 2009	Mar. 17, 2019
Trademark	2,632,328	Oct. 8, 2002	Oct. 8, 2022

Our success depends in part upon our ability to develop proprietary products and technologies and to obtain patent coverage for these products and technologies. We intend to file trademark and patent applications covering any newly developed products, methods and technologies. However, there can be no guarantee that any of our pending or future filed applications will be issued as patents. There can be no guarantee that the U.S. Patent and Trademark Office or some third party will not initiate an interference proceeding involving any of our pending applications or issued patents. Finally, there can be no guarantee that our issued patents or future issued patents, if any, will provide adequate protection from competition.

Patents provide some degree of protection for our proprietary technology. However, the pursuit and assertion of patent rights involve complex legal and factual determinations and, therefore, are characterized by significant uncertainty. In addition, the laws governing patent issuance and the scope of patent coverage continue to evolve. Moreover, the patent rights we possess or are pursuing generally cover our technologies to varying degrees. As a result, we cannot ensure that patents will issue from any of our patent applications, or that any of its issued patents will offer meaningful protection. In addition, our issued patents may be successfully challenged, invalidated, circumvented or rendered unenforceable so that our patent rights may not create an effective barrier to competition. Moreover, the laws of some foreign countries may not protect our proprietary rights to the same extent as the laws of the United States. There can be no assurance that any patents issued to us will provide a legal basis for establishing an exclusive market for our products or provide us with any competitive advantages, or that patents of others will not have an adverse effect on our ability to do business or to continue to use our technologies freely.

We may be subject to third parties filing claims that our technologies or products infringe on their intellectual property. We cannot predict whether third parties will assert such claims against us or whether those claims will hurt our business. If we are forced to defend against such claims, regardless of their merit, we may face costly litigation and diversion of management’s attention and resources. As a result of any such disputes, we may have to develop, at a substantial cost, non-infringing technology or enter into licensing agreements. These agreements may be unavailable on terms acceptable to such third parties, or at all, which could seriously harm our business or financial condition.

We also rely on trade secret protection of our intellectual property. We attempt to protect trade secrets by entering into confidentiality agreements with third parties, employees and consultants, although, in the past, we have not always obtained such agreements. It is possible that these agreements may be breached, invalidated or rendered unenforceable, and if so, our trade secrets could be disclosed to our competitors. Despite the measures we have taken to protect our intellectual property, parties to such agreements may breach confidentiality provisions in our contracts or infringe or misappropriate our patents, copyrights, trademarks, trade secrets and other proprietary rights. In addition, third parties may independently discover or invent competitive technologies, or reverse engineer our trade secrets or other technology. Therefore, the measures we are taking to protect our proprietary technology may not be adequate.

Customers and Distribution

As a result of growing globalization, including such areas as biotechnology, clinical trials, distribution of pharmaceutical products and reproductive medicine, the requirement for effective and reliable solutions for keeping clinical samples, pharmaceutical products and other specimen at frozen temperatures takes on added significance due to more complex shipping routes, extended shipping times, custom delays and logistics challenges. Today, such specimens are traditionally shipped in styrofoam cardboard insulated containers packed with dry ice, gel/freezer packs or a combination thereof. The current dry ice solutions have limitations that severely limit their effective use for both short and long-distances (e.g., international). Conventional dry ice shipments often require labor- intensive “re-icing” operations resulting in higher labor and shipping costs.

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We believe our patented Cryoport Express® Shippers, the Cryoportal™ and our logistics expertise make us well positioned to take advantage of the growing demand for effective and efficient international transport of temperature sensitive materials resulting from continued globalization. Of particular significance is the trend within the life sciences and biotechnology industries toward globalization.

We provide domestic shipping solutions in situations where specimens must be kept at frozen temperatures and in regions where there is a high priority placed on maintaining the integrity of materials shipped at these temperatures.

Pharmaceutical Clinical Trials. Every United States based pharmaceutical company developing a new drug must seek drug development protocol approval by the FDA. These clinical trials are to test the safety and efficacy of the potential new drug among other things. A significant amount of clinical trial activity is managed by a number of large Clinical Research Organizations (“CROs”).

In connection with the clinical trials, due to globalization, companies can be enrolled from all over the world and may need to regularly submit a blood or other specimen at the local hospital, doctor’s office or laboratory. These samples are then sent to specified testing laboratories, which may be local or in another country. The testing laboratories will typically set the requirements for the storage and shipment of blood specimens. In addition, drugs used by the patients may require frozen shipping to the sites of the clinical trials. While both domestic and international shipping of these specimens is accomplished using dry ice today, international shipments especially present several problems, as dry ice, under the best of circumstances, can only provide freezing for one to two days in the absence of re-icing (which is quite costly). Because shipments of packages internationally can take longer than one to two days or be delayed due to flight cancellations, incorrect destinations, labor problems, ground logistics, customs delays and safety reasons, dry ice is not always a reliable and/or cost effective option. Clinical trial specimens are often irreplaceable because each one represents clinical data at a prescribed point in time, in a series of specimens on a given patient, who may be participating in a trial for years. Sample integrity during the shipping process is vital to retaining the maximum number of patients in each trial. Our shippers are ideally suited for this market, as our longer hold time ensures that specimens can be sent over long distances with minimal concern that they will arrive in a condition that will cause their exclusion from the trial. There are also many instances in domestic shipments where Cryoport Express® Shippers will provide higher reliability and be cost effective.

Furthermore, the IATA requires that all airborne shipments of laboratory specimens be transmitted in either IATA Instruction 650 or 602 certified packaging. We have developed and obtained IATA certification of our Cryoport Express® System, which is ideally suited for this market, in particular due to the elimination of the cost to return the reusable shipper.

Biotechnology and Diagnostic Companies. The biotechnology market includes basic and applied research and development in diverse areas such as stem cells, cloning, gene therapy, DNA tumor vaccines, tissue engineering, genomics, and blood products. Companies participating in the foregoing fields rely on the frozen transport of specimens in connection with their research and development efforts, for which our Cryoport Express® Shippers are ideally suited.

Cell Therapy Companies. Rapid advancements are underway in the research and development of cell based therapies, which involve cellular material being injected into a patient. In allogeneic cell therapy, the donor is a different person to the recipient of the cells. Autologous cell therapy is a therapeutic intervention that uses an individual’s cells, which are cultured and expanded outside the body, and reintroduced into the donor. Once cells are processed, in either case, they must be shipped cryogenically for which our Cryoport Express® Shippers are ideally suited.

Central Laboratories. With the increase and globalization of clinical studies and trials, logistics has become more complex and ensuring sample integrity has become more challenging. International courier costs are now consuming a significant portion of global protocol budgets. We believe laboratories performing the testing of samples collected during the conduct of these global multi-site studies are looking for reliable state-of-the-art logistics solutions.

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Pharmaceutical Distribution. The current focus for the Cryoport Express® System also includes the area of pharmaceutical distribution. There are a significant number of therapeutic drugs and vaccines currently or anticipated soon to be undergoing clinical trials. After the FDA approves them for commercial marketing, it will be necessary for the manufacturers to have a reliable and economical method of distribution to the physician who will administer the product to the patient. It is likely that the most efficient and reliable method of distribution will be to ship a single dosage to the administering physician. These drugs are typically identified to individual patients and therefore will require a complete tracking history from the manufacturer to the patient. The most reliable method of doing this is to ship a unit dosage specifically for each patient. If such drugs require maintenance at frozen or cryogenic temperatures, each such shipment will require a frozen or cryogenic shipping package. Cryoport can provide the technology to meet this anticipated need.

Distribution of Vaccines and Biologic Therapies. There are a variety of vaccines and other drugs or therapies that require distribution at frozen or cryogenic temperatures. We anticipate significant growth in this area, in particular therapies based upon stem cells. It is likely that the most efficient and reliable method of distribution will be to ship a single dosage or a limited supply to the physician for administration to a patient.

In February 2013, we started providing comprehensive logistics management services for the lead poultry vaccine distribution of Zoetis, Inc. In October 2013, Zoetis engaged us to manage distribution of an additional vaccine.

Fertility Clinics and In Vitro Fertilization (“IVF”). Maintaining cryogenic temperatures during shipping and transfer of in vitro fertilization specimens like eggs, sperm, or embryos is critical for cell integrity in order to retain viability, stabilize the cells, and ensure reproducible results and successful IVF treatment. There are approximately 3,300 fertility clinics worldwide. Cryoport anticipates that this market will continue to grow; in the United States alone, the fertility market has grown to more than $4.0 billion with over 1.3 million women seeking treatment each year. In the worldwide market, it is reported that there are more than one billion IVF cycles per year and growing.

Sales and Marketing

We currently have six sales directors in the United States and one sales director in Europe, supported by inside sales and a marketing firm engaged in August of 2015. Given the global nature of our business, we are also establishing distribution channels to broaden our sales and marketing reach in the Americas, Europe and Asia. For the years ended March 31, 2016 and 2015, we had one customer that accounted for 14.0% and 22.7%, respectively, of total revenues. No other single customer generated over 10% of our total revenues during 2016 and 2015.

Our geographical revenues for the fiscal year ended March 31, 2016 were as follows:

USA	86.0%
Europe	5.8%
Asia	2.7%
Rest of World	5.5%

We renewed our agreement with FedEx and entered into agreements with UPS and DHL to further expand our revenue and marketing opportunities and we plan to establish additional strategic partnerships with integrators and freight forwarders. Subject to available financial resources, we also plan to hire additional sales and marketing personnel and implement marketing initiatives intended to increase awareness of the Cryoport Express® Solutions.

Cryoport Staging Centers

In addition to the services provided through our facility in Irvine, California, we have contracted with a third party to run our European Staging Center (located in Rotterdam, Holland) and Asian Staging Center (located in Singapore). The staging centers provide warehousing, shipping, receiving, refurbishing and recycling services for our shipping containers. This approach is a cost-effective way to initiate operations outside of the US and allows us to scale up as our business grows globally.

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Industry and Competition

Our products and services are sold into a rapidly growing segment of the logistics industry focused on the temperature sensitive packaging and shipping of biological materials. Expenditures for “value added” packaging for frozen transport have been increasing for the past several years and, due in part to continued globalization, are expected to continue to increase even more in the future as more domestic and international biotechnology firms introduce pharmaceutical products that require continuous refrigeration at cryogenic temperatures. We believe this will require a greater dependence on passively controlled temperature transport systems (i.e., systems having no external power source). In addition, we expect that industry standards and regulations will be introduced globally, requiring more comprehensive tracking and validation of shipping temperatures.

We believe that growth in the following markets has resulted in the need for increased reliability, efficiencies and greater flexibility in the temperature sensitive segment of the logistics market:

•	cell-based therapies

•	gene and stem cell biotechnology

•	cell lines

•	vaccine production

•	commercial drug product distribution

•	clinical trials, including transport of tissue culture samples

•	diagnostic specimens

•	infectious sample materials

•	inter/intra-laboratory diagnostic testing

•	temperature-sensitive specimens

•	biological samples, in general

•	environmental sampling

•	IVF

•	animal husbandry

Many of the biological products in these above markets require transport in a frozen state as well as the need for shipping containers which have the ability to maintain a frozen, cryogenic environment (e.g., minus 150° Celsius) for a period ranging from two to ten days (depending on the distance and mode of shipment). These products include stem cells, semen, embryo, tissue, tissue cultures, cultures of viruses and bacteria, enzymes, DNA materials, vaccines and certain pharmaceutical products.

One of the integral parts of our solutions are our Cryoport Express® Shippers that are based on a liquid nitrogen dry vapor technology. The following paragraphs compare our shippers with dry ice and liquid nitrogen shipping methods. Our solutions integrate the Cryoport Express® Shippers with our Cryoportal™ logistics software platform and our cold chain logistics know-how that are comprehensive and tailored to client requirements.

Cryoport Express Shippers (Liquid Nitrogen Dry Vapor) compared to Dry Ice Shipments

One problem faced by many companies operating in these specialized markets is the limited number of cryogenic shipping systems serving their needs. The currently adopted protocol and the most common method for packaging frozen transport in these industries is the use of solid-state carbon dioxide (dry ice). Dry ice is and has been used extensively in shipping to maintain a frozen state for a period of one to four days. Dry ice is used in the transport of many biological products, such as pharmaceuticals, laboratory specimens and certain infectious materials. The common approach to shipping these items via ground freight is to pack the product in a container, such as an expanded polystyrene (styrofoam) box or a molded polyurethane box, with a variable quantity of dry ice. The box is taped or strapped shut and shipped to its destination with freight charges based on its initial shipping weight. All dry ice shipping is considered dangerous goods shipping, requiring extra packaging steps and adding costs. It gives off carbon dioxide and sublimates unevenly and in short duration.

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With respect to shipments via specialized courier services, there is no standardized method or device currently in use for the purpose of transporting temperature-sensitive frozen biological specimens. One common method for courier transport of biological materials is to place frozen specimens, refrigerated specimens, and ambient specimens into a compartmentalized container, similar in size to a 55 quart Coleman or Igloo cooler. The freezer compartment in the container is loaded with a quantity of dry ice at minus 78° Celsius, while the refrigerated compartment at 8° Celsius utilizes ice substitutes.

Two manufacturers of the polystyrene and polyurethane containers frequently used in the shipping and courier transport of dry ice frozen specimens are Insulated Shipping Containers, Inc. and Tegrant (formerly SCA Thermosafe). When these containers are used with dry ice, the average sublimation rate (e.g., the rate at which dry ice turns from a solid to a gaseous state) in a container with a 1½ inch wall thickness is slightly less than three pounds per 24 hours. Other existing refrigerant systems employ the use of gel packs and ice substitutes for temperature maintenance. Gels and eutectic solutions (phase changing materials) with a wide range of phasing temperatures have been developed in recent years to meet the needs of products with varying specific temperature control requirements.

The use of dry ice and ice substitutes, however, regardless of external packaging used, are frequently inadequate because they do not provide low enough storage temperatures and, in the case of dry ice, last for only a few days without re-icing. As a result, companies run the risk of increased costs due to lost specimens and additional shipping charges due to the need to re-ice.

Some of the other disadvantages to using dry ice for shipping or transporting temperature sensitive products are as follows:

•	availability of a dry ice source;

•	handling and storage of the dry ice;

•	cost of the dry ice;

•	compliance with local, state and federal regulations relating to the storage and use of dry ice;

•	dangerous goods shipping regulations;

•	weight of containers when packed with dry ice;

•	securing a shipping container with a high enough R-value (which is a measure of thermal resistance) to hold the dry ice and product for the required time period;

•	securing a shipping container that meets the requirements of IATA, the DOT, the CDC, and other regulatory agencies; and

•	emission of greenhouse gases (primarily carbon dioxide) into the environment.

Due to the limitations of dry ice, specimens that require frozen shipping are more securely shipped at true cryogenic temperatures using a service such as liquid nitrogen dry vapor shippers (Cryoport Express Shippers), or liquid nitrogen shippers where the specimen is kept over actual liquid nitrogen. However, liquid nitrogen is hazardous and has many pitfalls including safety and expense.

Cryoport Express Shippers (Liquid Nitrogen Dry Vapor) compared to Liquid Nitrogen Dewars/Tanks

There are distinct disadvantages when using liquid nitrogen compared to the dry vapor liquid nitrogen used in Cryoport Express® Shippers. Liquid nitrogen dewars/tanks are classified as dangerous goods and cannot be shipped as parcel. In addition, the liquid nitrogen has to be disposed of prior to returning the dewar/tank to its origin. These issues add additional procedural steps and costs to the shipment. In addition, there is a risk of liquid nitrogen leakage if the dewar/tank tips to the side during transport, which can cause bodily injury and compromise the specimen being shipped. Due to the use of our proprietary technology, our Cryoport Express® Shippers are not prone to leakage when on their side or inverted, thereby protecting the integrity of our shipper’s hold time and being safe for handling.

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While both liquid nitrogen dry vapor and liquid nitrogen shippers provide solutions to the issues encountered when shipping with dry ice, liquid nitrogen shippers have some draw backs. For example, the cost for a liquid nitrogen shipper typically can range from $650 to $4,000 per unit, which can substantially limit their use for the transport of many common biologics, particularly with respect to small quantities such as is the case with direct to the physician drug delivery. Because of the initial cost and limited production of these containers, they are designed to be reusable. However, the cost of returning these containers can be significant, particularly in international markets, because most applications require only one-way shipping. In addition, the logistics support of cryogenic shippers requires more sophisticated logistics management and discipline to ensure shippers are returned and recycled, especially for international shipments, which many companies do not have in place.

Cryoport’s solutions are totally comprehensive and integrated for maximum reliability, economy and total effectiveness. Cryoport’s total logistics solution enables life sciences companies to utilize the superior liquid nitrogen dry vapor technology without having to make capital investments or developing in-house logistics expertise and systems by offering a complete solution, which includes the cloud-based Cryoportal™ logistics management platform, the temperature monitoring system and the 24/7/365 logistics support. Cryoport allows the customer to outsource logistics and focus on its core competencies while maintaining visibility of all shipping related information.

Within our intended biotechnology and life sciences markets for Cryoport Express® Shippers, there is limited known direct competition. We compete with liquid nitrogen and dry ice solutions by reason of the improved and integrated hardware and software technology in our products including our comprehensive logistics management software and through the use of our service enabled business model. The Cryoport Express® Solution provides a simple and cost effective solution for the frozen or cryogenic transport of biotech and life sciences materials. The Cryoportal™ assists with the management, scheduling and shipping of the Cryoport Express® Shippers, removing the burdens associated with other methods.

Traditional dry ice shippers and liquid nitrogen tank suppliers, such as MVE/Chart Industries, Taylor Wharton, and Air Liquide, offer various models of dry vapor liquid nitrogen shippers that are not as cost efficient for multi-use and multi-shipment purposes due to their significantly greater unit costs and unit weight (which may substantially increase the shipping cost). On the other hand, they are more established and have larger organizations and have greater financial, operational, sales and marketing resources, have a broader manufactured product offering of other liquid nitrogen products and more experience in research and development than we do.

Factors that we believe give us a competitive advantage are attributable to our software and shipping containers, which allow our shipper to retain liquid nitrogen when placed in non-upright positions, the overall “leak-proofness” of our package which determines compliance with shipping regulations, the overall weight and volume of the package which determines shipping costs, and our business model represented by the merged integration of our shipper with Cryoportal™ and SmartPak condition monitoring system into a seamless shipping, tracking and monitoring solution.

Other companies that offer potentially competitive products include Industrial Insulation Systems, which offers cryogenic transport units and has partnered with Marathon Products Inc., a manufacturer and global supplier of wireless temperature data collecting devices used for documenting environmentally sensitive products through the cold chain, and Kodiak Thermal Technologies, Inc. which offers, among other containers, a repeat use active-cool container that uses free piston stirling cycle technology. While not having their own shipping devices, BioStorage Technologies is potentially a competitive company through their management services offered for cold-chain logistics and long-term biomaterial storage. Cryogena offers a single use disposable LN2 shipper with better performance than dry ice, but it does not perform as well and is not as cost-effective as the Cryoport solution when all costs are considered. In addition, BioMatrica, Inc. is developing and offering technology that stabilizes biological samples and research materials at room temperature. They presently offer these technologies primarily to research and academic institutions; however, their technology may eventually enter the broader cold-chain market. Fisher BioServices, part of Thermo Fisher Scientific, provides cell therapy logistics services, maintaining cold chain from manufacturer to patient bedside. They provide customized solutions in biospecimen collection kits, biospecimen shipping, lab processing, biobanking and clinical trial support services.

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Research and Development

Our research and development efforts are focused on continually improving the features of our Cryoport Express® Solutions including the cloud-based Cryoportal™, the Cryoport Express® Shippers, secondary packaging solutions and our SmartPak condition monitoring systems. These efforts are expected to lead to the introduction of additional shippers of varying sizes based on market requirements, constructed of lower cost materials and utilizing high volume manufacturing methods that will make it practical to provide the cryogenic packages offered with the Cryoport Express® Solutions. Alternative phase change materials in place of liquid nitrogen may be used to increase the potential markets these shippers can serve such as ambient and 2°- 8°C markets. Our research and development expenditures for the fiscal years ended March 31, 2016 and 2015 were $550,300 and $352,600, respectively with the largest portion being spent on software maintenance and development.

Employees

The efforts of our employees are critical to our success. We believe that we have assembled a strong management team with the experience and expertise needed to execute our business strategy. We anticipate hiring additional personnel as needs dictate to implement our growth strategy. As of June 13, 2016, we had thirty-one full-time employees, one part-time employee, two consultants and three temporary employees.

Insurance

We currently maintain general liability insurance, with coverage in the amount of $1 million per occurrence, subject to a $2 million annual limitation. Claims may be made against us that exceed these limits. In fiscal year 2016, we did not experience any claims against our professional liability insurance. Our liability policy is an “occurrence” based policy. Thus, our policy is complete when we purchased it and following cancellation of the policy it continues to provide coverage for future claims based on conduct that took place during the policy term. However, our insurance may not protect us against all liability because our policies typically have various exceptions to the claims covered and also require us to assume some costs of the claim even though a portion of the claim may be covered. In addition, if we expand into new markets, we may not be aware of the need for, or be able to obtain insurance coverage for such activities or, if insurance is obtained, the dollar amount of any liabilities incurred could exceed our insurance coverage. A partially or completely uninsured claim, if successful and of significant magnitude, could have a material adverse effect on our business, financial condition and results of operations.

We also maintain product liability insurance with coverage in the amount of $1,000,000 per year. In addition, we currently maintain cargo insurance for shipments for one customer, with coverage of up to $10,000 per shipment.

DESCRIPTION OF PROPERTY

We do not own real property. We currently lease one facility, with approximately 27,600 square feet of corporate, research and development, and warehouse facilities, located in Irvine, California under an operating lease expiring February 28, 2023, subject to our option to extend the lease for two additional five-year periods. The initial base rent is approximately $24,700 per month. The lease agreement contains certain scheduled rent increases, which are accounted for on a straight-line basis. We also lease certain office equipment which expires in March 2018.

We believe that these facilities are adequate, suitable and of sufficient capacity to support our immediate needs.

LEGAL PROCEEDINGS

In the ordinary course of business, we are at times subject to various legal proceedings and disputes, including product liability claims. We currently are not aware of any such legal proceedings or claim that we believe will have, individually or in the aggregate, a material adverse effect on our business, operating results or cash flows. It is our practice to accrue for open claims based on our historical experience and available insurance coverage.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock

As of June 13, 2016 there were 14,271,910 shares of common stock outstanding and 478 stockholders of record. On June 13, 2016, the closing sale price of our common stock was $1.53 per share.

Market Information

The Company’s common stock is currently listed on the NASDAQ Capital Market and is traded under the symbol “CYRX.” Prior to July 29, 2015, the Company’s common stock was quoted on the OTCQB. The quarterly high and low reported closing sale prices for our common stock as quoted on the OTCQB or the high and low closing sales prices on the NASDAQ Capital Market, as applicable, for the periods indicated are as follows:

	High(1)	Low(1)
Year 2016:
Fourth Quarter Ended March 31, 2016	$2.16	$1.07
Third Quarter Ended December 31, 2015	$3.02	$2.00
Second Quarter Ended September 30, 2015	$7.20	$2.25
First Quarter Ended June 30, 2015	$8.88	$5.51

Year 2015:
Fourth Quarter Ended March 31, 2015	$8.64	$4.56
Third Quarter Ended December 31, 2014	$5.76	$4.32
Second Quarter Ended September 30, 2014	$5.88	$4.80
First Quarter Ended June 30, 2014	$6.36	$4.20

(1)	Adjusted for the Company’s 1-for-12 reverse stock split of outstanding shares in May 2015.

Dividends

No dividends on common stock have been declared or paid by the Company. The Company intends to employ all available funds for the development of its business and, accordingly, does not intend to pay any cash dividends in the foreseeable future.

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MANAGEMENT

Directors and Executive Officers

The following table sets for the name and age of each director and executive officer, the year first elected as a director and/or executive officer and the position(s) held with the Company.

Name	Age	Position	Date Elected
Jerrell W. Shelton	70	Chairman, President and Chief Executive Officer	2012
Richard J. Berman	73	Director	2015
Robert Hariri, M.D., Ph.D.	57	Director	2015
Ramkumar Mandalam, Ph.D.	51	Director	2014
Edward J. Zecchini	55	Director	2013
Robert S. Stefanovich	51	Chief Financial Officer, Treasurer and Corporate Secretary	2011

Jerrell W. Shelton. Mr. Shelton became a member of our board of directors in October 2012 and was appointed President and Chief Executive Officer of the Company in November 2012. He was appointed Chairman of the Board in October 2015. He served on the Board of Directors and standing committees of Solera Holdings, Inc. from April 2007 through November 2011. From June 2004 to May 2006, Mr. Shelton was the Chairman and CEO of Wellness, Inc., a provider of advanced, integrated hospital and clinical environments. Prior to that, he served as Visiting Executive to IBM Research and Head of IBM’s WebFountain. From October 1998 to October 1999, Mr. Shelton was Chairman, President and CEO of NDC Holdings II, Inc. Between October 1996 and July 1998, he was President and CEO of Continental Graphics Holdings, Inc. And from October 1991 to July 1996, Mr. Shelton served as President and CEO of Thomson Business Information Group. Mr. Shelton has a B.S. in Business Administration from the University of Tennessee and an M.B.A. from Harvard University. Mr. Shelton currently serves on the Advisory Board of Directors of the Smithsonian Institution Library. Mr. Shelton’s extensive leadership, management, strategic planning and financial expertise through his various leadership and directorship roles in public, private and global companies, makes him well-qualified to serve as a member of the board of directors.

Richard J. Berman. Mr. Berman became a member of our board of directors in January 2015, and serves as Chairman of the Audit and Compensation Committee and member of the Nominating and Governance Committee of the Board. Mr. Berman’s business career spans over 35 years of venture capital, senior management and merger & acquisitions experience. In the past 5 years, Mr. Berman has served as a director and/or officer of over a dozen public and private companies. From 2006 to 2011, he was Chairman of National Investment Managers, a company with $12 billion in pension administration assets. Mr. Berman is a director of four public healthcare companies: Advaxis, Inc., Caldarius, Inc. (formerly Neostem, Inc.), MetaStat Inc. and Cryoport Inc. From 2002 to 2010, he was a director of Nexmed Inc. where he also served as Chairman/CEO in 2008 and 2009 (formerly Apricus Biosciences, Inc.); From 1998 to 2000, he was employed by Internet Commerce Corporation (now Easylink Services) as Chairman and CEO, and was a director from 1998 to 2012. Previously, Mr. Berman worked at Goldman Sachs; was Senior Vice President of Bankers Trust Company, where he started the M&A and Leveraged Buyout Departments; created the largest battery company in the world in the 1980’s by merging Prestolite, General Battery and Exide to form Exide Technologies (XIDE); helped to create what is now Soho (NYC) by developing five buildings; and advised on over $4 billion of M&A transactions. He is a past Director of the Stern School of Business of NYU where he obtained his BS and MBA. He also has U.S. and foreign law degrees from Boston College and The Hague Academy of International Law, respectively. Mr. Berman’s financial and business expertise, including his background in biotechnology, international management and banking, and his extensive experience as a director in the public company context makes him well-qualified to serve as a member of the board of directors.

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Robert Hariri, M.D., Ph.D. Dr. Hariri, M.D., Ph.D. became a member of our board of directors in September 2015. Dr. Hariri has been the chairman, founder and chief scientific officer of Celgene Cellular Therapeutics, a division of Celgene Corporation, since 2005. Prior to joining Celgene Cellular Therapeutics as president in 2002, Dr. Hariri was founder, chairman and chief scientific officer at Anthrogenesis Corporation/LIFEBANK, Inc., a privately held biomedical technology and service corporation involved in the area of human stem cell therapeutics, which was acquired by Celgene in 2002. Dr. Hariri is also co-founder and president of Human Longevity, Inc., a genomics and cell-therapy company. He serves on numerous Boards of Directors including Myos Corporation (Nasdaq: MYOS), Provista Diagnostics and Bionik Laboratories Corp (OTCQX: BNKL) and is a member of the Board of Visitors of the Columbia University School of Engineering &Applied Sciences and the Science &Technology Council of the College of Physicians and Surgeons; as well as a member of the Scientific Advisory Board for the Archon X PRIZE for Genomics, which is awarded by the X Prize Foundation. Dr. Hariri is also a Trustee of the J. Craig Venter Institute and the Liberty Science Center and has been appointed Commissioner of Cancer Research by New Jersey Governor, Chris Christie. Dr. Hariri was recipient of the Thomas Alva Edison Award in 2007 and 2011, and has received numerous other honors for his many contributions to biomedicine and aviation. Dr. Hariri received his undergraduate training at Columbia College and Columbia University School of Engineering and Applied Sciences and was awarded his M.D. and Ph.D. degrees from Cornell University Medical College. Dr. Hariri received his surgical training at The New York Hospital-Cornell Medical Center where he also directed the Aitken Neurosurgery Laboratory and the Center for Trauma Research. Dr. Hariri’s training as a scientist, his knowledge and experience with respect to the biomedical and pharmaceutical industries and his extensive research and experience makes him well-qualified to serve as a member of the board of directors.

Ramkumar Mandalam, Ph.D. Dr. Mandalam became a member of our board of directors in June 2014. He is member of the Compensation Committee and Governance and Nominating Committee. Dr. Mandalam is the President and CEO of Cellerant Therapeutics, Inc., a clinical stage biotechnology company developing novel cell-based and antibody therapies for cancer treatment and blood-related disorders. Prior to joining Cellerant in 2005, he was the Executive Director of Product Development at Geron Corporation, a biopharmaceutical company where he managed the development and manufacturing of cell based therapies for treatment of degenerative diseases and cancer. From 1994 to 2000, he held various positions in research and development at Aastrom Biosciences, where he was responsible for programs involving ex vivo expansion of human bone marrow stem cells and dendritic cells. Dr. Mandalam received his Ph.D. in Chemical Engineering from the University of Michigan, Ann Arbor, Michigan. Dr. Mandalam is the author or co-author of several publications, patent applications, and abstracts. Dr. Mandalam’s training as a scientist, extensive background in biotechnology and management expertise and makes him well- qualified to serve as a member of the board of directors.

Edward J. Zecchini. Mr. Zecchini became a member of our board of directors in September 2013, and serves as Chairman of the Nominating and Governance Committee of the Board and member of the Audit Committee and the Compensation Committee. Mr. Zecchini currently serves as Chief Information Officer at Remedy Partners, Inc. Prior to that, Mr. Zecchini served as Executive Vice President and Chief Technology Officer at Sandata Technologies, LLC, from May 2010 to March 2014, President and Chief Executive Officer of IT Analytics LLC from March 2008 to April 2010, Executive Vice President of Operations and Chief Information Officer of Touchstone Healthcare Partnership from May 2007 to February 2008 and Senior Vice President and Chief Information Officer of HealthMarkets, Inc. from October 2004 to April 2007. Earlier in his career he held senior level positions at Thomson Healthcare and SportsTicker, Inc. Mr. Zecchini has over thirty years of experience in the healthcare and information technology industries. Mr. Zecchini holds a Bachelor of Arts degree from the State University of New York at Oswego. Mr. Zecchini’s business expertise, including his background and extensive experience information technology and management makes him well-qualified to serve as a member of the board of directors.

Robert S. Stefanovich. Mr. Stefanovich became Chief Financial Officer, Treasurer and Corporate Secretary for the Company in June 2011 following the Company’s filing of its Form 10–K for the fiscal year ended March 31, 2011. From June 15, 2012 to November 4, 2012, Mr. Stefanovich served as the Principal Executive Officer of the Company. From November 2007 through March 2011, Mr. Stefanovich served as Chief Financial Officer of Novalar Pharmaceuticals, Inc., a venture-backed specialty pharmaceutical company. Prior to that, he held several senior positions, including interim Chief Financial Officer of Xcorporeal, Inc., a publicly traded medical device company, Executive Vice President and Chief Financial Officer of Artemis International Solutions Corporation, a publicly traded software company, Chief Financial Officer and Secretary of Aethlon Medical Inc., a publicly traded medical device company and Vice President of Administration at SAIC, a Fortune 500 company. Mr. Stefanovich also served as a member of the Software Advisory Group and an Audit Manager with Price Waterhouse LLP’s (now PricewaterhouseCoopers) hi-tech practice in San Jose, CA and Frankfurt, Germany. He currently also serves as a board member of Project InVision International, a provider of business performance improvement solutions. He received his Masters of Business Administration and Engineering from University of Darmstadt, Germany.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (the “SEC”) reports of beneficial ownership and reports of changes in beneficial ownership in the Company’s securities. Such directors, executive officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms received by it, the Company believes that during fiscal 2016, all Section 16(a) filings applicable to its directors, officers, and 10% stockholders were filed on a timely basis, except that Mr. Rathmann had one late report for two transactions, Mr. Berman had one late report for two transactions, Mr. Zecchini had one late report for two transactions, Dr. Ramkumar had two late reports for three transactions, and Mr. Hariri had one late report for one transaction.

Director Independence

Our board of directors is responsible for determining the independence of our directors. For purposes of determining director independence, our board of directors has applied the definitions set forth in NASDAQ Rule 5605(a)(2) and the related rules of the SEC. Based upon its evaluation, our board of directors has affirmatively determined that the following directors meet the standards of independence: Mr. Berman, Dr. Hariri, Dr. Mandalam and Mr. Zecchini.

Committees of the Board of Directors

Our board of directors has established an Audit Committee, a Compensation Committee and Nomination and Governance Committee. Charters for each of these committees is available on the Company’s website at www.cryoport.com on the “Investor Relations: Corporate Governance” page under the heading “About Us.” Information on the website does not constitute a part of this registration statement.

Audit Committee

The functions of the Audit Committee are to (i) review the qualifications of the independent auditors, our annual and interim financial statements, the independent auditor’s report, significant reporting or operating issues and corporate policies and procedures as they relate to accounting and financial controls; and (ii) to consider and review other matters relating to our financial and accounting affairs.

The current members of the Audit Committee are Mr. Berman, who is the Audit Committee Chairman, Dr. Hariri and Mr. Zecchini. The Company has determined that (i) Mr. Berman qualifies as an “audit committee financial expert” as defined under the rules of the SEC and is “independent” within the meaning of NASDAQ Rule 5605(a)(2) and the applicable laws and regulations of the SEC, and (ii) Dr. Hariri and Mr. Zecchini meet NASDAQ’s financial literacy and financial sophistication requirements and are “independent” within the meaning of NASDAQ Rule 5605(a)(2) and the applicable laws and regulations of the SEC.

Compensation Committee

The purpose of the Compensation Committee is to discharge our board of directors’ responsibilities relating to compensation of the Company’s directors and executive officers, to produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement, as necessary, and to oversee and advise our board of directors on the adoption of policies that govern the Company’s compensation programs, including stock incentive and benefit plans.

The current members of the Compensation Committee are Mr. Berman, who is the Compensation Committee Chairman, Dr. Mandalam and Mr. Zecchini, each of whom is independent under applicable independence requirements. Each of the current members of the Compensation Committee is a “non-employee director” under Section 16 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Code.

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Nomination and Governance Committee

The functions of the Nomination and Governance Committee are to (i) make recommendations to our board of directors regarding the size of our board of directors, (ii) make recommendations to our board of directors regarding criteria for the selection of director nominees, (iii) identify and recommend to our board of directors for selection as director nominees individuals qualified to become members of the Board, (iv) recommend committee assignments to our board of directors, (v) recommend to our board of directors corporate governance principles and practices appropriate to the Company, and (vi) lead our board of directors in an annual review of its performance.

The current members of the Nomination and Governance Committee are Mr. Zecchini, who is the Nomination and Governance Committee Chairman, Mr. Berman and Dr. Mandalam.

Corporate Code of Conduct

The Company has adopted a corporate code of conduct that applies to its directors and all employees, including the Company’s Chief Executive Officer and Chief Financial Officer. The Company has posted the text of its corporate code of conduct on the Company’s website at www.cryoport.com on the “Investor Relations: Corporate Governance” page under the heading “About Us.”

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EXECUTIVE COMPENSATION

Compensation Overview

We are a “smaller reporting company” as such term is defined in Rule 405 of the Securities Act, and Item 10 of Regulation S-K. Accordingly, and in accordance with relevant SEC rules and guidance, we have elected, with respect to the disclosures required by Item 402 (Executive Compensation) of Regulation S-K, to comply with the disclosure requirements applicable to smaller reporting companies. This “Compensation Overview” section discusses the compensation programs and policies for our executive officers and the Compensation Committee’s role in the design and administration of these programs and policies in making specific compensation decisions for our executive officers, including our “named executive officers.”

Our Compensation Committee has the sole authority and responsibility to review and determine, or recommend to our board of directors for determination, the compensation package of our chief executive officer and each of our other named executive officers, each of whom is identified in the “Summary Compensation Table” below. Our Compensation Committee also considers the design and effectiveness of the compensation program for our other executive officers and approves the final compensation package, employment agreements and stock award and option grants for all of our executive officers. Our Compensation Committee is composed entirely of independent directors who have never served as officers of our company. Our Compensation Committee is authorized to engage compensation consultants, but did not do so in fiscal 2016 or 2015.

Set forth below is a discussion of the policies and decisions that shape our executive compensation program, including the specific objectives and elements. Information regarding director compensation is included under the heading “Director Compensation” below.

General Executive Compensation Objectives and Philosophy

The objective of our executive compensation program is to attract, retain and motivate talented executives who are critical for our continued growth and success and to align the interests of these executives with those of our stockholders. To achieve this objective, besides annual base salaries, our executive compensation program utilizes a combination of annual incentives through cash bonuses and long-term incentives through equity-based compensation. In establishing overall executive compensation levels, our Compensation Committee considers a number of criteria, including the executive’s scope of responsibilities, prior and current period performance and attainment of individual and overall company performance objectives and retention concerns. Our president and chief executive officer and our Compensation Committee believe that substantial portions of executive compensation should be linked to the overall performance of our Company, and that the contribution of individuals over the course of the relevant period to the goal of building a profitable business and stockholder value will be considered in the determination of each executive’s compensation.

Generally, our Compensation Committee reviews and, as appropriate, modifies compensation arrangements for executive officers in the first quarter of each fiscal year, subject to the terms of existing employment agreements with our named executive officers, as discussed below. For fiscal 2016, our Compensation Committee considered our president and chief executive officer’s executive compensation recommendations for the Company’s chief financial officer. In making such determinations, the Compensation Committee considered the overall performance of each executive and their contribution to the growth of our company and its products, as well as overall company performance through personal and corporate achievements. As we are not yet cash-flow positive, the Compensation Committee considered each executive officer’s contributions for fiscal 2016, as well as the retention of our executive officers. Given the Company’s limited cash reserves, no cash bonuses were authorized or paid to our executive officers, however, the Compensation Committee is currently reviewing the issuance of additional stock options to executives to ensure that executive compensation and incentives are at appropriate levels to retain and motivate our executives.

We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Executive Officers of the Company

The Company’s current executive officers are as follows:

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Jerrell W. Shelton, age 70, became President and Chief Executive Officer of the Company on November 5, 2012. He served on the Board of Directors and standing committees of Solera Holdings, Inc. from April 2007 through November 2011. From June 2004 to May 2006, Mr. Shelton was the Chairman and CEO of Wellness, Inc., a provider of advanced, integrated hospital and clinical environments. Prior to that, he served as CEO of IBM’s WebFountain. From October 1998 to October 1999, Mr. Shelton was Chairman, President and CEO of NDC Holdings II, Inc. Between October 1996 and July 1998, he was President and CEO of Continental Graphics Holdings, Inc. and from October 1991 to July 1996, Mr. Shelton served as President and CEO of Thomson Business Information Group. Mr. Shelton has a B.S. in Business Administration from the University of Tennessee and an M.B.A. from Harvard University. Mr. Shelton currently serves on the Advisory Board of Directors and the Nominating and Stewardship committee of the Smithsonian Institution Libraries.

Robert S. Stefanovich, age 51, became Chief Financial Officer, Treasurer and Corporate Secretary for the Company on June 27, 2011 following the Company’s filing of its Form 10–K for the fiscal year ended March 31, 2011. From June 15, 2012 to November 4, 2012, Mr. Stefanovich served as the Principal Executive Officer of the Company. From November 2007 through March 2011, Mr. Stefanovich served as Chief Financial Officer of Novalar Pharmaceuticals, Inc., a venture-backed specialty pharmaceutical company. Prior to that, he held several senior positions, including interim Chief Financial Officer of Xcorporeal, Inc., a publicly traded medical device company, Executive Vice President and Chief Financial Officer of Artemis International Solutions Corporation, a publicly traded software company, Chief Financial Officer and Secretary of Aethlon Medical Inc., a publicly traded medical device company and Vice President of Administration at SAIC, a Fortune 500 company. Mr. Stefanovich also served as a member of the Software Advisory Group and an Audit Manager with Price Waterhouse LLP’s (now PricewaterhouseCoopers) hi-tech practice in San Jose, CA and Frankfurt, Germany. He currently also serves as a board member of Project InVision International, a provider of business performance improvement solutions. He received his Masters of Business Administration and Engineering from University of Darmstadt, Germany.

Summary Compensation Table

The following table contains information with respect to the compensation for the fiscal years ended March 31, 2016 and 2015 of our chief executive officer and chief financial officer. We refer to the executive officers identified in this table as our “Named Executive Officers.”

Name and Principal Position	Fiscal Year	Salary (1) ($)		Bonus ($)		Option Awards (2) ($)		All Other Compensation ($)	Total Compensation ($)
Jerrell W. Shelton	2016	300,000	(3)	—		3,111,677	(4)	—	3,411,677
President and Chief Executive Office	2015	300,000	(3)	—		1,625,913	(4)	—	1,925,913
Robert S. Stefanovich	2016	255,000	(3)	30,000	(6)	740,236	(5)	—	1,025,236
Chief Financial Officer	2015	225,000	(3)	—		307,695	(5)	—	532,695

(1)	This column represents salary as of the last payroll period prior to or immediately after March 31 of each fiscal year.
(2)	This amount represents the total grant date fair value of all stock options granted in fiscal year 2016 and 2015. Pursuant to SEC rules, the amount shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to the grants made in fiscal year 2016 and 2015, see Note 2 “Summary of Significant Accounting Policies” in the accompanying consolidated financial statements.
(3)	This amount represents the annual base salary paid.
(4)	This amount represents the fair value of all options granted to Mr. Shelton as compensation for services as a director and officer of the Company during fiscal year 2016 and 2015. Based on the recommendation of the Compensation Committee and approval by our board of directors, on November 20, 2015, May 7, 2015 and December 18, 2014, Mr. Shelton was granted an option to purchase 827,000, 219,892 and 387,501 shares, respectively, of common stock in connection with his engagement as Chief Executive Officer of the Company. The exercise price of the options are equal to or more than the fair value of the Company’s stock as of the grant date.

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(5)	This amount represents the fair value of all options granted to Mr. Stefanovich as compensation for services as an officer of the Company during fiscal year 2016 and 2015. Based on the recommendation of the Compensation Committee and approval by our board of directors, on November 20, 2015, May 7, 2015 and December 18, 2014, Mr. Stefanovich was granted an option to purchase 177,200, 57,484 and 73,334 shares of common stock, respectively. The exercise price of the options are equal to the fair value of the Company’s stock as of the grant date.
(6)	This amount represents the bonus earned for fiscal year 2016 as approved by the Compensation Committee of the Board of Directors.

Narrative Disclosure to Summary Compensation Table

Employment Contracts

Jerrell W. Shelton

On November 5, 2012, the Company entered into an employment agreement (the “Initial Agreement”) with Mr. Shelton with respect to his employment as President and Chief Executive Officer. The Initial Agreement provided a term of six months. The Initial Agreement provided an initial annual base salary of $300,000 during the Term.

In addition, on the date of the Initial Agreement, Mr. Shelton was awarded two options giving him the right to acquire an aggregate of 137,500 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of the Agreement, or $2.40 per share. The aggregate number of shares was determined by dividing $350,000 by the closing price of the Company’s common stock on the date of the Agreement, or $2.40 per share, and subtracting 8,334 shares, which is the number of shares of common stock that Mr. Shelton was given the right to purchase pursuant to the option that was issued to him in connection with his appointment to the Board of Directors on October 22, 2012. The first option issued in connection with the Agreement was issued under the Company’s 2011 Stock Incentive Plan and provides Mr. Shelton the right to purchase 54,167 shares of the common stock of the Company, which is the maximum that may be awarded to Mr. Shelton in this fiscal year under such plan. Mr. Shelton subsequently exercised 54,167 of these shares in May and November 2013. The second option provided Mr. Shelton the right to purchase 83,334 shares of common stock of the Company and was granted outside of the Company’s incentive plans. The options vest in six equal monthly installments during the Term and expire at the earlier of (a) ten years from the date of the Agreement, and (b) five (5) years from the date of the resignation and/or removal of the Mr. Shelton as a member of the Board of Directors of the Company.

On June 28, 2013, after the expiration of the Initial Agreement, the Company entered into a new employment agreement (the “Agreement”) with Mr. Shelton with respect to his employment as President and Chief Executive Officer. The Agreement is effective through May 14, 2017 (the “Term”).

The Agreement provides an initial annual base salary of $300,000 during the Term. In addition, on the date of the Agreement, Mr. Shelton was awarded options giving him the right to acquire an aggregate of 325,209 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of the Agreement, or $3.24 per share, and such options were granted outside of the Company’s incentive plans. The option vests immediately with respect to 13,551 shares and the remaining right to purchase the remaining shares vests in equal monthly installments on the fifth day of each month for forty-six months beginning on July 5, 2013 and ending on May 5, 2017. Provided that such vesting will be accelerated on the date that the Company files a Form 10-Q or Form 10-K indicating an income from operations for the Company in two consecutive fiscal quarters and immediately in the event of a change of control of the Company.

The options expire at the earlier of (a) ten years from the date of the Agreement, and (b) twenty four (24) months from the date of the resignation and/or removal of the Mr. Shelton as Chief Executive Officer of the Company.

Mr. Shelton has agreed during the Term and for a period of one year following the termination of the Agreement, not to solicit, induce, entice or attempt to solicit, induce, or entice any employee of the Company to leave employment with the Company. Payments due to Mr. Shelton upon a termination of his employment agreement are described below.

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Robert S. Stefanovich

Although the Company does not have a written employment agreement with Mr. Stefanovich, pursuant to the terms of his offer letter, the Company agreed to pay Mr. Stefanovich an annual base salary of $225,000 per year which was increased to $255,000 in May 2015 and $267,500 in May 2016. In addition, he is eligible for an incentive bonus targeted at 25% of his annual base salary. Mr. Stefanovich is eligible to participate in all employee benefits plans or arrangements which may be offered by the Company during the term of his agreement. The Company shall pay the cost of Mr. Stefanovich’s health insurance coverage in accordance with the Company’s plans and policies while he is an employee of the Company. Mr. Stefanovich is also eligible for fifteen (15) paid time off days a year, and is entitled to receive fringe benefits ordinarily and customarily provided by the Company to its senior officers. Payments due to Mr. Stefanovich upon a termination of his employment agreement with the Company are described below.

The Company has no other employment agreements with executive officers of the Company as of March 31, 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding unexercised stock options held by our Named Executive Officers as of fiscal year ended March 31, 2016:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price (%)	Option Expiration Date
Jerrell W. Shelton	8,334	(1)	—	—		$2.28	10/22/22
	83,334	(2)	—	—		$2.40	11/05/22
	237,134	(3)	—	88,075	(3)	$3.24	06/28/23
	121,107	(4)	—	266,394	(4)	$4.80	12/18/24
	45,817	(5)	—	174,075	(5)	$7.80	05/07/25
	120,604	(6)	—	706,396	(6)	$5.00	08/20/25

Robert Stefanovich	10,417	(7)	—	—	(7)	$10.32	06/20/21
	—	(8)	—	3,334	(8)	$5.16	08/03/22
	4,375	(9)	—	625	(9)	$5.16	08/03/22
	48,078	(10)	—	21,840	(10)	$3.24	06/28/23
	22,920	(11)	—	50,414	(11)	$4.80	12/18/24
	11,980	(12)	—	45,504	(12)	$7.80	05/07/25
	25,842	(13)	—	151,358	(13)	$3.07	08/20/25

(1)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Shelton was granted an option to purchase 8,334 shares of common stock exercisable at $2.28 per share on October 22, 2012 upon joining the board of directors. Options vests in twelve equal monthly installments. The exercise price for shares of common stock pursuant to the options is equal to the fair value of the Company’s stock as of the grant date.

(2)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Shelton was granted an option to purchase 137,500 shares of common stock exercisable at $2.40 per share on November 5, 2012, which vests in six equal monthly installments. 54,166 of these options were issued under the 2011 stock option plan and exercised in May and November 2013 and 83,884 were issued outside of a plan. The exercise price for shares of common stock pursuant to the option is equal to the fair value of the Company’s stock as of the grant date.

(3)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Shelton was granted an option to purchase 325,209 shares of common stock exercisable at $3.24 per share on June 28, 2013. The option vests 2/48th immediately with the remainder vesting 1/48th per month for 46 months. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.

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(4)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Shelton was granted an option to purchase 387,500 shares of common stock exercisable at $4.80 per share on December 18, 2014. The option vests in monthly installments over a four year period, 262,500 shares were issued outside of a plan. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.

(5)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Shelton was granted an option to purchase 219,892 shares of common stock exercisable at $7.80 per share on May 7, 2015. The option vests in monthly installments over a four year period, 219,892 shares were issued outside of a plan. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.

(6)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Shelton was granted an option to purchase 827,000 shares of common stock exercisable at $3.07 per share on August 20, 2015, subject to stockholder approval of the 2015 Omnibus Equity Incentive Plan which occurred on November 20, 2015. The award was amended on February 3, 2016 to increase the exercise price of the option from $3.07 to $5.00. The option vests in monthly installments over a four year period. The exercise price for the shares of common stock pursuant to the option is equal to or more than the fair value of the Company’s stock on the date of grant.

(7)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 10,417 shares of common stock exercisable at $10.32 per share on June 20, 2011. The option vests in six month installments over a four year period. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.

(8)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 10,417 shares of common stock exercisable at $10.32 per share on June 20, 2011. The option vests in six month installments over a four year period. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.

(9)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 3,334 shares of common stock exercisable at $5.16 per share on August 3, 2012. The option vests based on certain performance criteria. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.

(10)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 5,000 shares of common stock exercisable at $5.16 per share on August 3, 2012. The option vests in six month installments over a four year period. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.

(11)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 69,918 shares of common stock exercisable at $3.24 per share on June 28, 2013. The options vest in equal monthly installments over four years. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.

(12)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 73,334 shares of common stock exercisable at $4.80 per share on December 18, 2014. The options vest in equal monthly installments over four years. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.

(13)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 57,484 shares of common stock exercisable at $7.80 per share on May 7, 2015. The options vest in equal monthly installments over a four year period, 57,484 shares were issued outside of a plan. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.

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Potential Payments On Termination Or Change In Control

Pursuant to Mr. Shelton’s employment agreement, if Mr. Shelton terminates the Agreement, dies, or is terminated for “Cause” (as defined in the agreement), he will be entitled to all compensation and benefits that he earned through the date of termination. If he is terminated for Cause, the Company may, to the extent allowed by law, set off losses, fines or damages that he has caused as a result of his misconduct. If he is terminated “without cause” (as defined in the agreement), he will be entitled to a continuation of his base salary for three months following termination and one half (½) of unvested options as of date of termination shall become fully vested. In the event the Company terminates his employment, except if for “Cause” (as defined in the agreement), within twelve (12) months after a Change in Control (as defined in the Cryoport, Inc. 2011 Stock Incentive Plan), then, Mr. Shelton will be entitled to: (i) the continuation of his base salary for twelve (12) months following the date of termination, which shall be paid in accordance with the Company’s ordinary payroll practices in effect from time to time, and which shall begin on the first payroll period immediately following the date on which the general release and waiver becomes irrevocable; and (ii) all options previously granted to Mr. Shelton will become fully vested and exercisable as of the date of termination of employment.

Pursuant to Mr. Stefanovich’s employment offer, in the event that Mr. Stefanovich’s employment with the Company is terminated as a result of a “change of control,” as is defined in the Company’s 2009 Stock Incentive Plan, he will be entitled to receive a severance payment equal to twelve months of his base salary, continuation of health benefits for a period of twelve months, and the unvested portion of his stock option grants immediately shall vest in full. Separately, in the event his employment is terminated by the Company for reasons other than cause, Mr. Stefanovich will be entitled to receive a severance payment equal to six months of his base salary plus continuation of health benefits for a period of six months following his termination of employment.

The Cryoport, Inc. 2015 Omnibus Equity Incentive Plan, the Cryoport, Inc. 2011 Stock Incentive Plan and the Cryoport, Inc. 2009 Stock Incentive Plan each provide that if a “change in control” occurs, the Compensation Committee shall have the discretion to provide in the applicable option agreement that any outstanding awards shall become fully vested and exercisable.

The Company does not provide any additional payments to named executive officers upon their resignation, termination, retirement, or upon a change of control.

Change in Control Agreements

There are no understandings, arrangements or agreements known by management at this time which would result in a change in control of the Company or any subsidiary.

Director Compensation

Compensation for the Board is governed by the Company’s Compensation Committee.

Director Fees

Effective January 1, 2015 through October 1, 2015, the compensation plan for non-employee directors was as follows:

Director fees were paid in cash, restricted shares of the Company’s common stock or a combination thereof, at the option of the director.

Option 1: Cash compensation of $40,000, paid quarterly,

Option 2: Cash compensation of $13,000, paid quarterly and $27,000 converted into common stock using the volume weighted average price (VWAP) of the stock for the last five days of the trading month ending each quarter, plus an annual grant of options, on the date of the Company’s annual meeting, to purchase 25,000 shares of the Company’s common stock; or

Option 3: No cash compensation but $40,000 converted into common stock using the volume weighted average price (VWAP) of the stock for the last five days of the trading month ending each quarter and paid quarterly. This option carries a 15% premium, as there is no cash outlay to the Company. The calculation would be $40,000 X 1.15 = $46,000/VWAP.

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In addition to the compensation options above, the following compensation applied to non-employee directors chairing a committee of our board of directors. This compensation was paid on the same basis as the director chose from the options described above:

Chairman/Lead Director	$25,000
Audit Committee	$20,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$10,000

Effective October 1, 2015, the compensation plan for non-employee directors is as follows:

Director fees are paid in cash, restricted shares of the Company’s common stock or a combination thereof, at the option of the director.

Option 1: Annual cash compensation of $40,000, paid quarterly,

Option 2: Annual cash compensation of $13,333, paid quarterly and $26,667 converted into common stock using the volume weighted average price (VWAP) of the stock for the last five days of the trading month ending each quarter, plus an annual grant of options, on the date of the Company’s annual meeting, to purchase 25,000 shares of the Company’s common stock; or

Option 3: No annual cash compensation but $40,000 converted into common stock using the volume weighted average price (VWAP) of the stock for the last five days of the trading month ending each quarter and paid quarterly. This option carries a 15% premium, as there is no cash outlay to the Company. The calculation would be $40,000 X 1.15 = $46,000/VWAP.

In addition to the compensation options above the following compensation apply to non-employee directors chairing a committee of our board of directors. This compensation will be paid on the same basis as the director chose from the options described above:

Chairman/Lead Director	$25,000
Audit Committee	$20,000
Compensation Committee	$15,000
Nominating and Corporate Governance Committee	$10,000

Newly appointed directors receive an initial grant of options to purchase 50,000 shares of the Company’s common stock, vesting monthly over four years.

Director Stock Option Grants

On June 16, 2014, Dr. Mandalam was granted an option to purchase 8,334 shares of the Company’s common stock, with an exercise price of $5.40 per share when he joined the board.

Annual awards were granted at the shareholders meeting on August 29, 2014. Mr. Rathmann, Mr. Zecchini and Mr. Mandalam were each granted an option to purchase 6,667, 4,167 and 4,167 shares, respectively, of the Company’s common stock with an exercise price of $5.04 per share.

On December 18, 2014, Mr. Rathmann, Mr. Zecchini and Mr. Mandalam were each granted an option to purchase 17,500, 10,834 and 10,834 shares, respectively, of the Company’s common stock with an exercise price of $4.80 per share.

On January 12, 2015, Mr. Berman was granted an option to purchase 16,667 shares of the Company’s common stock, with an exercise price of $4.56 per share when he joined the board.

Annual awards were granted on August 20, 2015, subject to stockholder approval of the 2015 Omnibus Equity Incentive Plan which occurred on November 20, 2015. Mr. Berman, Mr. Rathmann, Dr. Mandalam and Mr. Zecchini were each granted an option to purchase 113,300, 80,000, 80,000 and 80,000 shares, respectively, of the Company’s common stock with an exercise price of $3.07 per share.

On September 25, 2015 Dr. Hariri was granted an option to purchase 50,000 shares of the Company’s common stock, subject to the approval of the 2015 Omnibus Equity Incentive Plan which occurred on November 20, 2015, with an exercise price of $2.66 per share when he joined the board.

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The following table sets forth the director compensation of the non-employee directors of the Company during fiscal 2016.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Richard Berman	33,333	56,917	251,839	—	342,089
Robert Hariri, M.D., Ph.D. (3)	30,925	—	94,734	—	125,659
Ramkumar Mandalam, Ph.D.	13,167	26,833	186,099	—	226,099
Richard Rathman (4)	—	42,800	214,263	—	257,063
Edward Zecchini	14,833	35,167	186,099	—	236,099

(1)	Fees earned or paid in cash as shown in this schedule represent payments and accruals for directors’ services earned during fiscal 2016.
(2)	This column represents the total grant date fair value of all stock options granted in fiscal 2016. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to the grants made in fiscal 2016, refer to Note 2 “Summary of Significant Accounting Policies” in the accompanying consolidated financial statements.
(3)	Dr. Hariri become a member of our board of directors in September 2015.
(4)	Mr. Rathmann served as a director of the Company through the Company’s annual meeting of stockholders on October 28, 2015.

Compensation Committee Interlocks and Insider Participation

None.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has established policies and other procedures regarding approval of transactions between the Company and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. These policies and procedures are generally not in writing, but are evidenced by long standing principles set forth in our Code of Conduct or adhered to by our Board. As set forth in the Audit Committee Charter, the Audit Committee reviews and approves all related-party transactions after reviewing such transaction for potential conflicts of interests and improprieties. Accordingly, all such related-party transactions are submitted to the Audit Committee for ongoing review and oversight. Generally speaking, we enter into related-party transactions only on terms that we believe are at least as favorable to our company as those that we could obtain from an unrelated third party.

The following related-party transaction were approved or ratified by at least two independent directors and future material affiliated transactions will be approved by a majority of the independent directors who do not have an interest in the transaction and who had access, at the issuer’s expense, to issuer’s or independent legal counsel.

As of March 31, 2016 and 2015, we had an aggregate principal balance of $966,000 and $1.3 million in unsecured indebtedness owed to five related parties, including four former members of the Board of Directors, representing working capital advances made to us from February 2001 through March 2005.

In March 2015, we entered into definitive agreements relating to the exchange or amendment of the notes evidencing such working capital advances. Three of the notes issued to Patrick Mullins, M.D., Maryl Petreccia and Jeffrey Dell, M.D., which as of March 31, 2016 had outstanding principal balances of $448,200, $266,700 and $208,900, respectively, were amended and the holders received warrants for the purchase 37,347, 22,224, and 17,412 shares, respectively, of our common stock at an exercise price of $6.00 per share, exercisable on March 2, 2015 and expiring on March 1, 2020, and warrants to purchase 834, 417, and 417 shares, respectively, of the our common stock, exercisable on March 2, 2015 and expiring on March 1, 2020, to reimburse the three note holders for any fees or other expenses incurred in connection with this transaction. The notes, as amended, required interest payments on a calendar quarterly basis and all outstanding principal and accrued interest on the maturity date, which was the earlier to occur of (i) March 1, 2016, (ii) the sale of all or substantially all of our assets, or (iii) the merger, consolidation or other similar reorganization of the Company or an affiliate of our Company with another entity. Under the terms of such note, upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $5,000,000 of gross cash proceeds to the Company for the sale of shares of Common Stock or includes the sale of shares of Common Stock among the sale of other securities, the holder had the option to convert into the securities issued in such offering at a twenty percent (20%) to the price per share (or per unit, if applicable) of the securities issued by the Company in such offering. The holders elected not to convert into such securities issued by the Company.

On March 1, 2016, we entered into definitive agreements with the three note holders to amend and restate the outstanding related-party notes payable, which were to become due March 1, 2016, pursuant to certain Second Amended and Restated Promissory Notes dated as of February 29, 2016 (the “Amended and Restated Notes”). The Amended and Restated Notes increased the interest rate to 7% per annum, extended the term to April 1, 2017, and modified the repayment provisions to provide for (i) repayment on March 1, 2016 of the outstanding amount of interest accrued through February 29, 2016, (ii) repayment of 10% of the original principal balance and accrued interest of such notes on a quarterly basis commencing April 1, 2016, and (iii) payment of the remaining outstanding balance on April 1, 2017. In addition, we issued such note holders warrants for the purchase of 11,910, 7,088 and 5,553 shares, respectively, of our common stock at an exercise price of $1.88 per share, immediately exercisable and expiring on April 1, 2019. The Company also agreed to reimburse up to $5,000 of legal fees incurred by the note holders.

One note issued to Raymond Takahashi, M.D., was exchanged for (i) a new convertible promissory note with an original principal amount equal to the outstanding principal and interest of the original note, and (ii) a warrant to purchase 1,490 shares of the Company’s common stock at an exercise price of $6.00 per share, exercisable on February 20, 2015 and expiring on February 19, 2018. The new note, which as of March 31, 2016 had an outstanding principal balance of $35,800, required interest payments on a calendar quarterly basis and all outstanding principal and accrued interest on the maturity date, which was March 1, 2016. Under the terms of such note, upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $5,000,000 of gross cash proceeds to the Company for the sale of shares of Common Stock or includes the sale of shares of Common Stock among the sale of other securities, the holder had the option to convert into the securities issued in such offering at a twenty percent (20%) to the price per share (or per unit, if applicable) of the securities issued by the Company in such offering. The holder elected not to convert into such securities issued by the Company. On March 1, 2016, we entered into a verbal agreement to extend the term of the related-party note to April 1, 2016. On April 1, 2016, we entered into a definitive agreement to amend and extend the term of the note to July 1, 2016.

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One note issued to Marc Grossman, M.D., which as of March 31, 2016 had an outstanding principal balance of $6,500, as amended, now provides for interest at a rate of 6% per annum commencing on March 13, 2015; however, no interest payments will be due if no event of default occurs and if the Company (i) complies with its regular payment obligations, reimburses the payee for attorneys’ fees in connection with the negotiation of the Note Amendment, up to a maximum amount of $1,000, on the later of (A) March 13, 2015, or (B) three (3) days after receiving written notice from the payee of the amount of attorneys’ fees incurred by payee, and (iii) the Company immediately pays all unpaid amounts due and payable in full before the earlier of May 1, 2016 or at the same time that payee(s) of any other promissory note(s) with the Company that were issued in 2005 are paid in full before May 1, 2016, other than (Y) notes that are satisfied upon conversion into common stock, warrants or any other equity of the Company, or (Z) notes that have been paid in full before March 2, 2015. All principal and interest under the Original Note, as amended by the Note Amendment, will be due and shall be paid on May 1, 2016. The note requires monthly payments of $20,000, except for the month of June 2015, where the monthly payment is $72,000. Such note was paid in its entirety in April 2016.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of the Company’s common stock as of June 13, 2016, by each person or group of affiliated persons known to the Company to beneficially own 5% or more of its common stock, each director, each named executive officer, and all of its directors and named executive officers as a group. As of June 13, 2016, there were 14,271,910 shares of common stock outstanding. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Cryoport, Inc., 17305 Daimler St, Irvine, CA 92614.

The following table gives effect to the shares of common stock issuable within 60 days of June 13, 2016, upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(2)		Percentage of Shares of Common Stock Beneficially Owned
Executive Officers and Directors:
Jerrell W. Shelton	1,594,298	(1)	10.5%
Richard Berman	82,721	(1)(3)	*
Robert Hariri, M.D., Ph.D.	33,333	(1)	*
Ramkumar Mandalam, Ph.D.	47,525	(1)	*
Edward Zecchini	50,830	(1)	*
Robert S. Stefanovich	159,918	(1)	1.1%
All directors and named executive officers as a group (6 persons)	1,968,625	(1)	12.7%

*    Represents less than 1%

(1)   Includes shares which individuals shown above have the right to acquire as of June 13, 2016, or within 60 days thereafter, pursuant to outstanding stock options and/or warrants as follows: Mr. Shelton — 866,362 shares; Mr. Berman — 53,187 shares; Dr. Hariri — 33,333 shares; Dr. Mandalam—36,433 shares; Mr. Zecchini—36,433 and Mr. Stefanovich — 159,918 shares.

(2)   The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares which the selling security holder has the right to acquire within 60 days.

(3)   Includes 9,250 warrants and 8,138 shares owned by Mrs. Richard Berman, spouse of Mr. Berman.

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DESCRIPTION OF CAPITAL STOCK

Our authorized capital consists of 50,000,000 shares of common stock, $0.001 par value per share, of which 14,271,910 shares of common stock were issued and outstanding as of June 13, 2016, and 2,500,000 shares of “blank check” preferred stock, $0.001 par value per share, none of which were issued and outstanding as of such date. The following description is a summary and is qualified in its entirety by our Amended and Restated Articles of Incorporation, as amended to date, and our Amended and Restated Bylaws, as currently in effect, copies of which are referenced as exhibits herein, and the provisions of the Nevada Revised Statutes..

Common Stock

Subject to the preferential rights of any outstanding preferred stock, each holder of common stock is entitled to receive ratable dividends, if any, as may be declared by our board of directors out of funds legally available for the payment of dividends. As of the date of this prospectus, no dividends on common stock have been declared or paid by the Company. The Company intends to employ all available funds for the development of its business and, accordingly, does not intend to pay any cash dividends in the foreseeable future.

Holders of common stock are entitled to one vote for each share held of record. There are no cumulative voting rights in the election of directors. Thus the holders of more than 50% of the outstanding shares of common stock can elect all of our directors if they choose to do so.

The holders of our common stock have no preemptive, subscription, conversion or redemption rights. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive our assets pro rata.

Blank Check Preferred Stock

Our board of directors is empowered, without further action by stockholders, to issue from time to time one or more series of preferred stock, with such designations, rights, preferences and limitations as the Board may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters among such series as may be determined by our board of directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. Certain issuances of preferred stock may have the effect of delaying or preventing a change in control of our company that some stockholders may believe is not in their interest.

Nevada Anti-Takeover Law and Charter and Bylaws Provisions

Nevada Revised Statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. This statute currently does not apply to our Company because in order to be applicable, we would need to have a specified number of Nevada residents as shareholders, and we would have to do business in Nevada directly or through an affiliate.

In addition, our amended and restated articles of incorporation and amended and restated bylaws contain provisions that may make the acquisition of our company more difficult, including, but not limited to, the following:

•    requiring at least 75% of outstanding voting stock in order to call a special meeting of stockholders;

•    not allowing stockholders to take action by written consent in lieu of a meeting;

•    setting forth specific procedures regarding how our stockholders may present proposals or nominate directors for election at stockholder meetings;

•    requiring advance notice and duration of ownership requirements for stockholder proposals;

•    permitting our board of directors to issue preferred stock without stockholder approval;  and

•    limiting the rights of stockholders to amend our bylaws.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, Attn: Corporate Actions Department, 17 Battery Place, 8th Floor, New York, New York 10004.

NASDAQ Capital Market

Our common stock is traded on the NASDAQ Capital Market under the symbol “CYRX.”

63

SELLING SECURITY HOLDERS

This prospectus, in part, covers the resale from time to time by the selling stockholders identified in the table below of:

•	465,495 shares of our common stock sold in the 2012 Private Placement;
•	610,693 shares of our common stock issuable upon exercise of the Private Warrants; and
•	2,020,597 shares of our common stock issued in the 2016 Repricing Offer.

Please refer to the description under “Equity Offerings Relating to this Registration Statement” in the Prospectus Summary section of this prospectus on page 2 for additional information regarding the 2012 Private Placement and the 2016 Repricing Offer.

64

SELLING SECURITY HOLDER TABLE

The following table sets forth the number of shares of common stock beneficially owned by the selling security holders as of June 13, 2016, the number of shares of common stock covered by this prospectus on behalf of the selling security holders, and the total number of shares of common stock that the selling security holders will beneficially own upon completion of the offering. This table assumes that the stockholders will offer for sale all of the shares of common stock covered by this prospectus. As of June 13, 2016, as adjusted for the issuance of 841,873 shares of common stock upon the close of a rights offering on June 20, 2016, we had 15,113,783 shares of common stock issued and outstanding.

The common stock may be offered under this prospectus from time to time by the selling security holders, or by any of their respective pledgees, donees, transferees, or other successors in interest. The amounts set forth below are based upon information provided to us by the stockholders, or our records, as of June 13, 2016, and are accurate to the best of our knowledge. It is possible, however, that the selling security holders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no selling security holder has had any material relationship with us or our predecessors or affiliates during the last three years.

Name of Investor		Total Number of Shares Beneficially Owned	Percentage of Shares Owned	Total Number of Shares Offered	Shares Owned after Offering	Percentage of Shares Owned after Offering
Adam Michelin		5,000	*	5,000	-	*
Alexander Coleman Ravich 1991 Trust	(1)	2,083	*	2,083	-	*
Allen Fedor		154,951	1.03%	30,663	124,288	*
Alyssa Danielle Ravich Trust 1991 Trust	(2)	2,083	*	2,083	-	*
Andrew Curran		504,764	3.34%	42,500	462,264	3.06%
Andrew Reznick		67,290	*	3,333	63,956	*
Anthony Asher		106,746	*	6,668	100,078	*
Anthony J Klasen & Julie A. Klasen		24,992	*	7,996	16,996	*
Anthony Tillemans		20,946	*	1,334	19,612	*
Arcon, Inc.	(3)	20,946	*	1,334	19,612	*
Arleigh Aschbrook		2,900	*	2,900	-	*
Babak Fardin		26,780	*	5,834	20,946	*
Barry and Joy Bowen		41,671	*	2,667	39,004	*
Ben Merriman		20,619	*	1,389	19,230	*
Blaise Aguirre		26,624	*	1,612	25,012	*
Bradley W. Baker		15,152	*	15,152	-	*
Brent Bartsch		33,000	*	2,224	30,776	*
BridgePointe Masters Fund Ltd		11,667	*	11,667	-	*
Brio Capital Master Fund	(4)	30,166	*	22,727	7,439	*
Browne Revocable Living Trust	(5)	10,419	*	667	9,752	*
Burguete Investment Partnership, LP		60,606	*	60,606	-	*
Celtic Enterprises Ltd	(6)	91,173	*	8,333	82,840	*
Charles Bercaw		6,929	*	467	6,462	*
Charles J. and Diane L. Cooley		81,560	*	7,804	73,756	*
Cheryl Niebeling		17,576	*	1,112	16,464	*
Christopher Ferris		21,584	*	1,334	20,250	*
Christopher Freeman		10,419	*	667	9,752	*
Clay Matchett		19,433	*	1,167	18,266	*
Comstock Holding Co. LLC	(7)	21,006	*	1,334	19,672	*
Comstock Land Company	(8)	55,910	*	5,501	50,409	*
Cooper Ventures, LLC	(9)	19,794	*	1,334	18,460	*
Corporate Eats, Inc. Attn: Rob Laden	(10)	16,580	*	1,334	15,246	*
Craig and Laurie Gilbert		10,433	*	667	9,766	*
Craig S Stevenson		242,020	1.60%	37,008	205,012	1.36%
Craig VanderVeer		45,212	*	2,778	42,434	*
Craig-Hallum Capital Group 401k Alexander Knopick 401k Contributory Acct		6,970	*	6,970	-	*

Craig-Hallum Capital Group 401k George Sutton 401k Contributory Acct		3,788	*	3,788	-	*
Craig-Hallum Capital Group LLC		15,796	*	15,796	-	*
Crispian VC Fund II	(11)	28,749	*	16,667	12,083	*
Curtis Friedland		7,918	*	534	7,384	*
Dan Schmidt		11,666	*	8,333	3,333	*
Daniel Gage		22,841	*	6,381	16,460	*
David A Dent		77,428	*	27,039	50,389	*
David A. Bowen		45,678	*	556	45,122	*
David Drummer		8,786	*	556	8,230	*
David John Mason		4,197	*	4,197	-	*
David Olshansky		63,215	*	16,667	46,548	*
David Pierson		10,267	*	667	9,600	*
David R. Arneson and Pamela Arneson		24,760	*	7,376	17,384	*
Dean Jacklitch		67,761	*	2,778	64,983	*
Dean Jacklitch Trust	(12)	94,205	*	37,555	56,650	*
Deerfield Speical Situations Fund L.P.	(13)	88,333	*	88,333	-	*
Deerfield Speical Situations Fund L.P.	(14)	63,182	*	63,182	-	*
Harrington Consulting	(15)	26,000	*	2,000	24,000	*
Dennis D Gonyea		6,061	*	6,061	-	*
Dennis J. Holland		13,819	*	667	13,152	*
Dorothy J Hoel		6,060	*	6,060	-	*
Douglas Pietig		6,309	*	6,309	-	*
Dr Paul & Nancy Seel Jt/WRos		6,060	*	6,060	-	*
DWL Investments, LLC	(16)	20,619	*	1,389	19,230	*
E. Terry Skone TTEE of the E Terry Skone Rev Trust dated 11/30/2005		6,060	*	6,060	-	*
Elmer Robert Salovich Revocable Trust	(17)	64,546	*	9,091	55,455	*
Elmer Salovich		24,444	*	24,444	-	*
Emergent Financial Group, Inc.	(18)	242,247	1.60%	4,902	237,345	1.57%
Enable Growth Partners, L.P.		26,818	*	26,818	-	*
Eugene and Carol Grewe		10,348	*	800	9,548	*
Falk Family Trust	(19)	21,200	*	1,334	19,866	*
Fred John Williams JR.		248,589	1.64%	69,294	179,295	1.19%
Fred Williams Jr		1,389	*	1,389	-	*
Gaetan A. Riopel		18,884	*	18,884	-	*
Gary A. Bergren		6,061	*	6,061	-	*
Gary Eikaas		19,796	*	1,334	18,462	*
GBR Investments LLC	(20)	126,407	*	126,407	-	*
Gene F. Happe		76,466	*	35,331	41,135	*
George Edward Scalise		15,152	*	15,152	-	*
Gerald Trooien		792,500	5.24%	192,500	600,000	3.97%
Gilya Alchits		40,385	*	11,833	28,552	*
Goetsch Financal Inc 401K		4,848	*	4,848	-	*
Gregory Gentling		295,614	1.96%	80,829	214,785	1.42%

Gregory Lewis		13,092	*	834	12,258	*
Herman J and Caroll A Fasching		69,419	*	4,002	65,417	*
Howard Manske		160,259	1.06%	16,061	144,198	*
Hudson Bay Master Fund LTD	(22)	22,727	*	22,727	-	*
Ilyne Sandas		5,221	*	5,221	-	*
Intercoastal Capital, LLC		1,515	*	1,515	-	*
Iroquois Master Fund Ltd.		19,170	*	15,152	4,019	*
James A Taglia		92,154	*	26,390	65,764	*
James Behm		21,309	*	21,309	-	*
James Denver		20,833	*	20,833	-	*
James H. Zavoral, Jr.		16,667	*	16,667	-	*
James J Tiampo Money Puchase Plan and Trust (KEOGH)		30,303	*	30,303	-	*
James Lee		5,000	*	5,000	-	*
Jay P Schnorenberg		62,965	*	4,001	58,964	*
Jeffrey C Brown Profit Sharing Plan & Trust 401K	(23)	33,292	*	22,728	10,564.41	*
Jeffrey C. Brown Proft Sharing Plan and Trust	(24)	32,492	*	10,564	21,928	*
Jeffrey Jonas		6,929	*	467	6,462	*
Jenifer Eifler		10,479	*	667	9,812	*
Jennifer Williams		43,638	*	2,778	40,860	*
Jerold Fahrner Trust		22,618	*	16,667	5,952	*
Jerry and Kaye Rachel		21,744	*	2,086	19,658	*
Jim Leventhal		106,560	*	7,578	98,982	*
Jim Taglia		80,469	*	14,702	65,767	*
Joe Bernard, Jr.		139,562	*	8,668	130,894	*
Joel & Heidi Hazzard Revocable Living Trust	(25)	82,149	*	5,533	76,616	*
John Connor		11,309	*	8,333	2,975	*
John Conway III		63,950	*	4,002	59,948	*
John E. Happe		165,442	1.09%	35,442	130,000	*
John Oakley II		35,150	*	2,234	32,916	*
Joleen M. Happe		30,753	*	6,269	24,484	*
Jon and Annette Vandehey		120,593	*	19,197	101,396	*
Jon Dalsin		23,796	*	1,334	22,462	*

Jordan Family LLC	(26)	202,906	1.34%	52,906	150,000	*
Joseph Elder		30,526	*	2,000	28,526	*
Justin Keener D/B/A JMJ Financial		15,000	*	15,000	-	*
JZS Isanti, LLC	(27)	183,804	1.22%	11,134	172,670	1.14%
Katharine P. White		28,798	*	1,768	27,030	*
Keith Steller		27,238	*	2,604	24,634	*
Kenneth M. Reed Family Limited Partnership	(28)	238,307	1.58%	62,663	175,644	1.16%
Kenneth M. Reed Family Limited Partnership V	(29)	203,146	1.34%	27,502	175,644	1.16%
Kenneth M. Reed Family LP V	(30)	183,484	1.21%	7,840	175,644	1.16%
Kevin Clark		34,793	*	10,179	24,614	*
Kevin J. Caulfield		24,628	*	8,918	15,710	*
Kiran Patel		4,583	*	284	4,299	*
Lacuna Hedge Fund LLLP		61,122	*	61,122	-	*
Larry Hopfenspirger		583,242	3.86%	87,787	495,455	3.28%
Larry R. Carlson		81,943	*	20,026	61,917	*
Lawrence Lappin		58,334	*	16,667	41,667	*
Lawrence Ray Keenan & Linda Ruth Keenan		27,951	*	1,667	26,284	*
Lewis Family Partnership, a California Partnership	(31)	124,492	*	7,790	116,702	*
Linda Wojcik		8,248	*	556	7,692	*
Maletis Partners LP	(32)	105,653	*	42,805	62,848	*
Mark Barrett		24,743	*	1,667	23,076	*
Mark H. Jaeger		20,065	*	4,847	15,218	*
Mark Hein		10,451	*	10,451	-	*
Mark Heuer		16,713	*	1,059	15,654	*
Mark Ravich		88,128	*	52,644	35,484	*
Marlin D and Wilma B Grant		4,648	*	4,648	-	*
Marsha & David Kalscheur		8,643	*	567	8,076	*
Mary F. Hauser		120,941	*	8,333	112,608	*
Maxine K. Steinberg trust w/a/d 10/28/02	(33)	4,177	*	4,177	-	*
MEI Fund I, LLC	(34)	16,667	*	16,667	-	*
Melvin W. Moret		4,198	*	4,198	-	*
Melvyn H. Reznick		763,914	5.05%	89,970	673,944	4.46%
Merle Shapiro Revocable Trust	(35)	177,820	1.18%	11,334	166,486	1.10%
Michael & Jean Buller		11,649	*	667	10,982	*
Michael and Doreen Trucano		22,579	*	2,668	19,911	*
Michael and Tracy Gardner		8,493	*	4,546	3,947	*
Michael Fogarty		7,918	*	534	7,384	*
Michael J Roach		58,860	*	18,334	40,526	*
Michael Malouf		4,167	*	4,167	-	*
Michael Paul Reznick		233,870	1.55%	6,667	227,203	1.50%
Michael Swenson		17,368	*	1,112	16,256	*
MLPF&S Cust FPO Michael J Hasslinger IRRA FBO Michael J Hasslinger		30,303	*	30,303	-	*
MLPF&S FPO Gary S Kohler IRA FBO Gary Kohler		45,455	*	45,455	-	*
Monte Kjos		73,708	*	4,668	69,040	*

Neuville Family Trust	89,600	*	5,600	84,000	*
Norman J. Ravich Irrevocable Trust	47,717	*	3,067	44,650	*
OTA LLC	26,667	*	26,667	-	*
Patricia Jacklitch Trust	18,744	*	1,668	17,076	*
Paul and Dawn Roberts	211,975	1.40%	13,335	198,640	1.31%
Paul and Jane Sokol	36,324	*	2,222	34,102	*
Paul Bukoskey	40,091	*	2,691	37,400	*
Paul Ravich	30,333	*	30,333	-	*
Paul Schultz	138,885	*	33,949	104,936	*
Paul W. Schultz Rev Trust	111,397	*	3,961	107,436	*
Paula Aufdermauer	10,473	*	667	9,806	*
Peitro J. Insana	64,663	*	15,697	48,966	*
Pennington Capital LLC	50,000	*	50,000	-	*
Penny Rogers	42,059	*	2,667	39,392	*
Peter Macken	9,897	*	667	9,230	*
Peter Voldness	8,332	*	8,333	-	*
Philip Manske	4,271	*	4,271	-	*
RBC Capital FBO Coley Murphy Roth IRA	9,426	*	600	8,826	*
RBC Capital FBO Dan Hildebrand SEP IRA	26,151	*	1,667	24,484	*
RBC Capital FBO David A. Gloss SEP IRA	64,109	*	1,667	62,442	*
RBC Capital FBO Dawn Bender IRA	187,342	1.24%	1,000	186,342	1.23%
RBC Capital FBO James Shear Roth IRA	11,310	*	720	10,590	*
RBC Capital FBO John Retherford IRA	65,420	*	2,800	62,620	*
RBC Capital FBO Judith Bowen Roth IRA	16,538	*	334	16,204	*
RBC Capital FBO Kevin Hafner Roth IRA	10,473	*	667	9,806	*
RBC Capital FBO Mark W. Bowen IRA	40,687	*	1,567	39,120	*
RBC Capital FBO Michael R. Langlois IRA	12,968	*	834	12,134	*
RBC Capital FBO Neal Prahl, IRA	3,525	*	214	3,311	*
RBC Capital FBO Patricia Neuville SEP IRA	20,946	*	1,334	19,612	*
RBC Capital FBO Richard Bender	188,010	1.24%	1,668	186,342	1.23%
RBC Capital FBO Robert McKelvey IRA	63,770	*	1,534	62,236	*
RBC Capital FBO Theodore Huppert Jr. IRA	20,748	*	1,334	19,414	*
RBC Capital FBO Tonja Larson Roth IRA	5,238	*	334	4,904	*
RBC Capital FBO Valerian Burdick IRA	66,011	*	2,000	64,011	*
RBC Capital Markets FBO Alan Pierrot IRA	138,160	*	11,100	127,060	*
RBC Capital Markets FBO John Retherford IRA	63,954	*	1,334	62,620	*
RBC Capital Markets FBO Judith A. Bowen Roth IRA	16,926	*	722	16,204	*
RBC Capital Markets FBO Mark W. Bowen Roth IRA	40,176	*	1,056	39,120	*
RBC Capital Markets FBO Vicky Murphy - Roth IRA	11,900	*	734	11,166	*
RBC Capital Markets FBO Wendy Shear IRA	229,561	1.52%	13,867	215,694	1.43%

RBC Capital Markets LLC Custodian FBO Carol Aschbrook	2,817	*	2,817	-	*
RBC Capital Markets LLC Custodian FBO Paul Bukoskey	11,473	*	3,333	8,139	*
RBC Capital Markets LLC FBO Jeffrey M Willaims ROTH IRA	48,070	*	7,210	40,860	*
RBC Capital Markets LLC FBO Paul E Bukoskey- SEP IRA	1,039	*	1,039	-	*
RBC Capital Markets LLC FBO Robert McKelvey, ROTH IRA	49,429	*	3,122	46,307	*
RBC Capital Markets, LLC Cust FBO Janice A. Waterhouse SEP IRA	2,130	*	2,130	-	*
RBC Capital Markets, LLC Cust FBO Kevin Caulfield IRA	26,009	*	6,507	19,502	*
RBC Capital Markets, LLC Cust FBO Louis G. Doering IRA	24,249	*	6,400	17,849	*
RBC Capital Markets, LLC Cust FBO Paul E. Bukoskey Simple IRA	14,945	*	5,139	9,806	*
RBC Capital Markets, LLC Cust FBO Paul E. Bukoskey Simple IRA	11,299	*	1,493	9,806	*
RBC Capital Markets, LLC CUST FBO Scott Happe Roth IRA	2,834	*	2,084	750	*
RBC Captial FBO Brian Bowen IRA	41,493	*	2,667	38,826	*
RBC Captial FBO David A. Bowen IRA	46,511	*	1,389	45,122	*
RBC Captial FBO David A. Bowen IRA	46,234	*	1,112	45,122	*
RBC Captial FBO David A. Gloss SEP IRA	64,942	*	2,500	62,442	*
Richard Fetzer	31,977	*	2,001	29,976	*
Richard G. Rathmann	42,477	*	42,477	-	*
Richard O'Leary	7,575	*	7,576	-	*
Richard R. and Dawn M. Bender	196,010	1.30%	9,668	186,342	1.23%
Richard Thompson	31,962	*	6,000	25,962	*
Rob Laden	15,913	*	667	15,246	*
Robert and Lorna Dahl	9,711	*	1,043	8,668	*
Robert and Lynn Schonthaler	15,710	*	1,000	14,710	*
Robert Briggs	7,918	*	534	7,384	*
Robert G Allison	24,243	*	24,243	-	*
Robert J Evans	36,250	*	25,000	11,250	*
Robert Siqveland	6,967	*	467	6,500	*
Ronald P. Holtan	9,786	*	1,511	8,275	*

Ruth Bowen	13,092	*	834	12,258	*
Sasha Gentling	124,673	*	5,667	119,006	*
Shane Stanley	28,121	*	1,723	26,398	*
Sheldon Fleck	239,024	1.58%	71,525	167,499	1.11%
Stan Caplan	16,666	*	16,667	-	*
Stanford Baratz, Trustee of the Stanford Baratz Revocable Trust	24,406	*	4,168	20,238	*
Stanford Weiner	21,609	*	1,389	20,220	*
Steinberg Family Limited Partnership	8,640	*	550	8,090	*
Stevenson Technical Services	36,500	*	4,000	32,500	*
Susan Briggs	7,918	*	534	7,384	*
Terrence E. Troy	63,983	*	21,327	42,656	*
The Entrust Group Inc FBO Keith W Hein A/C#3641OR	36,574	*	6,331	30,243	*
The Entrust GroupInc FBO Keith W. Hein, IRA	32,113	*	1,870	30,243	*
Theodore Neuville	11,587	*	8,610	2,977	*
Thomas and Margaret Bachinski	54,774	*	3,690	51,084	*
Thomas G. Hein	13,628	*	13,628	-	*
Thomas Nelson	27,673	*	1,667	26,006	*
Thomas Reed	2,983	*	350	2,633	*
Toby Funk	5,258	*	334	4,924	*
Todd Fairbanks	14,002	*	5,844	8,158	*
Todd Fairbanks and Ronald McKee	11,361	*	3,203	8,158	*
Varoujan Altebarmakian	87,790	*	5,556	82,234	*
Willard R. Blake	199,086	1.32%	33,172	165,914	1.10%
William H Baxter Trustee FBO William H. Baxter Revocable Trust u/a dtd 7/3/96	6,061	*	6,061	-	*
William Priedeman, Jr.	26,414	*	1,668	24,746	*
William Thompson	15,361	*	5,134	10,227	*
Wilson Beers	15,943	*	15,943	-	*
Total	14,426,480		3,096,785	11,329,695

* Represents less than 1%.

(1) Representatives of this security holder have advised us that Mark Ravich, Trustee is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(2) Representatives of this security holder have advised us that Mark Ravich, Trustee is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(3) Representatives of this security holder have advised us that Richard E. Fetzer is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(4) Representatives of this security holder have advised us that Shay Hirsch is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(5) Representatives of this security holder have advised us that Margaret Freeman, Trustee is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(6) Representatives of this security holder have advised us that Daryl McNab is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(7) Representatives of this security holder have advised us that Monte Kjos is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(8) Representatives of this security holder have advised us that Monte Kjos is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(9) Representatives of this security holder have advised us that Donld Nelson, Manager is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(10) Representatives of this security holder have advised us that Rob Laden is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(11) Representatives of this security holder have advised us that David T. Machemehl is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(12) Representatives of this security holder have advised us that Dean P. Jacklitch, Trustee is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(13) Representatives of this security holder have advised us that Deerfìeld Special Sìtuations Fund, I-.P. (the "Fund") owns l5l,5l5 wanants to purchase shares of common stock of the Company, Deerfield Mgnt, L.P. is the general paúner of the Fund. Deerfield Management
Company, 1,.P, is the investment manager of the Fund. Mr, James E, Flynn is the sole member of the general partner of Deerfield Mgnrt, [,.P. and Deerfield Manageinent Company, L.P. Each of Deerfield Mgmt, L.P.,
Deerfield Management Company, L.P. and Mr. Flynn may be deemed to beneficially own the shares held by the Fund. is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(14) Representatives of this security holder have advised us that Deerfìeld Special Sìtuations Fund, I-.P. (the "Fund") owns l5l,5l5 wanants to purchase shares of common stock of the Company, Deerfield Mgmt, L.P. is the general partner of the Fund. Deerfield Management
Company, L.P. is the investment manager of the Fund. Mr, James E, Flynn is the sole member of the general partner of Deerfield Mgmt, L.P. and Deerfield Manageinent Company, L.P. Each of Deerfield Mgmt, L.P.,
Deerfield Management Company, L.P. and Mr. Flynn may be deemed to beneficially own the shares held by the Fund is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(15) Representatives of this security holder have advised us that Dennis L. Harrington is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(16) Representatives of this security holder have advised us that Duncan W Lee is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(17) Representatives of this security holder have advised us that Elmer R. Salovich, Trustee is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(18) Representatives of this security holder have advised us that Representatives of this security holder have advised us that Peter B. Voldness is the natural person with voting and dispositive power with respect to the securities held by this security holder. This security holder acquired the securities as compensation for activities relating to acting as placement agent in the 2010 and 2011 Private Placement and is a registered broker-dealer. is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(19) Representatives of this security holder have advised us that Theodore S. Falk is the natural person with voting and dispositive power with respect to the securities held by this security holder.

(20) Representatives of this security holder have advised us that Richard Rathmann is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(22) Representatives of this security holder have advised us that Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management L.P. Sander Gerber disclaims beneficial onwership over these securities. is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(23) Representatives of this security holder have advised us that Jeffrey Brown is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(24) Representatives of this security holder have advised us that Jeffrey Brown is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(25) Representatives of this security holder have advised us that Joel Hazzard is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(26) Representatives of this security holder have advised us that Patricia J. Jordan, Chief Manager is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(27) Representatives of this security holder have advised us that James Shear is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(28) Representatives of this security holder have advised us that Kenneth Reed, Trustee is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(29) Representatives of this security holder have advised us that Kenneth Reed, Trustee is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(30) Representatives of this security holder have advised us that Kenneth Reed, Trustee is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(31) Representatives of this security holder have advised us that Marshall A. Lewis is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(32) Representatives of this security holder have advised us that James Maletis is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(33) Representatives of this security holder have advised us that Benjamin B. Steinberg is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(34) Representatives of this security holder have advised us that Charles Nickoloff is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(35) Representatives of this security holder have advised us that Merle Shapiro is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(36) Representatives of this security holder have advised us that Louis Neuville, Trustee is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(37) Representatives of this security holder have advised us that Mark Ravich, Trustee is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(38) Representatives of this security holder have advised us that Jason Hammerman is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(39) Representatives of this security holder have advised us that Patricia Jacklitch, Trustee is the natural person with voting and dispositive power with respect to the securities held by this security holder.

(40) Representatives of this security holder have advised us that Paul Schultz, Trustee is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(41) Representatives of this security holder have advised us that Stanford M. Baratz is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(42) Representatives of this security holder have advised us that Benjamin B. Steinberg is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(43) Representatives of this security holder have advised us that Craig Stevenson is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(44) Representatives of this security holder have advised us that Gail Lieberman, Authorized Signer is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(45) Representatives of this security holder have advised us that Gail Lieberman, Authorized Signer is the natural person with voting and dispositive power with respect to the securities held by this security holder.
(46) Representatives of this security holder have advised us that William H Baxter, Trustee is the natural person with voting and dispositive power with respect to the securities held by this security holder.

Summary of Shares Offered

The following table identifies the source of the shares of common stock being offered by each selling stockholder.

	2012 PIPE OFFERING		2016 REPRICING OFFERING	TOTAL OF ALL OFFERINGS
Name of Investor	Shares	Warrants	Shares	Shares & Warrants
Adam Michelin	2,500	2,500	-	5,000
Alexander Coleman Ravich 1991 Trust	2,083	-	2,083	4,167
Allen Fedor	-	-	30,663	30,663
Alyssa Danielle Ravich Trust 1991 Trust	2,083	-	2,083	4,167
Andrew Curran	21,250	21,250	-	42,500
Andrew Reznick	1,667	1,667	-	3,333
Anthony Asher	-	-	6,668	6,668
Anthony J Klasen & Julie A. Klasen	-	-	7,996	7,996
Anthony Tillemans	-	-	1,334	1,334
Arcon, Inc.	-	-	1,334	1,334
Arleigh Aschbrook	1,450	1,450	-	2,900
Babak Fardin	2,917	-	2,917	5,834
Barry and Joy Bowen	-	-	2,667	2,667
Ben Merriman	-	-	1,389	1,389
Blaise Aguirre	-	-	1,612	1,612
Bradley W. Baker	-	15,152	-	15,152
Brent Bartsch	-	-	2,224	2,224
BridgePointe Masters Fund Ltd	-	11,667	-	11,667
Brio Capital Master Fund	-	22,727	-	22,727
Browne Revocable Living Trust	-	-	667	667
Burguete Investment Partnership, LP	30,303	30,303	-	60,606
Celtic Enterprises Ltd	4,167	4,167	-	8,333
Charles Bercaw	-	-	467	467
Charles J. and Diane L. Cooley	-	-	7,804	7,804
Cheryl Niebeling	-	-	1,112	1,112
Christopher Ferris	-	-	1,334	1,334
Christopher Freeman	-	-	667	667
Clay Matchett	-	-	1,167	1,167
Comstock Holding Co. LLC	-	-	1,334	1,334
Comstock Land Company	-	-	5,501	5,501
Cooper Ventures, LLC	-	-	1,334	1,334
Corporate Eats, Inc. Attn: Rob Laden	-	-	1,334	1,334
Craig and Laurie Gilbert	-	-	667	667
Craig S Stevenson	8,333	-	28,675	37,008
Craig VanderVeer	-	-	2,778	2,778
Craig-Hallum Capital Group 401k Alexander Knopick 401k Contributory Acct	3,485	3,485	-	6,970
Craig-Hallum Capital Group 401k George Sutton 401k Contributory Acct	2,683	-	3,787	6,470
Craig-Hallum Capital Group LLC	-	15,796	-	15,796
Crispian VC Fund II	8,333	8,333	-	16,667
Curtis Friedland	-	-	534	534
Dan Schmidt	4,167	4,167	-	8,333

Daniel Gage	-	-	6,381	6,381
David A Dent	4,167	-	22,872	27,039
David A. Bowen	-	-	556	556
David Drummer	-	-	556	556
David John Mason	-	-	4,197	4,197
David Olshansky	8,333	8,333	-	16,667
David Pierson	-	-	667	667
David R. Arneson and Pamela Arneson	-	-	7,376	7,376
Dean Jacklitch	-	-	2,778	2,778
Dean Jacklitch Trust	8,333	-	29,222	37,555
Deerfield Speical Situations Fund L.P.	-	88,333	-	88,333
Deerfield Speical Situations Fund L.P.	-	63,182	-	63,182
Harrington Consulting	-	-	2,000	2,000
Dennis D Gonyea	-	-	6,061	6,061
Dennis J. Holland	-	-	667	667
Dorothy J Hoel	-	-	6,060	6,060
Douglas Pietig	-	-	6,309	6,309
Dr Paul & Nancy Seel Jt/WRos	-	-	6,060	6,060
DWL Investments, LLC	-	-	1,389	1,389
E. Terry Skone TTEE of the E Terry Skone Rev Trust dated 11/30/2005	6,060	-	6,060	12,121
Elmer Robert Salovich Revocable Trust	4,545	-	4,546	9,091
Elmer Salovich	-	-	24,444	24,444
Emergent Financial Group, Inc.	-	4,902	-	4,902
Enable Growth Partners, L.P.	7,576	19,242	-	26,818
Eugene and Carol Grewe	-	-	800	800
Falk Family Trust	-	-	1,334	1,334
Fred John Williams JR.	-	-	69,294	69,294
Fred Williams Jr	3,788	3,788	1,389	8,965
Gaetan A. Riopel	-	-	18,884	18,884
Gary A. Bergren	-	-	6,061	6,061
Gary Eikaas	-	-	1,334	1,334
GBR Investments LLC	-	-	126,407	126,407
Gene F. Happe	4,167	-	31,164	35,331
George Edward Scalise	7,576	7,576	-	15,152
Gerald Trooien	-	-	192,500	192,500
Gilya Alchits	3,833	-	8,000	11,833
Goetsch Financal Inc 401K	2,424	2,424	-	4,848
Gregory Gentling	15,350	-	65,479	80,829
Gregory Lewis	-	-	834	834
Herman J and Caroll A Fasching	-	-	4,002	4,002
Howard Manske	5,333	-	10,728	16,061
Hudson Bay Master Fund LTD	-	22,727	-	22,727

Ilyne Sandas	-	-	5,221	5,221
Intercoastal Capital, LLC	758	758	-	1,515
Iroquois Master Fund Ltd.	7,576	7,576	-	15,152
James A Taglia	-	-	26,390	26,390
James Behm	4,167	-	21,309	25,476
James Denver	10,417	10,417	-	20,833
James H. Zavoral, Jr.	8,333	8,333	-	16,667
James J Tiampo Money Puchase Plan and Trust (KEOGH)	15,152	15,152	-	30,303
James Lee	2,500	2,500	-	5,000
Jay P Schnorenberg	-	-	4,001	4,001
Jeffrey C Brown Profit Sharing Plan & Trust 401K	11,364	-	11,364	22,728
Jeffrey C. Brown Proft Sharing Plan and Trust	-	-	10,564	10,564
Jeffrey Jonas	-	-	467	467
Jenifer Eifler	-	-	667	667
Jennifer Williams	-	-	2,778	2,778
Jerold Fahrner Trust	8,333	8,333	-	16,667
Jerry and Kaye Rachel	-	-	2,086	2,086
Jim Leventhal	-	-	7,578	7,578
Jim Taglia	-	-	14,702	14,702
Joe Bernard, Jr.	-	-	8,668	8,668
Joel & Heidi Hazzard Revocable Living Trust	-	-	5,533	5,533
John Connor	4,167	4,167	-	8,333
John Conway III	-	-	4,002	4,002
John E. Happe	-	-	35,442	35,442
John Oakley II	-	-	2,234	2,234
Joleen M. Happe	-	-	6,269	6,269
Jon and Annette Vandehey	-	-	19,197	19,197
Jon Dalsin	-	-	1,334	1,334
Jordan Family LLC	-	-	52,906	52,906
Joseph Elder	-	-	2,000	2,000
Justin Keener D/B/A JMJ Financial	-	15,000	-	15,000
JZS Isanti, LLC	-	-	11,134	11,134
Katharine P. White	-	-	1,768	1,768
Keith Steller	-	-	2,604	2,604
Kenneth M. Reed Family Limited Partnership	-	-	62,663	62,663
Kenneth M. Reed Family Limited Partnership V	-	-	27,502	27,502
Kenneth M. Reed Family LP V	-	-	7,840	7,840
Kevin Clark	3,788	-	6,391	10,179
Kevin J. Caulfield	3,792	-	5,126	8,918
Kiran Patel	-	-	284	284
Lacuna Hedge Fund LLLP	23,243	37,879	-	61,122
Larry Hopfenspirger	4,545	-	83,242	87,787
Larry R. Carlson	2,083	-	17,943	20,026
Lawrence Lappin	8,333	-	8,334	16,667
Lawrence Ray Keenan & Linda Ruth Keenan	-	-	1,667	1,667
Lewis Family Partnership, a California Partnership	-	-	7,790	7,790
Linda Wojcik	-	-	556	556

Maletis Partners LP	15,152	-	27,653	42,805
Mark Barrett	-	-	1,667	1,667
Mark H. Jaeger	-	-	4,847	4,847
Mark Hein	-	-	10,451	10,451
Mark Heuer	-	-	1,059	1,059
Mark Ravich	4,167	-	48,477	52,644
Marlin D and Wilma B Grant	-	-	4,648	4,648
Marsha & David Kalscheur	-	-	567	567
Mary F. Hauser	4,167	4,167	-	8,333
Maxine K. Steinberg trust w/a/d 10/28/02	-	-	4,177	4,177
MEI Fund I, LLC	-	-	16,667	16,667
Melvin W. Moret	-	-	4,198	4,198
Melvyn H. Reznick	5,333	-	84,637	89,970
Merle Shapiro Revocable Trust	-	-	11,334	11,334
Michael & Jean Buller	-	-	667	667
Michael and Doreen Trucano	-	-	2,668	2,668
Michael and Tracy Gardner	2,273	-	2,273	4,546
Michael Fogarty	-	-	534	534
Michael J Roach	8,333	-	10,001	18,334
Michael Malouf	-	4,167	-	4,167
Michael Paul Reznick	3,333	3,333	-	6,667
Michael Swenson	-	-	1,112	1,112
MLPF&S Cust FPO Michael J Hasslinger IRRA FBO Michael J Hasslinger	15,152	15,152	-	30,303
MLPF&S FPO Gary S Kohler IRA FBO Gary Kohler	22,727	22,727	-	45,455
Monte Kjos	-	-	4,668	4,668
Neuville Family Trust	-	-	5,600	5,600
Norman J. Ravich Irrevocable Trust	-	-	3,067	3,067
OTA LLC	13,333	13,333	-	26,667
Patricia Jacklitch Trust	-	-	1,668	1,668
Paul and Dawn Roberts	-	-	13,335	13,335
Paul and Jane Sokol	-	-	2,222	2,222
Paul Bukoskey	-	-	2,691	2,691
Paul Ravich	15,167	15,167	-	30,333
Paul Schultz	2,500	-	31,449	33,949
Paul W. Schultz Rev Trust	-	-	3,961	3,961
Paula Aufdermauer	-	-	667	667
Peitro J. Insana	-	-	15,697	15,697
Pennington Capital LLC	25,000	25,000	-	50,000
Penny Rogers	-	-	2,667	2,667
Peter Macken	-	-	667	667
Peter Voldness	4,167	4,167	-	8,333
Philip Manske	-	-	4,271	4,271
RBC Capital FBO Coley Murphy Roth IRA	-	-	600	600
RBC Capital FBO Dan Hildebrand SEP IRA	-	-	1,667	1,667

RBC Capital FBO David A. Gloss SEP IRA	-	-	1,667	1,667
RBC Capital FBO Dawn Bender IRA	-	-	1,000	1,000
RBC Capital FBO James Shear Roth IRA	-	-	720	720
RBC Capital FBO John Retherford IRA	-	-	2,800	2,800
RBC Capital FBO Judith Bowen Roth IRA	-	-	334	334
RBC Capital FBO Kevin Hafner Roth IRA	-	-	667	667
RBC Capital FBO Mark W. Bowen IRA	-	-	1,567	1,567
RBC Capital FBO Michael R. Langlois IRA	-	-	834	834
RBC Capital FBO Neal Prahl, IRA	-	-	214	214
RBC Capital FBO Patricia Neuville SEP IRA	-	-	1,334	1,334
RBC Capital FBO Richard Bender	-	-	1,668	1,668
RBC Capital FBO Robert McKelvey IRA	-	-	1,534	1,534
RBC Capital FBO Theodore Huppert Jr. IRA	-	-	1,334	1,334
RBC Capital FBO Tonja Larson Roth IRA	-	-	334	334
RBC Capital FBO Valerian Burdick IRA	-	-	2,000	2,000
RBC Capital Markets FBO Alan Pierrot IRA	-	-	11,100	11,100
RBC Capital Markets FBO John Retherford IRA	-	-	1,334	1,334
RBC Capital Markets FBO Judith A. Bowen Roth IRA	-	-	722	722
RBC Capital Markets FBO Mark W. Bowen Roth IRA	-	-	1,056	1,056
RBC Capital Markets FBO Vicky Murphy - Roth IRA	-	-	734	734
RBC Capital Markets FBO Wendy Shear IRA	-	-	13,867	13,867
RBC Capital Markets LLC Custodian FBO Carol Aschbrook	1,408	1,408	-	2,817
RBC Capital Markets LLC Custodian FBO Paul Bukoskey	1,667	-	1,667	3,333
RBC Capital Markets LLC FBO Jeffrey M Willaims ROTH IRA	-	-	7,210	7,210
RBC Capital Markets LLC FBO Paul E Bukoskey- SEP IRA	-	-	1,039	1,039
RBC Capital Markets LLC FBO Robert McKelvey, ROTH IRA	-	-	3,122	3,122
RBC Capital Markets, LLC Cust FBO Janice A. Waterhouse SEP IRA	-	-	2,130	2,130
RBC Capital Markets, LLC Cust FBO Kevin Caulfield IRA	-	-	6,507	6,507
RBC Capital Markets, LLC Cust FBO Louis G. Doering IRA	-	-	6,400	6,400
RBC Capital Markets, LLC Cust FBO Paul E. Bukoskey Simple IRA	-	-	5,139	5,139
RBC Capital Markets, LLC Cust FBO Paul E. Bukoskey Simple IRA	-	-	1,493	1,493
RBC Capital Markets, LLC CUST FBO Scott Happe Roth IRA	-	-	2,084	2,084
RBC Captial FBO Brian Bowen IRA	-	-	2,667	2,667
RBC Captial FBO David A. Bowen IRA	-	-	1,389	1,389
RBC Captial FBO David A. Bowen IRA	-	-	1,112	1,112
RBC Captial FBO David A. Gloss SEP IRA	-	-	2,500	2,500
Richard Fetzer	-	-	2,001	2,001
Richard G. Rathmann	-	-	42,477	42,477
Richard O'Leary	3,788	3,788	-	7,576
Richard R. and Dawn M. Bender	-	-	9,668	9,668
Richard Thompson	3,000	-	3,000	6,000
Rob Laden	-	-	667	667
Robert and Lorna Dahl	-	-	1,043	1,043
Robert and Lynn Schonthaler	-	-	1,000	1,000
Robert Briggs	-	-	534	534
Robert G Allison	-	-	24,243	24,243
Robert J Evans	12,500	12,500	-	25,000
Robert Siqveland	-	-	467	467
Ronald P. Holtan	455	-	1,056	1,511

Ruth Bowen	-	-	834	834
Sasha Gentling	-	-	5,667	5,667
Shane Stanley	-	-	1,723	1,723
Sheldon Fleck	-	-	71,525	71,525
Stan Caplan	4,167	12,500	-	16,667
Stanford Baratz, Trustee of the Stanford Baratz Revocable Trust	-	-	4,168	4,168
Stanford Weiner	-	-	1,389	1,389
Steinberg Family Limited Partnership	-	-	550	550
Stevenson Technical Services	-	-	4,000	4,000
Susan Briggs	-	-	534	534
Terrence E. Troy	-	-	21,327	21,327
The Entrust Group Inc FBO Keith W Hein A/C#3641OR	-	-	6,331	6,331
The Entrust GroupInc FBO Keith W. Hein, IRA	-	-	1,870	1,870
Theodore Neuville	-	-	8,610	8,610
Thomas and Margaret Bachinski	-	-	3,690	3,690
Thomas G. Hein	-	-	13,628	13,628
Thomas Nelson	-	-	1,667	1,667
Thomas Reed	-	-	350	350
Toby Funk	-	-	334	334
Todd Fairbanks	-	-	5,844	5,844
Todd Fairbanks and Ronald McKee	-	-	3,203	3,203
Varoujan Altebarmakian	-	-	5,556	5,556
Willard R. Blake	-	-	33,172	33,172
William H Baxter Trustee FBO William H. Baxter Revocable Trust u/a dtd 7/3/96	-	-	6,061	6,061
William Priedeman, Jr.	-	-	1,668	1,668
William Thompson	2,250	-	2,884	5,134
Wilson Beers	-	-	15,943	15,943

	465,495	610,693	2,020,597	3,096,785

PLAN OF DISTRIBUTION

The selling security holders, which as used herein includes donees, pledgees, transferees, or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution, or other transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee, or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledges, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, broker-dealers, or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling security holders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling security holders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus are being passed upon for us by Snell & Wilmer L.L.P., Costa Mesa, California.

EXPERTS

The consolidated financial statements of Cryoport, Inc. as of March 31, 2016 and 2015 and for each of the years in the two-year period ended March 31, 2016, included in this prospectus, have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern) appearing herein, and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the information and periodic reporting requirements of the Exchange Act, and, in accordance with the requirements of the Exchange Act, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and internet site of the SEC referred to below.

We filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the shares of common stock offered hereby and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

You can find more information about us on our website, which is located at http://www.cryoport.com.  Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Nevada Revised Statutes and our Articles of Incorporation, as amended, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his “duty of care.” This provision does not apply to the directors’ (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Cryoport, Inc. and Subsidiary

Consolidated Financial Statements

F-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and

Stockholders of Cryoport, Inc.

We have audited the accompanying consolidated balance sheets of Cryoport, Inc. and subsidiary (the “Company”) as of March 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended March 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cryoport, Inc. and subsidiary as of March 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended March 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has recurring operating losses from inception and has used substantial amounts of working capital in its operations. Although the Company has cash and cash equivalents of $2.8 million at March 31, 2016, management has estimated that cash on hand will only be sufficient to allow the Company to continue its operations through the third quarter of fiscal 2017. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
June 28, 2016

F-2

Cryoport, Inc. and Subsidiary

Consolidated Balance Sheets

	March 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$2,792,526	$1,405,186
Accounts receivable, net of allowance for doubtful accounts of $22,100 and $12,200, respectively	1,020,999	589,699
Inventories	69,801	69,680
Prepaid expenses and other current assets	248,729	97,337

Total current assets	4,132,055	2,161,902
Property and equipment, net	1,319,741	307,926
Intangible assets, net	8,581	136,821
Deposits	363,403	—

Total assets	$5,823,780	$2,606,649

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable and other accrued expenses	$1,271,926	$758,696
Accrued compensation and related expenses	508,754	725,712
Notes payable and accrued interest, net of discount of $221,400 at March 31, 2015	—	535,507
Related-party notes payable and accrued interest, net of discount of $24,900 and $259,600, respectively	392,898	976,581

Total current liabilities	2,173,578	2,996,496
Related-party notes payable, net of current portion	554,275	26,452

Total liabilities	2,727,853	3,022,948

Commitments and contingencies
Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value; 2,500,000 shares authorized:
Class A convertible preferred stock, $0.001 par value; 800,000 shares authorized; none and 454,750 shares issued and outstanding at March 31, 2016 and 2015, respectively	—	455
Class B convertible preferred stock, $0.001 par value; 585,000 shares authorized; none and 161,709 shares issued and outstanding at March 31, 2016 and 2015, respectively	—	162
Common stock, $0.001 par value; 50,000,000 shares authorized; 12,251,313 and 5,026,585 issued and outstanding at March 31, 2016 and 2015, respectively	12,251	5,026
Additional paid-in capital	116,214,522	97,346,137
Accumulated deficit	(113,130,846)	(97,768,079)

Total stockholders’ equity (deficit)	3,095,927	(416,299)

Total liabilities and stockholders’ equity (deficit)	$5,823,780	$2,606,649

See accompanying notes to consolidated financial statements.

F-3

Cryoport, Inc. and Subsidiary

Consolidated Statements of Operations

	Years Ended March 31,
	2016	2015
Revenues	$5,882,199	$3,935,320
Cost of revenues	3,991,885	2,766,391
Gross margin	1,890,314	1,168,929
Operating costs and expenses:
General and administrative	5,925,171	3,497,230
Sales and marketing	4,155,776	2,912,151
Research and development	550,263	352,580
Total operating costs and expenses	10,631,210	6,761,961
Loss from operations	(8,740,896)	(5,593,032)
Other expense:
Interest expense	(1,065,942)	(1,428,015)
Other expense, net	(9,901)	(4,266)
Loss before provision for income taxes	(9,816,739)	(7,025,313)
Provision for income taxes	(3,625)	(1,600)
Net loss	(9,820,364)	(7,026,913)
Preferred stock beneficial conversion charge	(4,474,348)	(4,864,292)
Undeclared cumulative preferred dividends	(762,727)	(305,328)
Net loss attributable to common stockholders	$(15,057,439)	$(12,196,533)
Net loss per share attributable to common stockholders – basic and diluted	$(2.05)	$(2.44)
Weighted average common shares outstanding – basic and diluted	7,339,855	5,006,219

See accompanying notes to consolidated financial statements.

F-4

Cryoport, Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity (Deficit)

	Class A		Class B						Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Paid–In Capital	Deficit	Equity (Deficit)
Balance at March 31, 2014	—	$—	—	$—	4,999,338	$4,999	$83,567,380	$(85,876,874)	$(2,304,495)
Net loss	—	—	—	—	—	—	—	(7,026,913)	(7,026,913)
Stock-based compensation expense	—	—	—	—	—	—	864,306	—	864,306
Issuance of Class A convertible preferred stock, net of offering costs of $577,600	291,142	291	—	—	—	—	2,915,774	—	2,916,065
Issuance of Class A convertible preferred stock upon conversion of 5% bridge notes and accrued interest	163,608	164	—	—	—	—	1,766,833	—	1,766,997
Issuance of Class B convertible preferred stock, net of offering costs of $249,000	—		161,709	162	—	—	1,691,344	—	1,691,506
Issuance of common stock upon exercise of options and warrants	—	—	—	—	23,913	24	92,585	—	92,609
Accretion of the fair value of the Class A and Class B convertible preferred stock beneficial conversion features and relative fair value of warrants	—	—	—	—	—	—	4,864,292	(4,864,292)	—
Estimated relative fair value of beneficial conversion feature of 5% bridge notes	—	—	—	—	—	—	826,919	—	826,919
Issuance of restricted stock in connection with consulting agreement	—	—	—	—	3,334	3	17,397	—	17,400
Estimated relative fair value of warrants issued in connection with related-party notes payable	—	—	—	—	—	—	280,370	—	280,370
Estimated relative fair value of warrants issued in connection with 7% notes payable	—	—	—	—	—	—	458,937	—	458,937

Balance at March 31, 2015	454,750	455	161,709	162	5,026,585	5,026	97,346,137	(97,768,079)	(416,299)
Net loss	—	—	—	—	—	—	—	(9,820,364)	(9,820,364)
Stock-based compensation expense	—	—	—	—	—	—	2,572,296	—	2,572,296
Issuance of Class B convertible preferred stock, net of offering costs of $577,700	—	—	372,862	373	—	—	3,896,305	—	3,896,678
Issuance of common stock in public offering, net of costs of $856,800	—	—	—	—	2,090,750	2,091	5,936,008	—	5,938,099
Mandatory conversion of Class A convertible preferred stock and Class B convertible preferred stock	(454,750)	(455)	(534,571)	(535)	4,977,038	4,977	1,064,068	(1,068,055)	—
Issuance of common stock upon exercise of options and warrants	—	—	—	—	40,137	40	10,841	—	10,881
Accretion of the fair value of the Class B convertible preferred stock beneficial conversion features and relative fair value of warrants	—	—	—	—	—	—	4,474,348	(4,474,348)	—
Estimated relative fair value of beneficial conversion feature of related-party notes payable	—	—	—	—	—	—	521,056	—	521,056
Estimated relative fair value of warrants issued in connection with related-party notes payable amendment	—	—	—	—	—	—	26,901	—	26,901
Issuance of restricted stock in connection with consulting agreement	—	—	—	—	55,000	55	150,095	—	150,150
Issuance of common stock for board of director compensation	—	—	—	—	61,803	62	216,467	—	216,529

Balance at March 31, 2016	—	$—	—	$—	12,251,313	$12,251	$116,214,522	$(113,130,846)	$3,095,927

See accompanying notes to consolidated financial statements.

F-5

Cryoport, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Years Ended March 31,
	2016	2015
Cash Flows From Operating Activities:
Net loss	$(9,820,364)	$(7,026,913)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	239,228	197,938
Amortization of debt discount and deferred financing costs	483,058	1,368,305
Stock-based compensation expense to employees, directors and consultants	2,884,162	881,706
Estimated relative fair value of beneficial conversion feature on related-party notes payable	521,056	—
Loss on disposal of property and equipment	168,712	16,423
Loss on write-off of patents	98,086	—
Provision for bad debt	38,509	2,713
Changes in operating assets and liabilities:
Accounts receivable	(469,809)	(76,587)
Inventories	(70,471)	(39,977)
Prepaid expenses and other current assets	(151,392)	816
Deposits	(363,403)	9,358
Accounts payable and other accrued expenses	313,230	209,138
Accrued compensation and related expenses	(162,145)	271,424
Accrued interest	(14,147)	57,954

Net cash used in operating activities	(6,305,690)	(4,127,702)

Cash Flows From Investing Activities:
Purchases of property and equipment	(1,119,251)	(70,130)

Net cash used in investing activities	(1,119,251)	(70,130)

Cash Flows From Financing Activities:
Proceeds from the issuance of Class A and Class B convertible preferred stock, net of offering costs	3,896,678	4,607,571
Proceeds from exercise of stock options and warrants	10,881	92,609
Proceeds from the issuance of notes payable	—	915,000
Proceeds from public offering, net of offering costs	5,938,099	—
Repayment of notes payable	(741,377)	(173,623)
Repayment of convertible debt	—	(50,000)
Repayment of offering and deferred financing costs	—	(30,120)
Repayment of related-party notes payable	(292,000)	(128,000)

Net cash provided by financing activities	8,812,281	5,233,437

Net change in cash and cash equivalents	1,387,340	1,035,605
Cash and cash equivalents — beginning of year	1,405,186	369,581

Cash and cash equivalents — end of year	$2,792,526	$1,405,186

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$57,121	$753

Cash paid for income taxes	$3,625	$1,600

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Issuance of common stock for accrued board of director compensation	$54,813	$—

Accretion of convertible preferred stock beneficial conversion feature and relative fair value of warrants issued in connection with the convertible preferred stock units to accumulated deficit	$4,474,348	$4,864,292

Cumulative undeclared preferred dividends recorded upon conversion of Class A convertible preferred stock and Class B convertible preferred stock into common stock	$1,068,055	$—

Estimated relative fair value of warrants issued in connection with related-party notes payable	$26,901	$280,370

Leasehold improvements paid by tenant allowance included in accounts payable and accrued expenses	$200,000	$—

Estimated relative fair value of warrants issued in connection with notes payable	$—	$458,937

Reclassification of shipper inventory to property and equipment	$70,350	$—

Conversion of convertible debentures payable and accrued interest into convertible preferred stock units	$—	$1,766,997

See accompanying notes to consolidated financial statements.

F-6

Cryoport, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1. Nature of the Business

Cryoport is the premier provider of cryogenic logistics solutions to the life sciences industry through its purpose-built proprietary packaging, information technology and specialized cold chain logistics expertise. The Company provides leading edge logistics solutions for biologic materials, such as immunotherapies, stem cells, CAR-T cells and reproductive cells for clients worldwide. Leading global companies, such as FedEx, UPS and DHL have each separately selected Cryoport as the preferred cryogenic logistics provider for time- and temperature-sensitive biological material.  Cryoport actively supports points-of-care, contract research organizations, central laboratories, pharmaceutical companies, contract manufacturers and university researchers.

The Company is a Nevada corporation and its common stock is traded on the NASDAQ Capital Market exchange under the ticker symbol “CYRX.”

Going Concern

The consolidated financial statements have been prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. We have sustained operating losses since our inception and have used substantial amounts of working capital in our operations. At March 31, 2016, we had an accumulated deficit of $113.1 million. During the year ended March 31, 2016, we used cash in operations of $6.3 million and had a net loss of $9.8 million.

We expect to continue to incur substantial additional operating losses from costs related to the commercialization of our Cryoport Express® Solutions and do not expect that revenues from operations will be sufficient to satisfy our funding requirements in the near term. We believe that our cash resources at March 31, 2016, together with the proceeds from the tender offer completed in April 2016, the rights offering completed in June 2016, and revenues generated from our services will be sufficient to sustain our planned operations through the third quarter of fiscal year 2017; however, we must obtain additional capital to fund operations thereafter and for the achievement of sustained profitable operations. These factors raise substantial doubt about our ability to continue as a going concern. We are currently working on funding alternatives in order to secure sufficient operating capital to allow us to continue to operate as a going concern.

Future capital requirements will depend upon many factors, including the success of our commercialization efforts and the level of customer adoption of our Cryoport Express® Solutions as well as our ability to establish additional collaborative arrangements. We cannot make any assurances that the sales ramp will lead to achievement of sustained profitable operations or that any additional financing will be completed on a timely basis and on acceptable terms or at all. Management’s inability to successfully achieve significant revenue increases or implement cost reduction strategies or to complete any other financing will adversely impact our ability to continue as a going concern. To address this issue, we are seeking additional capitalization to properly fund our efforts to become a self-sustaining financially viable entity.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP.

On May 12, 2015, our Board of Directors approved an amendment to our certificate of incorporation to effect a reverse stock split by a ratio of 1-for-12.   The reverse stock split was effective on May 19, 2015.  Unless otherwise noted, all share and per share data in the accompanying consolidated financial statements give effect to the 1-for-12 reverse stock split of our common stock. Financial information updated by this capital change includes loss per common share, stock price per common share, weighted average common shares, outstanding common shares, common stock and additional paid-in capital.

F-7

Principles of Consolidation

The consolidated financial statements include the accounts of Cryoport, Inc. and its wholly owned subsidiary, Cryoport Systems, Inc. All intercompany accounts and transactions have been eliminated.

Reclassification

Certain prior period financial statement amounts have been reclassified to conform to the current period presentation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from estimated amounts. The Company’s significant estimates include the allowance for doubtful accounts, recoverability of long-lived assets, allowance for inventory obsolescence, deferred taxes and their accompanying valuations, and valuation of equity instruments and conversion features.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, related-party notes payable, notes payable, accounts payable and accrued expenses. The carrying value for all such instruments, except for related-party notes payable, approximates fair value at March 31, 2016 and 2015 due to their short-term nature. The difference between the fair value and recorded values of the related-party notes payable is not significant.

Cash and Cash Equivalents

The Company considers highly liquid investments with original maturities of 90 days or less to be cash equivalents.

Concentrations of Credit Risk

The Company maintains its cash accounts in financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) with basic deposit insurance coverage limits up to $250,000 per owner. At March 31, 2016 and 2015, the Company had cash balances of approximately $2.6 million and $1.3 million, respectively, which exceeded the FDIC insurance limit. The Company performs ongoing evaluations of these institutions to limit its concentration risk exposure.

Customers

The Company grants credit to customers within the U.S. and to a limited number of international customers and does not require collateral. Revenues from international customers are generally secured by advance payments except for a limited number of established foreign customers. The Company generally requires advance or credit card payments for initial revenues from new customers. The Company’s ability to collect receivables is affected by economic fluctuations in the geographic areas and industries served by the Company. Reserves for uncollectible amounts are provided based on past experience and a specific analysis of the accounts, which management believes is sufficient. Accounts receivable at March 31, 2016 and 2015 are net of reserves for doubtful accounts of $22,100 and $12,200, respectively. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts. The Company maintains reserves for bad debt and such losses, in the aggregate, historically have not exceeded its estimates.

The majority of the Company’s customers are in the biotechnology, pharmaceutical and life science industries. Consequently, there is a concentration of accounts receivable within these industries, which is subject to normal credit risk. At March 31, 2016 and 2015, there was one customer that accounted for 25.5% and 14.6%, respectively, of net accounts receivable. No other single customer owed us more than 10% of net accounts receivable at March 31, 2016 and 2015.

The Company has revenue from foreign customers primarily in Europe, Japan, Canada, India and Australia. During fiscal years 2016 and 2015, the Company had revenues from foreign customers of approximately $825,100 and $617,200, respectively, which constituted approximately 14.0% and 15.7%, respectively, of total revenues. For the fiscal years ended March 31, 2016 and 2015, there was one customer that accounted for 14.0% and 22.7%, respectively, of net revenues. No other single customer generated over 10% of net revenues during 2016 and 2015.

F-8

Inventories

The Company’s inventories consist of packaging materials and accessories that are sold to customers. Inventories are stated at the lower of cost or current estimated market value. Cost is determined using the standard cost method which approximates the first-in, first-to-expire method. Inventories are reviewed periodically for slow-moving or obsolete status. The Company writes down the carrying value of its inventories to reflect situations in which the cost of inventories is not expected to be recovered. Once established, write-downs of inventories are considered permanent adjustments to the cost basis of the obsolete or excess inventories. Raw materials and finished goods include material costs less reserves for obsolete or excess inventories. The Company evaluates the current level of inventories considering historical trends and other factors, and based on the evaluation, records adjustments to reflect inventories at its net realizable value. These adjustments are estimates, which could vary significantly from actual results if future economic conditions, customer demand, competition or other relevant factors differ from expectations. These estimates require us to make assessments about future demand for the Company’s products in order to categorize the status of such inventories items as slow-moving, obsolete or in excess-of-need. These estimates are subject to the ongoing accuracy of the Company’s forecasts of market conditions, industry trends, competition and other factors.

Property and Equipment

The Company provides shipping containers to its customers and charges a fee in exchange for the use of the container. The Company’s arrangements are similar to the accounting standard for leases since they convey the right to use the container over a period of time. The Company retains the title to the containers and provides its customers the use of the container for a specific shipping cycle. At the culmination of the customer’s shipping cycle, the container is returned to the Company. As a result, the Company classifies the containers as property and equipment for the per-use container program.

Property and equipment are recorded at cost. Cryogenic shippers and data loggers, which comprise of 35% and 90% of the Company’s net property and equipment balance at March 31, 2016 and 2015, respectively, are depreciated using the straight-line method over their estimated useful lives of three years. Equipment and furniture are depreciated using the straight-line method over their estimated useful lives (generally three to seven years) and leasehold improvements are amortized using the straight-line method over the estimated useful life of the asset or the lease term, whichever is shorter. Equipment acquired under capital leases is amortized over the estimated useful life of the assets or term of the lease, whichever is shorter and included in depreciation and amortization expense.

Betterments, renewals and extraordinary repairs that extend the lives of the assets are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation and amortization applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized in the consolidated statements of operations.

Intangible Assets

Intangible assets are comprised of patents and trademarks and software development costs. The Company capitalizes costs of obtaining patents and trademarks, which are amortized, using the straight-line method over their estimated useful life of five years once the patent or trademark has been issued. During the year ended March 31, 2016, the Company wrote off patents aggregating $98,100 to research and development expense in the accompanying consolidated statement of operations. The Company capitalizes certain costs related to software developed for internal use. Software development costs incurred during the preliminary or maintenance project stages are expensed as incurred, while costs incurred during the application development stage are capitalized and amortized using the straight-line method over the estimated useful life of the software, which is five years. Capitalized costs include purchased materials and costs of services including the valuation of warrants issued to consultants.

Long-lived Assets

If indicators of impairment exist, we assess the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, we measure the amount of such impairment by comparing the fair value to the carrying value. We believe the future cash flows to be received from the long-lived assets will exceed the assets’ carrying value, and accordingly, we have not recognized any impairment losses through March 31, 2016.

F-9

Deferred Financing Costs

Deferred financing costs represent costs incurred in connection with the issuance of the convertible notes payable and equity financings. Deferred financing costs related to the issuance of debt are being amortized over the term of the financing instrument using the effective interest method while offering costs from equity financings are netted against the gross proceeds received from the equity financings.

Conversion Features

If a conversion feature of convertible debt is not accounted for as a derivative instrument and provides for a rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount. The convertible debt is recorded net of the discount related to the BCF. The Company amortizes the discount to interest expense over the life of the debt using the effective interest rate method.

Preferred stock is convertible to common stock at a rate of conversion that is below market value, therefore, this feature is characterized as a BCF. The Company records this BCF as a discount to the preferred stock and accretes the discount to accumulated deficit as a deemed dividend through the earliest conversion date or upon issuance if the preferred stock can be immediately converted.

Income Taxes

The Company accounts for income taxes under the provision of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, Income Taxes, or ASC 740. As of March 31, 2016 and 2015, there were no unrecognized tax benefits included in the accompanying consolidated balance sheets that would, if recognized, affect the effective tax rate.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. Based on the weight of available evidence, the Company’s management has determined that it is more likely than not that the net deferred tax assets will not be realized. Therefore, the Company has recorded a full valuation allowance against the net deferred tax assets. The Company’s provision for income taxes consists of state minimum taxes.

The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties on its consolidated balance sheets at March 31, 2016 and 2015 and has not recognized interest and/or penalties in the consolidated statements of operations for the years ended March 31, 2016 and 2015. The Company is subject to taxation in the U.S. and various state jurisdictions. As of March 31, 2016, the Company is no longer subject to U.S. federal examinations for years before 2012 and for California franchise and income tax examinations for years before 2011. However, to the extent allowed by law, the taxing authorities may have the right to examine prior periods where net operating losses were generated and carried forward, and make adjustments up to the amount of the net operating loss carry forward amount. The Company is not currently under examination by U.S. federal or state jurisdictions.

Revenue Recognition

The Company provides shipping containers to its customers and charges a fee in exchange for the use of the container. The Company’s arrangements are similar to the accounting standard for leases since they convey the right to use the containers over a period of time. The Company retains title to the containers and provides its customers the use of the container for a specified shipping cycle. At the culmination of the customer’s shipping cycle, the container is returned to the Company.

The Company recognizes revenue for the use of the shipper at the time of the delivery of the shipper to the end user of the enclosed materials, and at the time that collectability is reasonably certain. Revenue is based on gross amounts, net of discounts and allowances.

The Company also provides logistics support and management to some customers, which may include onsite logistics personnel. Revenue is recognized for these services as services are rendered and at the time that collectability is reasonably certain.

F-10

Accounting for Shipping and Handling Revenue, Fees and Costs

The Company classifies amounts billed for shipping and handling as revenue. Shipping and handling fees and costs are included in cost of revenues in the accompanying consolidated statements of operations.

Research and Development Expenses

Expenditures relating to research and development are expensed in the period incurred.

Stock-Based Compensation

The Company accounts for stock-based payments to employees and directors in accordance with stock-based payment accounting guidance which requires all stock-based payments to employees and directors, including grants of employee stock options and warrants, to be recognized based upon their estimated fair values. The fair value of stock-based awards is estimated at grant date using the Black-Scholes Option Pricing Method (“Black-Scholes”) and the portion that is ultimately expected to vest is recognized as compensation cost over the requisite service period.

Since stock-based compensation is recognized only for those awards that are ultimately expected to vest, the Company has applied an estimated forfeiture rate to unvested awards for the purpose of calculating compensation cost. These estimates will be revised, if necessary, in future periods if actual forfeitures differ from estimates. Changes in forfeiture estimates impact compensation cost in the period in which the change in estimate occurs. The estimated forfeiture rates at March 31, 2016 and 2015 were zero as the Company has not had a significant history of forfeitures and does not expect significant forfeitures in the future.

Cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options or warrants are classified as financing cash flows. Due to the Company’s loss position, there were no such tax benefits during years ended March 31, 2016 and 2015.

The Company uses Black-Scholes to estimate the fair value of stock-based awards. The determination of fair value using Black-Scholes is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables, including expected stock price volatility, risk-free interest rate, expected dividends and projected employee stock option exercise behaviors.

The Company’s stock-based compensation plans are discussed further in Note 11.

Equity Instruments Issued to Non-Employees for Acquiring Goods or Services

Issuances of the Company’s common stock for acquiring goods or services are measured at the estimated fair value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for the estimated fair value of the equity instruments issued to consultants or vendors is determined at the earlier of (i) the date at which a commitment for performance to earn the equity instruments is reached (a “performance commitment” which would include a penalty considered to be of a magnitude that is a sufficiently large disincentive for nonperformance) or (ii) the date at which performance is complete. When it is appropriate for the Company to recognize the cost of a transaction during financial reporting periods prior to the measurement date, for purposes of recognition of costs during those periods, the equity instrument is measured at the then-current estimated fair values at each of those interim financial reporting dates.

Basic and Diluted Net Income (Loss) Per Share

We calculate basic and diluted net income (loss) per share attributable to common stockholders using the weighted average number of common shares outstanding during the periods presented, and adjust the amount of net income (loss) used in this calculation for deemed dividends and cumulative preferred stock dividends, (if any), whether they are earned or not during the period. In periods of a net loss position, basic and diluted weighted average common shares are the same. For the diluted earnings per share calculation, we adjust the weighted average number of common shares outstanding to include dilutive stock options, warrants and shares associated with the conversion of convertible debt and convertible preferred stock outstanding during the periods. As of March 31, 2016 and 2015, the Company had cumulative, undeclared, dividends that had not been accrued related to its preferred stock of $0 and $305,300, respectively. During the years ended March 31, 2016 and 2015, undeclared dividends prior to the conversion of the preferred stock into common stock in 2016 totaling $762,700 and $305,300, respectively, were added to the net loss on the consolidated statements of operations in order to calculate net loss per share attributable to common stockholders.

F-11

The following shows the amounts used in computing net loss per share for each of the two years in the period ended March 31, 2016:

	Years Ended March 31,
	2015	2016
Net loss	$(9,820,364)	$(7,026,913)
Less:
Preferred stock beneficial conversion charge	(4,474,348)	(4,864,292)
Undeclared cumulative preferred dividends	(762,727)	(305,328)
Net loss attributable to common stockholders	$(15,057,439)	$(12,196,533)
Weighted average common shares outstanding – basic and diluted	7,339,855	5,006,219
Basic and diluted net loss per share attributable to common stockholders	$(2.05)	$(2.44)

The following table sets forth the number of shares excluded from the computation of diluted earnings per share, as their inclusion would have been anti-dilutive:

	Years Ended March 31,
	2016	2015
Class A convertible preferred stock	—	1,136,875
Class B convertible preferred stock	—	404,273
Stock options	472,510	419,785
Warrants	703,424	436,779
	1,175,934	2,397,712

Segment Reporting

We currently operate in one reportable segment and the chief operating decision maker is our Chief Executive Officer.

Fair Value Measurements

We measure fair value based on the prices that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based on a three-tier hierarchy that prioritizes the inputs used to measure fair value. These tiers include the following:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that are accessible at the measurement date. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data. These inputs include quoted prices for similar assets or liabilities; quoted market prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as consider counterparty credit risk in the assessment of fair value.

We have no assets or liabilities that are required to be measured at fair value on a recurring basis as of March 31, 2016 and 2015.

F-12

Foreign Currency Transactions

We record foreign currency transactions at the exchange rate prevailing at the date of the transaction with resultant gains and losses being included in results of operations. Foreign currency transaction gains and losses have not been significant for any of the periods presented.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standard Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers”. ASU 2014-09 supersedes the revenue recognition requirements in FASB Topic 605, "Revenue Recognition". The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. In August 2015, the FASB issued ASU No. 2015-14 which deferred the effective date by one year for public entities and others. The amendments in this ASU are effective for interim and annual periods beginning after December 15, 2017 for public business entities, certain not-for-profit entities, and certain employee benefit plans. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Management has not selected a transition method and is currently assessing the impact the adoption of ASU 2014-09 will have on our consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory”. The amendments in this update apply to inventory that is measured using first-in, first-out (FIFO) or average cost. They do not apply to inventory that is measured using last-in, first-out (LIFO) or the retail inventory method. Other than the change in the subsequent measurement guidance from the lower of cost or market to the lower of cost and net realizable value for inventory within the scope of this update, there are no other substantive changes to the guidance on measurement of inventory. The amendments in this update more closely align the measurement of inventory in International Financial Reporting Standards (IFRS) and are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Management is currently assessing the impact the adoption of ASU 2015-11 will have on our consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements-Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for the reporting periods beginning after December 15, 2016 and early application is permitted. Management is currently assessing the impact the adoption of ASU 2014-15 will have on our consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes”. Current GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in this update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments in this update apply to all entities that present a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in this update. The amendments in this update will align the presentation of deferred income tax assets and liabilities with IFRS and are effective for fiscal years after December 15, 2016, including interim periods within those annual periods. The Company chose to adopt the update prospectively beginning in the year ended March 31, 2016.

In February 2016, the FASB issued ASU 2016-02, “Leases”, which provides for a comprehensive change to lease accounting. The new standard requires that a lessee recognize a lease obligation liability and a right-to-use asset for virtually all leases of property, plant and equipment, subsequently amortized over the lease term. The new standard is effective for fiscal years beginning after December 15, 2018, with a modified retrospective transition. Management is currently evaluating the impact this standard will have on our consolidated financial statements.

F-13

In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. Management is currently evaluating the impact this standard will have on our consolidated financial statements.

Note 3. Inventories

Inventories consist of the following:

	March 31,
	2016	2015
Raw materials	$56,923	$41,725
Finished goods	12,878	27,955

	$69,801	$69,680

Note 4. Property and Equipment

Property and equipment consist of the following:

	March 31,
	2016	2015
Cryogenic shippers and data loggers	$1,287,781	$1,034,554
Furniture and fixtures	50,615	30,746
Computers and software	494,848	66,577
Machinery and equipment	301,722	283,943
Leasehold improvements	406,471	23,652

	2,541,437	1,439,472
Less accumulated depreciation and amortization	(1,221,696)	(1,131,546)

	$1,319,741	$307,926

Total depreciation and amortization expense related to property and equipment amounted to $209,100 and $154,700 for the years ended March 31, 2016 and 2015, respectively.

Note 5. Intangible Assets

	March 31, 2016
Intangible assets consist of the following:	Gross Amount	Accumulated Amortization	Net Amount	Weighted Average Amortization Period (years)
Patents and trademarks	$47,375	$(47,375)	$—	—
Software development costs	547,127	(538,546)	8,581	0.6
Total intangible assets	$594,502	$(585,921)	$8,581

	March 31, 2015
	Gross Amount	Accumulated Amortization	Net Amount	Weighted Average Amortization Period (years)
Patents and trademarks	$154,214	$(56,128)	$98,086	5.0
Software development costs	547,127	(508,392)	38,735	1.0
Total intangible assets	$701,341	$(564,520)	$136,821

F-14

Amortization expense for intangible assets for the years ended March 31, 2016 and 2015 was $30,100 and $43,200, respectively. Estimated amortization expense in fiscal 2017 is expected to be $8,600.

Note 6. Accrued Compensation and Related Expenses

Accrued compensation and related expenses consist of the following:

	March 31,
	2016	2015
Accrued salary and wages	$261,064	$161,241
Accrued paid time off	199,190	159,992
Accrued board of director fees	48,500	401,532
Other accrued obligations	—	2,947
	$508,754	$725,712

Note 7. Debt

7% Bridge Notes

From December 2014 through February 2015, the Company issued to certain accredited investors 2014 Series Secured Promissory Notes (the “7% Bridge Notes”) in the aggregate original principal amount of $915,000. The 7% Bridge Notes accrued interest at a rate of 7% per annum. All principal and interest under the 7% Bridge Notes was due on July 1, 2015, however, the Company could have elected to extend the maturity date of the notes to January 1, 2016 by providing written notice to the note holders and a warrant to purchase a number of shares of the Company’s common stock equal to (a) the then outstanding principal balance of the note, divided by (b) $6.00 multiplied by 125%. The Company could have prepaid the 7% Bridge Notes at any time without penalty and prepaid the 7% Bridge Notes in an amount equal to 25% of the net cash proceeds received by the Company during each month from the issuance of either debt or equity.

The 7% Bridge Notes were secured by all tangible assets of the Company pursuant to the terms of that certain Security Agreement dated December 3, 2014 between the Company and the note holders. The Company was obligated to keep the collateral and all of its other personal property and assets free and clear of all other security interests, except for certain limited exceptions.

In connection with the issuance of the 7% Bridge Notes, the Company issued the note holders warrants to purchase 190,625 shares of common stock at an exercise price of $6.00 per share. The warrants were exercisable on May 31, 2015 and expire on November 30, 2021. The relative fair value of the warrants of $458,900 was recorded as a debt discount and was amortized to interest expense using the straight-line method which approximated the effective interest method over the term of the notes.  During the years ended March 31, 2016 and 2015, the Company amortized $221,400 and $237,500 of the debt discount, respectively, to interest expense for these notes.

The Company did not pay any discounts or commissions with respect to the issuance of the 7% Bridge Notes or the warrants. In January and March 2015, the Company repaid an aggregate of $173,600 of the original principal balance outstanding, representing 25% of the net proceeds received from the Class A and Class B convertible preferred stock offering through February 28, 2015. All remaining principal and accrued interest at March 31, 2015 was repaid in April 2015.

5% Bridge Notes

From December 2013 to March 2014, the Company issued to certain accredited investors unsecured convertible promissory notes in the original principal amount of $1,793,000 (the “5% Bridge Notes”).

The 5% Bridge Notes accrued interest at a rate of 5% per annum from the date of issuance through date of payment, on a non-compounding basis. All principal and interest under the 5% Bridge Notes became due on June 30, 2014.

In connection with the issuance of the 5% Bridge Notes, the Company granted these investors warrants to purchase 74,709 shares of common stock at an exercise price of $5.88 per share. The warrants were exercisable on May 31, 2014 and expire on December 31, 2018. The relative fair value of the warrants of $279,100 was recorded as a debt discount and was amortized to interest expense using the straight-line method which approximated the effective interest method over the term of the 5% Bridge Notes.  During the year ended March 31, 2015, the Company amortized $184,700 of the debt discount to interest expense for these notes.

F-15

The agreement allowed that in the event the Company designated and issued one or more types of equity securities while the 5% Bridge Notes were outstanding (a “Subsequent Offering”), the Company must provide written notice to the holders of the notes and such holders had a right to convert up to all of the principal and accrued unpaid interest on the notes into shares of such equity securities on the same terms as the Subsequent Offering during the ten days following the provision of such notice. The conversion price for these equity securities was 90% of the offering price for the equity securities in the Subsequent Offering. At the time of issuance, the Company was unable to value the conversion feature of these 5% Bridge Notes given the absence of a fixed conversion rate and the convertibility of the 5% Bridge Notes was contingent upon the completion of a Subsequent Offering. However, on May 6, 2014, the Company completed the first convertible preferred stock offering which established a firm commitment date. This triggered the valuation of the beneficial conversion feature of the 5% Bridge Notes which aggregated $826,900 and was recorded as interest expense during the year ended March 31, 2015. Note holders with a principal amount of $1,743,000, together with $24,000 of accrued interest, converted their 5% Bridge Notes to convertible preferred stock units and one note holder was paid principal and interest of $50,800.

Emergent Financial Group, Inc. (“Emergent”) served as the Company’s placement agent in connection with the original placement of the 7% Bridge Notes and 5% Bridge Notes and earned a commission of 9% of the original principal balance of such notes. Debt financing costs in the aggregate of $492,500, comprised primarily of the commission earned by Emergent, were amortized to interest expense using the straight-line method which approximated the effective interest method over the term of the notes. During the year ended March 31, 2015, the Company amortized $98,400 of the debt financing costs to interest expense for these notes.

Note 8. Related-Party Transactions

As of March 31, 2016 and 2015, the Company had aggregate principal balances of $966,000 and $1.3 million, respectively, in outstanding unsecured indebtedness owed to five related parties, including four former members of the Board of Directors, representing working capital advances made to the Company from February 2001 through March 2005.

Related-Party Notes Payable

In March 2015, we entered into definitive agreements relating to the exchange or amendment of the notes evidencing such working capital advances. Three of the notes issued to Patrick Mullins, M.D., Maryl Petreccia and Jeffrey Dell, M.D., which as of March 31, 2016 had outstanding principal balances of $448,200, $266,700 and $208,900, respectively, were amended and restated, and the holders received warrants to purchase 37,347, 22,224, and 17,412 shares, respectively, of our common stock at an exercise price of $6.00 per share, exercisable on March 2, 2015 and expiring on March 1, 2020, and warrants to purchase 834, 417, and 417 shares, respectively, of our common stock at an exercise price of $6.00 per share, exercisable on March 2, 2015 and expiring on March 1, 2020, to reimburse the three note holders for any fees or other expenses incurred in connection with this transaction. The notes, as amended and restated, required interest payments on a calendar quarterly basis and payment of all outstanding principal and accrued interest on the maturity date, which was the earlier to occur of (i) March 1, 2016, (ii) the sale of all or substantially all of our assets, or (iii) the merger, consolidation or other similar reorganization of the Company or an affiliate of our Company with another entity. Under the terms of such notes, upon the closing of the public offering in July 2015 (see Note 10), the holders had the option to convert into the securities issued in such offering at a twenty percent (20%) discount to the price per unit issued by the Company in such offering. The holders elected not to convert into such securities issued by the Company.

The relative fair value of the related-party warrants issued in 2015 of $280,400 was recorded as a debt discount and was amortized to interest expense using the straight-line method which approximated the effective interest method over the term of the convertible notes. During the years ended March 31, 2016 and 2015, the Company amortized $259,600 and $20,800, respectively, of the debt discount to interest expense for these convertible notes.

On March 1, 2016, we entered into definitive agreements with the three note holders to amend and restate the outstanding notes, which were to become due on March 1, 2016, pursuant to certain Second Amended and Restated Promissory Notes dated as of February 29, 2016 (the “Amended and Restated Notes”). The Amended and Restated Notes increased the interest rate to 7% per annum, extended the term to April 1, 2017, and modified the repayment provisions to provide for (i) repayment on March 1, 2016 of the outstanding amount of interest accrued through February 29, 2016, (ii) repayment of 10% of the original principal balance and accrued interest of such notes on a quarterly basis commencing April 1, 2016, and (iii) payment of the remaining outstanding balance on April 1, 2017. In addition, we issued such note holders warrants for the purchase of 11,910, 7,088, and 5,553 shares, respectively, of our common stock at an exercise price of $1.88 per share, immediately exercisable and expiring on April 1, 2019. The Company also agreed to reimburse up to $5,000 of legal fees incurred by the note holders. The relative fair value of the warrants issued in March 2016 of $26,900 was recorded as a debt discount and is being amortized to interest expense using the straight-line method which approximates the effective interest method over the term of the related-party notes. During the year ended March 31, 2016, $2,000 of the debt discount was amortized to interest expense.

F-16

One note issued to Raymond Takahashi, M.D., was exchanged for (i) a new promissory note with an original principal amount equal to the outstanding principal and interest of the original note, and (ii) a warrant to purchase 1,490 shares of the Company’s common stock at an exercise price of $6.00 per share, exercisable on February 20, 2015 and expiring on February 19, 2018. The new note, which as of March 31, 2016 had an outstanding principal balance of $35,800, required interest payments on a calendar quarterly basis and payment of all outstanding principal and accrued interest on the maturity date, which was March 1, 2016. Under the terms of such note, upon the closing of the public offering in July 2015 (see Note 10) the holder had the option to convert into the securities issued in such offering at a twenty percent (20%) discount to the price per unit issued by the Company in such offering. The holder elected not to convert into such securities issued by the Company. On March 1, 2016, we entered into a verbal agreement to extend the term of the related-party note to April 1, 2016. On April 1, 2016, we entered into a definitive agreement to amend and extend the term of the note to July 1, 2016.

The conversion feature of the related-party notes payable at a 20% discount resulted in a BCF. The fair value of the BCF of $521,100 was recorded as a debt discount upon the resolution of the contingency and it was amortized to interest expense over the conversion term which ended on September 29, 2015.

 Related-party interest expense under these notes was $58,500 and $33,500 for the years ended March 31, 2016 and 2015, respectively. Accrued interest, which is included in related-party notes payable in the accompanying consolidated balance sheets, amounted to $6,100 and $4,600 as of March 31, 2016 and 2015, respectively.

One note issued to Marc Grossman, M.D., which as of March 31, 2016 had an outstanding principal balance of $6,500, as amended, now provides for interest at a rate of 6% per annum commencing on March 13, 2015; however, no interest payments will be due if no event of default occurs and if the Company (i) complies with its regular payment obligations, reimburses the payee for attorneys’ fees in connection with the negotiation of the note amendment, up to a maximum amount of $1,000, on the later of (A) March 13, 2015, or (B) three (3) days after receiving written notice from the payee of the amount of attorneys’ fees incurred by payee, and (iii) the Company immediately pays all unpaid amounts due and payable in full before the earlier of May 1, 2016 or at the same time that payee(s) of any other promissory note(s) with the Company that were issued in 2005 are paid in full before May 1, 2016, other than (Y) notes that are satisfied upon conversion into common stock, warrants or any other equity of the Company, or (Z) notes that have been paid in full before March 2, 2015. All principal and interest under the original note, as amended by the note amendment, will be due and shall be paid on May 1, 2016. The note requires monthly payments of $20,000, except for the month of June 2015, where the monthly payment is $72,000. The note was repaid in full in April 2016.

Class A Convertible Preferred Stock

In November 2014, both Mr. Shelton and GBR Investments, LLC participated in the Class A convertible preferred stock offering and the Company issued 4,167 shares of Class A convertible preferred stock each in exchange for an aggregate amount of $100,000.

Class B Convertible Preferred Stock

In May 2015, the spouse of the board member Mr. Richard Berman, participated in the Class B convertible preferred stock offering and the Company issued 1,667 shares of Class B convertible preferred stock for total proceeds of $20,000.

Note 9. Commitments and Contingencies

Facility and Equipment Leases

We lease 27,600 square feet of corporate, research and development, and warehouse facilities in Irvine, California under an operating lease expiring February 28, 2023, subject to our option to extend the lease for two additional five-year periods. The initial base rent is approximately $24,700 per month. This lease agreement contains certain scheduled annual rent increases which will be accounted for on a straight-line basis. We also lease certain office equipment which expires in March 2018.

F-17

Future minimum lease payments are approximately as follows:

Years ending March 31,	Operating Leases
2017	$302,400
2018	311,300
2019	315,000
2020	324,500
2021	334,200
Thereafter	668,400
$2,255,800

Rent expense for the years ended March 31, 2016 and 2015 was approximately $134,000 and $169,000, respectively.

Employment Agreements

We have entered into employment agreements with certain of our officers under which payment and benefits would become payable in the event of termination by us for any reason other than cause, or upon a change in control of our Company, or by the employee for good reason.

Consulting and Engineering Services

On September 16, 2015, the Company entered into the Purchase and Sale Agreement (the “Purchase and Sale Agreement”), by and between KLATU Networks, LLC (“KLATU”) and the Company. Pursuant to the Purchase and Sale Agreement, the Company purchased from KLATU certain intellectual property and intellectual property rights related to the Company’s CryoportalTM logistics management platform (the “Developed Technology”), which KLATU previously developed for and licensed to the Company pursuant to the Master Consulting and Engineering Services Agreement, by and between KLATU and the Company, dated October 9, 2007 (as amended, the “Master Consulting and Engineering Services Agreement”). As full compensation for the sale and assignment of the Developed Technology from KLATU to the Company, the Company paid KLATU an aggregate amount of $400,000 in two equal installments of $200,000.

Concurrently with entering into the Purchase and Sale Agreement, on September 16, 2015, the Company and KLATU entered into the Amended and Restated Master Consulting and Engineering Services Agreement (the “Amended and Restated Master Consulting and Engineering Services Agreement”) to amend and restate the Master Consulting and Engineering Services Agreement. The Amended and Restated Master Consulting and Engineering Services Agreement provides a framework for KLATU to perform certain consulting, software and hardware engineering development services as mutually agreed upon and further set forth in one or more Statements of Work (as defined in the Amended and Restated Master Consulting and Engineering Services Agreement). To ensure the availability of KLATU personnel to perform services pursuant to the Amended and Restated Master Consulting and Engineering Services Agreement, the Company agreed to pay KLATU a minimum of $25,000 per month for services fees, which may be carried forward as advance payment for future services under certain conditions. The initial term of the agreement is until December 31, 2017 and will thereafter automatically renew for subsequent one year terms, unless notice of termination is given.

Consulting fees for services provided by KLATU were $290,100 and $339,300 for the years ended March 31, 2016 and 2015, respectively.

Litigation

The Company may become a party to product litigation in the normal course of business. The Company accrues for open claims based on its historical experience and available insurance coverage. In the opinion of management, there are no legal matters involving the Company that would have a material adverse effect upon the Company’s consolidated financial condition or results of operations.

Indemnities and Guarantees

The Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain actions or transactions. The guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated nor incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying consolidated balance sheets.

F-18

The Company indemnifies its directors, officers, employees and agents, as permitted under the laws of the States of California and Nevada. In connection with its facility lease, the Company has indemnified its lessor for certain claims arising from the use of the facility. The duration of the guarantees and indemnities varies, and is generally tied to the life of the agreement.

Note 10. Stockholders’ Equity

Authorized Stock

The Company has 50,000,000 authorized shares of common stock with a par value of $0.001 per share which were increased in November 2015 upon approval from our stockholders from 20,833,333 authorized shares. In September 2011, our stockholders approved an amendment to the Amended and Restated Articles of Incorporation to authorize a class of undesignated or "blank check" preferred stock, consisting of 2,500,000 shares at $0.001 par value per share. Shares of preferred stock may be issued in one or more series, with such rights, preferences, privileges and restrictions to be fixed by the Board of Directors. In May 2014, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation which designated 800,000 shares of the Company's previously authorized preferred stock, par value $0.001, as Class A Convertible Preferred Stock. In February 2015, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation which designated 400,000 shares of the Company’s previously authorized preferred stock, par value $0.001, as Class B Convertible Preferred Stock. In April 2015, the Company filed with the Secretary of State of the State of Nevada an Amendment to the Certificate of Designation to increase the number shares of Class B Convertible Preferred Stock from 400,000 shares to 585,000 shares.

Common Stock Issuances For Services

On October 1, 2015, the Company issued 55,000 shares of common stock with a fair value of $150,200 to a consultant for investor relation services under a consulting agreement that expires on April 1, 2016.

During the year ended March 31, 2016, 61,803 shares of common stock with a fair value of $216,500 were issued to members of the board of directors as compensation for services.

Designation of Class A Convertible Preferred Stock

On May 2, 2014, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation which designated 800,000 shares of the Company’s previously authorized preferred stock, par value $0.001, as Class A Convertible Preferred Stock (“Class A Convertible Preferred Stock”).

The rights, preferences, and privileges of the Class A Convertible Preferred Stock are summarized as follows:

•	Dividends shall accrue on shares of Class A Convertible Preferred Stock at the rate of $0.96 per annum. Such dividends shall accrue day-to-day, shall be cumulative, and shall be payable on when, as, and if declared by the Board of Directors of the Company.

•	In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of Class A Convertible Preferred Stock then outstanding shall be entitled to receive a liquidation preference payment equal to $12.00 per share (subject to appropriate adjustment in the event of a stock dividend, split, combination, or other similar recapitalization) plus any accrued dividends, but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon.

•	Shares of Class A Convertible Preferred Stock shall vote together with the common stock on an as-converted basis. Holders of the Class A Convertible Preferred Stock will have 2.5 votes per share of Class A Convertible Preferred Stock held compared to one vote for each share of the Company’s common stock.

•	At any time after September 1, 2014, shares of Class A Convertible Preferred Stock shall be convertible into 2.5 shares of common stock. In addition, accrued but unpaid dividends on the preferred stock, whether or not declared, will also be convertible into common stock after September 1, 2014 at the rate of one share for each $4.80 of dividend. Such conversion is subject to adjustment in the event of any stock split or combination, certain dividends and distributions, and any reorganization, recapitalization, reclassification, consolidation, or merger involving the Company.

F-19

•	Shares of the Class A Convertible Preferred Stock shall be subject to redemption by the Company at any time on or after January 15, 2017, upon payment of $12.00 per share (subject to appropriate adjustment in the event of a stock dividend, split, combination, or other similar recapitalization) plus all accrued but unpaid dividends, whether or not declared, thereon.

•	On March 26, 2015, the Company filed with the Secretary of State of the State of Nevada an Amended and Restated Certificate of Designation (“Restated Designation”). The Restated Designation adopted certain special mandatory conversion provisions for the Class A Convertible Preferred Stock upon a qualified offering (defined as a public offering resulting in at least $5,000,000 of gross cash proceeds), whereby the Class A Convertible Preferred Stock is converted into the type of securities issued in such qualified offering at a twenty percent (20%) discount.

Issuance of Class A Convertible Preferred Stock

In May 2014, the Company entered into definitive agreements for a private placement of its securities to certain institutional and accredited investors (the “Class A Investors”) pursuant to certain subscription agreements and elections to convert between the Company and the Class A Investors. Through March 31, 2015, aggregate gross cash proceeds of $3.5 million (approximately $2.9 million after offering costs) were collected in exchange for the issuance of 291,142 shares of our Class A Convertible Preferred Stock, and warrants, exercisable for five years, to purchase up to a total of 194,095 shares of our common stock at an exercise price of $6.00 per share. The Company intends to use the net proceeds for working capital purposes.

Pursuant to the subscription agreements, the Company issued shares of a newly established Class A Convertible Preferred Stock and warrants to purchase common stock of Cryoport. The shares and warrants were issued as a unit (a “Unit”) consisting of (i) one share of Class A Convertible Preferred Stock and (ii) one warrant to purchase 0.67 shares of the Company’s common stock at an exercise price of $6.00 per share, which were immediately exercisable and may be exercised at any time on or before March 31, 2019.

Pursuant to the terms of the 5% Bridge Notes issued by the Company between December 2013 and March 2014 with a total original principal amount of $1,793,000, the issuance of the Units to Class A Investors at $12.00 per Unit entitled the holders of the 5% Bridge Notes to convert up to the entire principal and accrued interest amount under the 5% Bridge Notes into Units at a rate of $10.80 per Unit. Through March 31, 2015, 5% Bridge Note holders totaling $1,743,000 in original principal sum elected to convert their 5% Bridge Notes, including accrued interest of $24,000, for Units in exchange for the issuance of 163,608 shares of our Class A Convertible Preferred Stock and warrants to purchase up to 109,072 shares of our common stock at an exercise price of $6.00 per share. Two of the 5% Bridge Note holders that executed subscription agreements to convert 5% Bridge Notes in the aggregate principal amount of $220,000 are affiliates of the Company – Jerrell W. Shelton, the Company’s Chief Executive Officer, and GBR Investments, LLC, which is managed by Richard Rathmann, a former Director and Chairman of the Board of Directors of the Company (collectively, the “Affiliates”).

The fair value of the beneficial conversion feature of the convertible preferred stock issuance and the relative fair value of the warrants issued, aggregated $3.0 million through March 31, 2015. This amount was accreted to accumulated deficit and additional paid-in capital during the year ended March 31, 2015.

Emergent served as the Company’s placement agent in this transaction and received, with respect to the gross proceeds received from Class A Investors who converted their 5% Bridge Notes into Units (not including those conversions by the Affiliates), a commission of 3% and a non-accountable finance fee of 1% of such proceeds, and with respect to gross proceeds received from all other Investors, a commission of 10% and a non-accountable finance fee of 3% of the aggregate gross proceeds received from such Investors, plus reimbursement of legal expenses of up to $40,000. Emergent was issued a warrant to purchase 0.25 shares of common stock at an exercise price of $6.00 per share for each Unit issued in this transaction. The offering of Units to new Investors concluded on February 4, 2015.

During the year ended March 31, 2016, all outstanding shares of Class A Convertible Preferred Stock were converted into shares of common stock (see below). As of March 31, 2016 and 2015, 0 shares and 454,750 shares, respectively, of Class A Convertible Preferred Stock and 303,167 of the related warrants were outstanding for Class A Investors and 106,432 warrants were outstanding for Emergent in connection with the Class A Convertible Preferred Stock offering and the 5% Bridge Note conversions.

F-20

Designation of Class B Convertible Preferred Stock

On February 20, 2015, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation which designated 400,000 shares of the Company’s previously authorized preferred stock, par value $0.001, as Class B Convertible Preferred Stock (“Class B Convertible Preferred Stock”). On April 15, 2015, the Company filed with the Secretary of State of the State of Nevada to increase the number of Class B Convertible Preferred stock from 400,000 to 585,000 shares.

The rights, preferences, and privileges of the Class B Convertible Preferred Stock are summarized as follows:

•	Dividends shall accrue on shares of Class B Convertible Preferred Stock at the rate of $0.96 per annum. Such dividends shall accrue day-to-day, shall be cumulative, and shall be payable on when, as, and if declared by the Board of Directors of the Company.

•	In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of Class B Convertible Preferred Stock then outstanding shall be entitled to receive a liquidation preference payment equal to $12.00 per share (subject to appropriate adjustment in the event of a stock dividend, split, combination, or other similar recapitalization) plus any accrued dividends, but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon.

•	Shares of Class B Convertible Preferred Stock shall vote together with the common stock on an as-converted basis. Holders of the Class B Convertible Preferred Stock will have 2.5 votes per share of Class B Convertible Preferred Stock held compared to one vote for each share of the Company’s common stock.

•	At any time after issuance, shares of Class B Convertible Preferred Stock shall be convertible into 2.5 shares of common stock. In addition, accrued but unpaid dividends on the Class B Convertible Preferred Stock, whether or not declared, will also be convertible into common stock after issuance at the rate of one share for each $4.80 of dividend. Such conversion is subject to adjustment in the event of any stock split or combination, certain dividends and distributions, and any reorganization, recapitalization, reclassification, consolidation, or merger involving the Company.

•	Shares of the Class B Convertible Preferred Stock shall be subject to redemption by the Company at any time on or after January 15, 2017, upon payment of $12.00 per share (subject to appropriate adjustment in the event of a stock dividend, split, combination, or other similar recapitalization) plus all accrued but unpaid dividends, whether or not declared, thereon.

•	Shares of the Class B Convertible Preferred stock shall be subject to special mandatory conversion provisions upon a qualified offering (defined as a public offering resulting in at least $5,000,000 of gross cash proceeds), whereby the Class B Convertible Preferred Stock is converted into the type of securities issued in such qualified offering at a twenty percent (20%) discount.

Issuance of Class B Convertible Preferred Stock

In February 2015, the Company entered into definitive agreements for a private placement of its securities to certain institutional and accredited investors (the “Class B Investors”) pursuant to certain subscription agreements and elections to convert between the Company and the Class B Investors. During the years ended March 31, 2016 and 2015, aggregate gross cash proceeds of $4.5 million (approximately $3.9 million after offering costs) and $1.9 million (approximately $1.7 million after offering costs), respectively, were collected in exchange for the issuance of 372,862 shares and 161,709 shares, respectively, of our Class B Convertible Preferred Stock, and warrants, exercisable for five years, to purchase up to a total of 248,575 shares and 107,806 shares, respectively, of our common stock at an exercise price of $6.00 per share. The Company intends to use the net proceeds for working capital purposes.

Pursuant to the subscription agreements, the Company issued shares of a newly established Class B Convertible Preferred Stock and warrants to purchase common stock of Cryoport. The shares and warrants were issued as a unit (a “Unit”) consisting of (i) one share of Class B Convertible Preferred Stock and (ii) one warrant to purchase 0.67 shares of the Company’s common stock at an exercise price of $6.00 per share, which were immediately exercisable and may be exercised at any time on or before May 31, 2020.

The fair value of the beneficial conversion feature of the convertible preferred stock issuance and the relative fair value of the warrants issued, aggregated $4.5 million and $1.9 million, respectively, during the years ended March 31, 2016 and 2015. These amounts were accreted to accumulated deficit and additional paid-in capital during the years ended March 31, 2016 and 2015.

F-21

Emergent served as the Company’s placement agent in this transaction and received, with respect to the gross proceeds received from Class B Investors, a commission of 10% and a non-accountable finance fee of 3% of the aggregate gross proceeds received from such Class B Investors, plus reimbursement of legal expenses of up to $5,000. Emergent was issued a warrant to purchase 0.25 shares of common stock at an exercise price of $6.00 per share for each Unit issued in this transaction. The offering of Units to new Class B Investors concluded on June 9, 2015.

Emergent received total cash consideration of $1.3 million and was issued warrants to purchase 237,345 shares of common stock with respect to the gross proceeds the Company received from the Class A and Class B offerings.

During the year ended March 31, 2016, all outstanding shares of Class B Convertible Preferred Stock were converted to shares of common stock (see below).

Preferred Stock Conversion

On January 30, 2016 (the “Mandatory Exchange Time”), the Company caused the mandatory exchange (the “Mandatory Exchange”) of all its outstanding Class A Convertible Preferred Stock and Class B Convertible Preferred Stock (together, the “Preferred Stock”), consisting of 454,750 shares of Class A Convertible Preferred Stock and 534,571 shares of Class B Convertible Preferred Stock, into (i) an aggregate of 4,977,038 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of the Company and (ii) an aggregate of 4,977,038  warrants with an exercise price of $3.57, each warrant representing the right to purchase one share of Common Stock (the “Warrants” and together with the Shares, the “Securities”).

The Mandatory Exchange was effected in accordance with the terms and conditions of the Company’s Amended and Restated Certificate of Designation of Class A Convertible Preferred Stock and the Company’s Amended and Restated Certificate of Designation of Class B Convertible Preferred Stock (together, as amended to date, the “Certificates of Designation”).  In accordance with each of the Certificates of Designation, a mandatory exchange of the Preferred Stock is triggered upon a Qualified Offering (as defined in the Certificates of Designation).  The Mandatory Exchange occurs on the day that is six months and one day after the closing of such Qualified Offering.  On July 29, 2015, the Company completed its public offering of 2,090,750 units (consisting of one share of Common Stock and one Warrant) at the public offering price of $3.25 per unit, which constituted a Qualified Offering (see below).  As a result, all outstanding shares of Preferred Stock were automatically exchanged at the Mandatory Exchange Time for such units sold in the Qualified Offering (consisting of one share of Common Stock and one Warrant) at an exchange rate determined by:

1)   multiplying the number of shares of Preferred Stock to be exchanged by the Class A Original Issue Price or Class B Original Issue Price (as defined in the Certificates of Designation), or $12.00 per share;

2)   adding to the result all dividends then accrued but unpaid on such shares of Preferred Stock to be exchanged of $1,068,100; then

3)   dividing the result by $2.60 (which is eighty percent (80%) of the price per unit issued in the Qualified Offering).

The issuance of the Securities in connection with the Mandatory Exchange was exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

Public Equity Offering

On July 29, 2015, the Company completed the sale of common stock and warrants (the “Units”) under a registered public offering. The gross proceeds to Cryoport from the offering, including the partial exercise of the over-allotment option, were approximately $6.8 million, before underwriting discounts and commissions and other offering expenses (approximately $6.2 million after underwriting discounts, commissions and expenses).

The public offering price per Unit was $3.25. Each Unit consists of one share of common stock and a warrant to purchase one share of common stock. Under the terms of the offering, Cryoport issued 2,090,750 shares of common stock and warrants to purchase up to an aggregate of 2,090,750 shares of common stock, inclusive of the partial exercise of the over-allotment option. The warrants have a per share exercise price of $3.57, are exercisable immediately and will expire five years from the date of issuance.

In connection with this offering, the Company issued to Aegis Capital Corp. (“Aegis”), the underwriters' representative in the offering, a warrant to purchase up to 80,000 shares of the Company's common stock and Aegis received a total cash consideration, including the reimbursement of public offering-related expenses, of $0.6 million. If such warrant is exercised, each share of common stock may be purchased at $4.47 per share (137.5% of the price of the units sold in the offering), commencing on July 23, 2016 and expiring July 23, 2020.

F-22

In connection with this offering, the Company incurred $266,100 in offering costs that have been offset against the proceeds from this offering.

Common Stock Reserved for Future Issuance

As of March 31, 2016, approximately 15.2 million shares of common stock were issuable upon exercise of stock options and warrants, as follows:

Exercise of stock options	3,999,325
Exercise of warrants	11,153,868
Total shares of common stock reserved for future issuances	15,153,193

Note 11. Stock-Based Compensation

Warrant Activity

We typically issue warrants to purchase shares of our common stock to investors as part of a financing transaction or in connection with services rendered by placement agents and consultants. Included in outstanding warrants are 21,930 warrants at March 31, 2016 and 2015 issued to employees or directors. Our outstanding warrants expire on various dates through November 2021. A summary of warrant activity is as follows:

	Number of Shares	Weighted- Average Exercise Price/Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (1)
Outstanding — March 31, 2014	5,099,528	$10.08
Issued	826,284	6.00
Exercised	(23,256)	4.08
Expired	(426,750)	39.36
Outstanding — March 31, 2015	5,475,806	7.20
Issued	7,513,768	3.68
Exercised	(49,339)	2.40
Expired	(1,786,367)	9.28
Outstanding — March 31, 2016	11,153,868	$4.50	3.7	$3,800
Vested (exercisable) — March 31, 2016	11,153,868	$4.50	3.7	$3,800

(1)	Aggregate intrinsic value represents the difference between the exercise price of the warrant and the closing market price of the Company’s common stock on March 31, 2016, which was $2.03 per share.

During the years ended March 31, 2016 and 2015, the fair value of each warrant grant was estimated on the date of grant using Black-Scholes with the following assumptions:

	March 31,
	2016	2015
Expected life (years)	3.1 – 5.2	3.0 – 7.0
Risk-free interest rate	0.99% - 1.73%	1.07% - 2.00%
Volatility	99% - 121%	117% - 125%
Dividend yield	0%	0%

F-23

The following table summarizes information with respect to warrants outstanding and exercisable at March 31, 2016:

Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$ 1.88 – 2.40	174,187	2.4	$2.30	174,187	$2.30
$ 3.48 – 3.57	7,096,524	4.3	$3.57	7,096,524	$3.57
$ 4.44 – 4.47	1,780,634	2.6	$4.44	1,780,634	$4.44
$ 5.88 – 6.00	1,242,517	3.9	$5.99	1,242,517	$5.99
$ 8.28 – 16.56	837,609	0.9	$8.29	837,609	$8.29
$33.60 – 129.60	22,397	1.5	$98.70	22,397	$98.70
	11,153,868			11,153,868

Stock Options

We have four stock incentive plans: the 2002 Stock Incentive Plan (the “2002 Plan”), the 2009 Stock Incentive Plan (the “2009 Plan”), the 2011 Stock Incentive Plan (the “2011 Plan”) and the 2015 Omnibus Equity Incentive Plan (the “2015 Plan”), (collectively, the “Plans”). The 2002 Plan, the 2009 Plan, and the 2011 Plan (the “Prior Plans”) have been superseded by the 2015 Plan. In October 2015, the stockholders approved the 2015 Plan for 5,000,000 shares. The Prior Plans will remain in effect until all awards granted under such Prior Plans have been exercised, forfeited, cancelled, or have otherwise expired or terminated in accordance with the terms of such awards, but no awards will be made pursuant to the Prior Plans after the effectiveness of the 2015 Plan. As of March 31, 2016, the Company had 3,074,650 shares available for future awards under the 2015 Plan.

In May 2015, the Company granted employees and members of the board of directors options to purchase 465,633 and 20,835 shares of common stock, respectively, with an exercise price of $7.80 per share, of which 355,001 shares were issued outside of a plan. The exercise price for the shares of common stock pursuant to the option is equal to the fair market value of the Company’s common stock on the date of grant.

During the years ended March 31, 2016 and 2015, we granted stock options at exercise prices equal to or greater than the quoted market price of our common stock on the grant date. The fair value of each option grant was estimated on the date of grant using Black-Scholes with the following assumptions:

	March 31,
	2016	2015
Expected life (years)	5.2 – 6.4	1.5 – 6.1
Risk-free interest rate	1.30% - 1.93%	0.31% - 2.03%
Volatility	116% - 122%	103% - 128%
Dividend yield	0%	0%

The expected option life assumption is estimated based on the simplified method. Accordingly, the Company has utilized the average of the contractual term of the options and the weighted average vesting period for all options to calculate the expected option term. The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of our employee stock options. The expected volatility is based on the historical volatility of our stock commensurate with the expected life of the stock-based award. We do not anticipate paying dividends on the common stock in the foreseeable future.

We recognize stock-based compensation cost over the vesting period using the straight-line single option method. Stock-based compensation expense is recognized only for those awards that are ultimately expected to vest. An estimated forfeiture rate has been applied to unvested awards for the purpose of calculating compensation cost. The estimated forfeiture rate of 0% per year is based on the historical forfeiture activity of unvested stock options. These estimates are revised, if necessary, in future periods if actual forfeitures differ from the estimates. Changes in forfeiture estimates impact compensation cost in the period in which the change in estimate occurs.

F-24

A summary of stock option activity is as follows:

	Number of Shares	Weighted- Average Exercise Price/Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (1)
Outstanding — March 31, 2014	991,183	$4.20
Granted (weighted-average fair value of $4.20 per share)	955,199	4.92
Exercised	(657)	3.24
Forfeited	(150,130)	4.56
Expired	(1,850)	27.48
Outstanding — March 31, 2015	1,793,745	$4.56
Granted (weighted-average fair value of $2.83 per share)	2,536,968	4.49
Exercised	(4,601)	2.47
Forfeited	(322,760)	4.37
Expired	(4,027)	5.55
Outstanding — March 31, 2016	3,999,325	$4.44	8.4	$135,600
Vested (exercisable) — March 31, 2016	1,333,944	$4.41	7.1	$—
Expected to vest after March 31, 2016 (unexercisable)	2,665,381	$4.45	3.0	$135,600

(1)	Aggregate intrinsic value represents the difference between the exercise price of the option and the closing market price of the common stock on March 31, 2016, which was $2.03 per share.

The following table summarizes information with respect to stock options outstanding and exercisable at March 31, 2016:

Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$1.08 – 2.66	331,687	7.5	$1.82	156,254	$2.32
$3.00 – 3.96	1,430,798	8.5	$3.14	521,916	$3.21
$4.32 – 4.92	759,506	8.4	$4.75	281,164	$4.71
$5.00 – 6.36	953,344	8.9	$5.05	206,780	$5.15
$7.80 – 7.92	507,554	8.2	$7.81	151,394	$7.84
$10.32 – 99.60	16,436	4.7	$16.43	16,436	$16.43
	3,999,325			1,333,944

As of March 31, 2016, there was unrecognized compensation expense of $7.9 million related to unvested stock options, which we expect to recognize over a weighted average period of 3.0 years.

Note 12. Income Taxes

Significant components of the Company’s deferred tax assets as of March 31, 2016 and 2015 are shown below:

	March 31,
	2016	2015
	(000’s)
Deferred tax assets:
Net operating loss carryforward	$19,209	$16,830
Research credits	56	56
Expenses recognized for granting of options and warrants	2,120	1,554
Accrued expenses and reserves	35	20
Valuation allowance	(21,420)	(18,460)
	$—	$—

F-25

Based on the weight of available evidence, the Company’s management has determined that it is more likely than not that the net deferred tax assets will not be realized. Therefore, the Company has recorded a full valuation allowance against the net deferred tax assets. The Company’s income tax provision consists of state minimum taxes.

The income tax provision differs from that computed using the federal statutory rate applied to income before taxes as follows:

	March 31,
	2016	2015
	(000’s)
Computed tax benefit at federal statutory rate	$(3,338)	$(2,382)
State tax, net of federal benefit	(349)	(187)
Stock compensation	270	—
Interest expense	76	462
Permanent items and other	184	874
Valuation allowance	3,161	1,235
	$4	$2

At March 31, 2016, the Company has federal and state net operating loss carryforwards of approximately $49,863,000 and $39,661,000 which will begin to expire in 2019, unless previously utilized, and as of 2012 have already begun to expire for state carryforwards. At March 31, 2016, the Company has federal and California research and development tax credits of approximately $18,000 and $58,000, respectively. The federal research tax credit begins to expire in 2026 unless previously utilized and the California research tax credit has no expiration date.

Utilization of the net operating loss and research and development carryforwards might be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as similar state and foreign provisions. These ownership changes may limit the amount of NOL and R&D credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change” as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. Since the Company’s formation, the Company has raised capital through the issuance of capital stock on several occasions which, combined with the purchasing stockholders’ subsequent disposition of those shares, may have resulted in such an ownership change, or could result in an ownership change in the future upon subsequent disposition.

The Company has not completed a study to assess whether an ownership change has occurred. If the Company has experienced an ownership change, utilization of the NOL or R&D credit carryforwards would be subject to an annual limitation under Section 382 of the Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the NOL or R&D credit carryforwards before utilization. Further, until a study is completed and any limitation is known, no amounts are being considered as an uncertain tax position or disclosed as an unrecognized tax benefit. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact its effective tax rate. Any carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance.

Note 13. Quarterly Financial Data (Unaudited)

A summary of quarterly financial data is as follows ($ in ‘000’s):

	Quarter Ended
	June 30	September 30	December 31	March 31
Year ended March 31, 2016
Total revenues	$1,431	$1,437	$1,459	$1,555
Gross margin	$488	$436	$384	$582
Operating loss	$(1,616)	$(1,822)	$(2,679)	$(2,624)

F-26

	Quarter Ended
	June 30	September 30	December 31	March 31
Net loss attributable to common stockholders	$(6,607)	$(2,665)	$(3,000)	$(2,785)
Net loss per share attributable to common stockholders - basic and diluted	$(1.31)	$(0.41)	$(0.42)	$(0.26)

Year ended March 31, 2015
Total revenues	$937	$825	$975	$1,198
Gross margin	$339	$225	$235	$370
Operating loss	$(1,168)	$(1,375)	$(1,357)	$(1,693)
Net loss	$(2,297)	$(1,385)	$(1,408)	$(1,937)
Net loss per share attributable to common stockholders - basic and diluted	$(0.61)	$(0.64)	$(0.40)	$(0.79)

Earnings per basic and diluted shares are computed independently for each of the quarters presented based on basic and diluted shares outstanding per quarter and, therefore, may not sum to the totals for the year.

Note 14. Subsequent Events

Tender Offer

On April 7, 2016, we completed our tender offer with respect to certain warrants to purchase up to 2,448,000 shares of common stock of the Company (the “Offer”).

Pursuant to the Offer, warrants to purchase 2,020,597 shares of the Company’s common stock were tendered by holders of warrants and were amended ( the “Amended Warrants”) and exercised in connection therewith, resulting in the issuance by the Company of an aggregate of 2,020,597 shares of its common stock (the “Exercise Shares”) for aggregate gross proceeds of $2.5 million.

The warrants of holders who elected to participate in the Offer were amended to: (i) reduce the exercise price to $1.25 per share; and (ii) shorten the exercise period to expire concurrently with the expiration date of April 7, 2016 (the “Expiration Date”). In addition, such holders also agreed: (A) to not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of the Exercise Shares without the prior written consent of the Company for a period of sixty (60) days after the Expiration Date (the “Lock-Up Period”); and (B) acting alone or with others, to not effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period.

The Amended Warrants also provide that, on or prior to June 30, 2016, the Company will be required to prepare and file with the SEC a registration statement on Form S-1 covering resales of the Exercise Shares. In addition, the Company is required to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC. In the event that the Company fails to file such registration statement on or prior to June 30, 2016, (the “Filing Date”), then for each month following the Filing Date that the Company has not filed such registration statement, the Company shall issue to the holder of Exercise Shares, for no additional consideration, one share of common stock for every one hundred Exercise Shares held by such holder; provided, however, the Company shall only be liable to issue such shares for the first three months following the Filing Date and shall not be liable if any such delay is due to such holder’s failure to promptly provide on request by the Company any information required or the provision of inaccurate or incomplete information by such holder.

Rights Offering

On June 20, 2016, we completed our rights offering for gross proceeds of $1.3 million in subscriptions (including both basic and oversubscriptions) for 841,873 shares of common stock.

The rights offering was made through a distribution of non-transferable subscription rights to purchase one share of common stock for $1.55, which was 85% of the volume weighted average price per share of our common stock on NASDAQ for the five consecutive trading days immediately preceding and including May 31, 2016. The subscription rights were distributed to holders of our common stock and holders of our warrants as of the record date, May 31, 2016.

Under the terms of the offering, rights holders had the ability to oversubscribe, which entitled each rights holder that exercised their basic subscription privilege in full the right to purchase additional shares of common stock that remained unsubscribed at the expiration of the rights offering.

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5,187,535 Shares of Common Stock

CRYOPORT, INC.

PROSPECTUS

Until          (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our common stock. We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

The date of this prospectus is          .

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by us in connection with the offering described in this registration statement. All of the amounts shown are estimates except the SEC registration fee.

Amount
SEC registration fee	$467
Printing expenses	5,000
Accounting fees and expenses	5,000
Legal fees and expenses	30,000
Miscellaneous	5,000

Total	$45,467

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under the Nevada Revised Statutes and our Amended and Restated Articles of Incorporation, as amended, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his “duty of care.” This provision does not apply to the directors’ (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of transactions by Cryoport during the past three years involving the issuance and sale of Cryoport’s securities that were not registered under the Securities Act. Unless otherwise indicated, the issuance of the securities in the transactions below were deemed to be exempt from registration under the Securities Act by virtue of the exemption under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering, or by virtue of the exemption under Rule 506 of the Securities Act and Regulation D promulgated thereunder.

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On April 7, 2016, the Company issued 2,020,597 shares of restricted common stock upon the amendment and exercise of certain warrants to purchase the Company’s common stock.  Such warrants were previously issued to holders in connection with various private placements of the Company’s securities exempt from registration under Rule 506 of the Securities Act and Regulation D promulgated thereunder.

On March 1, 2016, the Company and Cryoport Systems, Inc. entered into material definitive agreements with three note holders to amend and restate the Amended and Restated Notes (defined below).  In addition, the Company issued such note holders warrants for the purchase of 11,910, 7,088 and 5,553 shares, respectively, of the Company’s common stock at an exercise price of $1.88 per share, immediately exercisable and expiring on April 1, 2019.

On March 1, 2016, the Company and Cryoport Systems, Inc. entered into a verbal agreement with one note holder to extend the term of the Exchange Note (defined below) to extend the term to April 1, 2016. Such note was amended to extend the term to July 1, 2016.

On January 30, 2016, the Company caused the mandatory exchange of all its outstanding Class A Convertible Preferred Stock and Class B Convertible Preferred Stock, consisting of 454,750 shares of Class A Convertible Preferred Stock and 534,571 shares of Class B Convertible Preferred Stock, into (i) an aggregate of 4,977,038 shares of the Company’s common stock and (ii) an aggregate of 4,977,038 warrants, each warrant representing the right to purchase one share of the Company’s common stock.  The warrants are exercisable at an exercise price of $3.57 per share of common stock. The warrants are exercisable upon issuance and expire on July 29, 2020.  The issuance of such common stock and warrants in connection with the mandatory exchange was exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

On March 6, 2015, the Company issued a convertible promissory note (the “Exchange Note”), effective February 20, 2015, in the aggregate original amount of $35,761, which is convertible into shares of the Company’s common stock in an amount equal to the principal and accrued interest outstanding under a promissory note issued in 2005. The amended and restated note was issued to an accredited investor in exchange for all of the principal and accrued interest outstanding under a promissory note issued in 2005. In connection with the Exchange Note, on March 2, 2015, the Company issued a warrant to purchase 1,490 shares of the Company’s common stock at an exercise price of $6.00 to an accredited investor in exchange for all of the principal and accrued interest outstanding under a promissory note issued in 2005.

On March 6, 2015, the Company issued amended and restated convertible promissory notes (the “Amended and Restated Note”), effective March 2, 2015, in the aggregate original amounts of $448,200, $266,700 and $208,900 which are convertible into shares of the Company’s common stock based on the outstanding principal at the time of a Qualified Offering (as defined therein). The amended and restated notes were issued to three accredited investors as an amendment and restatement of promissory notes issued in 2005. In connection with the Amended and Restated Notes, the Company issued warrants to purchase an aggregate of 78,651 shares of the Company’s common stock at an exercise price of $6.00 to the accredited investors, a part of which was issued as compensation for fees and other expenses incurred by the accredited investors in connection with the Amended and Restated Notes.

Between February and June 9, 2015, the company conducted a private placement pursuant to which the Company sold and issued an aggregate of 534,571 shares of Class B Convertible Preferred Stock and warrants to purchase 356,381 shares of common stock at $12.00 per unit, for gross proceeds of $6.4 million. Emergent Financial Group, Inc. served as the Company’s placement agent in this transaction and received a commission of 10% and a non-accountable finance fee of 3% of the aggregate gross proceeds received from the investors, plus reimbursement of up to $5,000 of legal expenses. Emergent Financial Group, Inc. will also be issued a warrant to purchase 0.25 shares of common stock at an exercise price of $6.00 per share for each share of Class B Convertible Preferred Stock issued in this transaction.

In January 2015, we issued 1,667 shares of restricted common stock to a consultant in exchange for services. The Company recognized $8,400 in expense related to these shares for the year ended March 31, 2015.

Between December 2014 and February 2015, we issued 2014 Series Secured Promissory Notes (the “7% Bridge Notes”) in the aggregate original principal amount of $915,000. The 7% Bridge Notes accrue interest at a rate of 7% per annum. All principal and interest is due on July 1, 2015 unless we elect to extend the maturity date to January 1, 2016 by providing written notice to the note holders and a warrant to purchase a number of shares of common stock equal to (a) the then outstanding principal balance of the note, divided by (b) $6.00 multiplied by 125%. In connection with the issuance of the notes, we issued the note holders warrants to purchase 190,625 shares of common stock at an exercise price of $6.00 per share. The warrants are exercisable on May 31, 2015 and expire on November 20, 2021.

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In August 2014, we issued 1,667 shares of restricted common stock to a consultant in exchange for services. The Company recognized $9,000 in expense related to these shares for the year ended March 31, 2015.

Between May 2014 and February 2015, the Company conducted a private placement pursuant to which the Company sold and issued an aggregate of 291,142 shares of Class A Convertible Preferred Stock and warrants to purchase 194,095 shares of common stock, at $12.00 per unit, for gross proceeds of $3.5 million. In addition, the Company issued an aggregate of 163,608 shares of Class A Convertible Preferred Stock and warrants to purchase 109,072 shares of common stock of the Company in exchange for the conversion of the 5% Bridge Notes with an original principal and accrued interest amount of $1,766,997. Emergent Financial Group, Inc. served as the Company’s placement agent in this transaction and received, with respect to the gross proceeds received from investors who converted their 5% Bridge Notes, a commission of 3% and a non-accountable finance fee of 1% of such proceeds, and with respect to gross proceeds received from all other investors, a commission of 10% and a non-accountable finance fee of 3% of the aggregate gross proceeds received from such investors, plus reimbursement of legal expenses of up to $40,000. Emergent Financial Group, Inc. will also be issued a warrant to purchase 0.25 shares of common stock at an exercise price of $6.00 per share for each share of Class A Convertible Preferred Stock issued in this transaction.

In the fourth quarter of fiscal year 2014, the Company issued to certain accredited investors 5% Bridge Notes in the original principal amount of $1,352,000, including a note in the amount of $50,000 issued to Jerrell Shelton, the Company’s Chief Executive Officer as well as a note in the amount of $100,000 issued to GBR Investments, LLC, of which Richard Rathmann, a Director of the Company, is the manager. All principal and interest under the 5% Bridge Notes was due on June 30, 2014. In connection therewith, the Company also granted such accredited investors warrants to purchase 56,334 shares of common stock at an exercise price of $5.88 per share. The warrants are exercisable on May 31, 2014 and expire on December 31, 2018.

In December 2013, the Company issued to certain accredited investors 5% Bridge Notes in the original principal amount of $441,000, including a note in the amount of $70,000 issued to Jerrell Shelton, the Company’s Chief Executive Officer. In connection therewith, the Company also granted such accredited investors warrants to purchase 18,375 shares of common stock at an exercise price of $5.88 per share. The warrants are exercisable on May 31, 2014 and expire on December 31, 2018. Emergent Financial Group, Inc. served as the Company’s placement agent in connection with the placement of the 5% Bridge Notes and earned a commission of 9% of the original principal balance of such notes, excluding the note issued to Jerrell Shelton, or $33,390 at the time of the original issuance of such notes.

On September 27, 2013, September 30, October 2, and October 3, 2013, the Company issued 1,719,668 units (the “Units”) at a price of $2.40 per Unit, with each Unit consisting of (i) one share of common stock of the Company and (ii) one warrant to purchase one share of common stock of the Company at an exercise price of $4.44 per share in exchange for the retirement of $4,127,200 of outstanding principal and interest under the Bridge Notes. The warrants are exercisable beginning on March 31, 2014 and have a term of five years from date of issuance. The aggregate amount converted includes $101,900 and $202,700 of outstanding principal and interest under Notes respectively held by Richard G. Rathmann, a director, and GBR Investments, LLC, in which Mr. Rathmann is the manager. Emergent Financial Group, Inc. served as the Company’s placement agent in connection with the original placement of the Bridge Notes and was issued a warrant to purchase 159,272 shares of common stock of the Company at an exercise price of $2.40 per share in connection with the conversion of such notes. Emergent Financial Group, Inc. did not receive any compensation with respect to the Bridge Notes issued to Richard G. Rathmann or GBR Investments, LLC or the conversion of such Bridge Notes.

On July 12, 2013 and August 12, 2013, GBR Investments, LLC, invested $100,000 in the Bridge Notes and also received a warrant to purchase 33,324 and 28,736 shares of common stock, respectively, at an exercise price of $3.00 and $3.48 per share, respectively. The terms were set and offered by the Company to certain accredited investors prior to GBR’s participation. Richard Rathmann, a member of the Board of Directors of the Company, is the Manager of GBR investments, LLC and is considered an indirect beneficial owner of these securities.

During June 2013, the Company issued warrants to purchase 87,720 shares of the Company’s common stock at an exercise price of $2.28 per share and a five year life to accredited investors in connection with the issuance of certain Bridge Notes in the aggregate amount of $200,000.

II-3

On June 28, 2013, the Company granted options to two officers of the Company, Jerrell Shelton, Chief Executive Officer and Robert Stefanovich, Chief Financial Officer to purchase 325,209 shares and 69,918 shares, respectively, of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock, or $3.24 per share. These options were granted outside of the Company’s incentive plans.

In the fourth quarter of fiscal year 2013, the Company issued to certain accredited investors unsecured convertible promissory notes (the “Bridge Notes”) in the original principal amount of $1,294,500. The Bridge Notes accrue interest at a rate of 15% per annum from date of issuance until January 31, 2013 and at a rate of 5% per annum from February 1, 2013 through the date of payment, in each case on a non-compounding basis. All principal and interest under the Bridge Notes will be due on December 31, 2013. In the event the Company designated and issued preferred stock while the Bridge Notes were outstanding, the Bridge Notes were convertible into shares of such preferred stock at a conversion rate equal to the price per share paid to the Company in connection with the issuance of such preferred stock at the option of the holder of the Bridge Notes. Effective on April 19, 2013, the Company amended the Bridge Notes whereby in the event that the Company issues one or more types of equity securities (a “Transaction”) before the maturity of the Bridge Notes, the holder may elect to convert all or a portion of the principal and accrued interest into shares of such equity securities issued in a Transaction at a conversion rate equal to the price per share paid to the Company in connection with the issuances. The Company is required to notify the holder of a Transaction within 10 days of each Transaction and the holder has the option until the later of (a) ten (10) days after such notices or (b) December 15, 2013 to elect in writing to convert.

ITEM 16. EXHIBITS

(a) Exhibits

See Exhibit Index following the signature page.

(b) Financial statement schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

*(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

*(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

*	Paragraph references correspond to those of Regulation S-K, Item 512.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on June 30, 2016.

CRYOPORT, INC.

By:	/s/ Jerrell W. Shelton
Jerrell W. Shelton
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jerrell W. Shelton and Robert Stefanovich, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Jerrell W. Shelton	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 30, 2016
Jerrell W. Shelton

By:	/s/ Robert S. Stefanovich	Chief Financial Officer, Treasurer and Corporate Secretary (Principal Financial and Accounting Officer)	June 30, 2016
Robert S. Stefanovich

By:	/s/ Richard J. Berman	Director	June 30, 2016
Richard J. Berman

By:	/s/ Robert Hariri	Director	June 30, 2016
Robert Hariri, M.D., Ph.D.

By:	/s/ Ramkumar Mandalam	Director	June 30, 2016
Ramkumar Mandalam, Ph.D.

By:	/s/ Edward J. Zecchini	Director	June 30, 2016
Edward J. Zecchini

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INDEX OF EXHIBITS

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of the Company, as amended. Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2012.

3.2	Amended and Restated Bylaws of the Company. Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated February 8, 2016.

3.3	Amended and Restated Certificate of Designation of Class A Preferred Stock. Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated March 30, 2015.

3.4	Certificate of Designation of Class B Preferred Stock. Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated February 20, 2015.

3.5	Amendment to Certificate of Designation of Class B Preferred Stock. Incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-1 dated April 17, 2015 and referred to as Exhibit 3.6.

3.6	Certificate of Change filed with the Nevada Secretary of State on May 12, 2015. Incorporated by reference to Exhibit 3.7 of the Company’s Annual Report on Form 10-K filed with the SEC on May 19, 2015.

3.7	Amendment to Certificate of Designation of Class A Preferred Stock. Incorporated by reference to the Company’s Amendment No. 4 to Registration Statement on Form S-1 dated June 22, 2015 and referred to as Exhibit 3.8.

3.8	Amendment to Certificate of Designation of Class B Preferred Stock. Incorporated by reference to the Company’s Amendment No. 4 to Registration Statement on Form S-1 dated June 22, 2015 and referred to as Exhibit 3.9.

3.9	Amendment to Certificate of Designation of Class A Preferred Stock. Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated September 1, 2015.

3.10	Amendment to Certificate of Designation of Class B Preferred Stock. Incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K dated September 1, 2015.

3.11	Certificate of Amendment filed with the Nevada Secretary of State on November 23, 2015. Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated November 23, 2015.

4.1	Form of Securities Purchase Agreement. Incorporated by reference to Cryoport’s Current Report on Form 8-K filed with the SEC on February 24, 2012.

4.2	Form of Registration Rights Agreement. Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2012.

4.3	Form of Warrant. Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2012.

4.4	Form of Warrant issued with Convertible Promissory Notes. Incorporated by reference to Exhibit 4.20 of the Company’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2013.

4.5	Form of Warrant issued upon Conversion of Convertible Promissory Notes. Incorporated by reference to Exhibit 4.21 of the Company’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2013.

4.6	Form of Warrant Issued to Placement Agents. Incorporated by reference to Exhibit 4.22 of the Company’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2013.

4.7	Form of Warrant issued with Convertible Promissory Notes (5% Bridge Notes). Incorporated by reference to Exhibit 4.23 of the Company’s Quarterly Report on Form 10-Q for the Quarter Ended December 31, 2013.

Exhibit No.	Description

4.8	Form of Warrant issued in connection with the May 2014 private placement. Incorporated by reference to Exhibit 4.24 of the Company’s Annual Report on Form 10-K filed with the SEC on June 25, 2014.

4.9	Warrant to Purchase Common Stock. Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated December 9, 2014.

4.10	Warrant to Purchase Common Stock. Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated February 20, 2015.

4.11	Form of Warrant issued in connection with the Exchange and Investment Agreement. Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated March 9, 2015.

4.12	Form of March Warrant issued in connection with the Investment Agreement. Incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K dated March 9, 2015.

4.13	Form of March Fee Warrant issued in connection with the Investment Agreement. Incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K dated March 9, 2015.1

4.14	Form of Warrant and Warrant Certificate issued in connection with public offering of Units. Incorporated by reference to the Company’s Amendment No. 4 to Registration Statement on Form S-1 dated June 22, 2015 and referred to as Exhibit 4.28.

4.15	Form of Warrant issued to Aegis Capital Corp. in connection with public offering of Units. Incorporated by reference to the Company’s Amendment No. 3 to Registration Statement on Form S-1 dated June 12, 2015 and referred to as Exhibit 4.29.

4.16	Form of Warrant issued with Second Amended and Restated Note. Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated March 1, 2016.

4.17	Form of Subscription Rights Certificate. Incorporated by reference to Exhibit 4.17 to the Company’s Registration Statement on Form S-1 dated April 28, 2016.

5.1+	Legal Opinion of Snell & Wilmer L.L.P.

10.1	Amended and Restated Master Consulting and Engineering Services Agreement, by and between KLATU Networks, LLC and Cryoport Systems, Inc., dated September 16, 2015. Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated September 16, 2015.

10.2	2009 Stock Incentive Plan of the Company. Incorporated by reference to Exhibit 10.21 of the Company’s Current Report on Form 8-K dated October 15, 2009 and referred to as Exhibit 10.21.

10.3	Form Incentive Stock Option Award Agreement under the 2009 Stock Incentive Plan of the Company. Incorporated by reference to Exhibit 10.22 of the Company’s Current Report on Form 8-K dated October 9, 2009.

10.4	Form of Non-Qualified Stock Option Award Agreement under the 2009 Stock Incentive Plan of the Company. Incorporated by reference to Exhibit 10.25 of the Company’s Registration Statement on Form S-8 dated April 27, 2010.

10.5	2011 Stock Incentive Plan (as amended and restated). Incorporated by reference to Exhibit B of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on July 30, 2012.

10.6	Form of Stock Option Award Agreement. Incorporated by reference to Exhibit 10.37 to the Company’s Current Report on Form 8-K filed with the SEC on September 27, 2011.

10.7	Form of Non-Qualified Stock Option Award Agreement. Incorporated by reference to Exhibit 10.38 to the Company’s Current Report on Form 8-K filed with the SEC on September 27, 2011.

10.8*	Stock Option Agreement dated November 5, 2012 between the Company and Jerrell Shelton. Incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K filed with the SEC on June 25, 2013.

Exhibit No.	Description

10.9*	Form of Non-Qualified Stock Option Award Agreement. Incorporated by reference to Exhibit 10.38 to the Company’s Current Report on Form 8-K filed with the SEC on September 27, 2011.

10.10	Form of Subscription Agreement in connection with the May 2014 private placement. Incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K filed with the SEC on June 25, 2014.

10.11	Form of Election to Convert in connection with the May 2014 private placement. Incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K filed with the SEC on June 25, 2014.

10.12	Form of Indemnification Agreement. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 16, 2014.

10.13	Subscription Agreement and Letter of Investment Intent. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 9, 2014.

10.14	Form of Note Exchange Agreement and Letter of Investment Intent, dated February 19, 2015. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 9, 2015.

10.15	Form of Exchange Note issued in connection with the Exchange and Investment Agreement. Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 9, 2015.

10.16*	Stock Option Agreement dated December 18, 2014 between the Company and Jerrell Shelton. Incorporated by reference to Exhibit 10.42 of the Company’s Annual Report on Form 10-K filed with the SEC on May 19, 2015.

10.17	Purchase and Sale Agreement, by and between KLATU Networks, LLC and Cryoport Systems, Inc., dated September 16, 2015. Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated September 16, 2015.

10.18	2015 Omnibus Equity Incentive Plan. Incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on October 1, 2015.

10.19	Standard Industrial/Commercial Multi-Tenant Lease – Net dated for reference purposes only October 2, 2015 between the Cryoport Systems, Inc. and Daimler Opportunity, LLC. Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated October 21, 2015.

10.20	Guaranty between the Company and Daimler Opportunity, LLC dated as of October 2, 2015. Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated October 21, 2015.

10.21	Form of Second Amended and Restated Note. Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated March 1, 2016.

21+	Subsidiaries of Registrant.

23.1+	Consent of KMJ Corbin & Company LLP, Independent Registered Public Accounting Firm.

23.2+	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1).

101.INS+	XBRL Instance Document.

101.SCH+	XBRL Taxonomy Extension Schema Document.

101.CAL+	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF+	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB+	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE+	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Indicates a management contract or compensatory plan or arrangement.

+	Filed herewith.